UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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☐  Soliciting Material Pursuant to §240.14a-12

MONEYGRAM INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2828 North Harwood Street, 15th Floor

Dallas, Texas 75201

April 1, 2013

Dear MoneyGram Stockholder:

You are invited to attend our 2013 Annual Meeting of Stockholders, which will be held at 8:00 a.m. Central Time on Wednesday, May 8, 2013 in the Rosewood Crescent Hotel, Salons A/B, located at 400 Crescent Court, Dallas, Texas.

Details of the business to be conducted at the meeting are described in the attached Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important and we encourage you to vote whether or not you plan to attend the meeting. Please sign, date and return the enclosed proxy card in the envelope provided, or you may vote by telephone or on the Internet as described on your proxy card. If you plan to attend the meeting, you may vote in person.

Also enclosed is a copy of our Annual Report on Form 10-K for the year ended December 31, 2012. I encourage you to read the Annual Report on Form 10-K for information about the company’s performance in 2012.

We look forward to seeing you at the meeting.

Sincerely,

Pamela H. Patsley

Chairman and Chief Executive Officer

2828 North Harwood Street, 15th Floor

Dallas, Texas 75201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 1, 2013

The Annual Meeting of Stockholders of MoneyGram International, Inc. will be held at 8:00 a.m. Central Time on Wednesday, May 8, 2013 in the Rosewood Crescent Hotel, Salons A/B, located at 400 Crescent Court, Dallas, Texas for the following purposes:

1.	To elect eight directors to serve one-year terms;

2.	To amend the MoneyGram International, Inc. 2005 Omnibus Incentive Plan;

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013; and

4.	To act upon any other matters that may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

Only stockholders of record of common stock at the close of business on March 15, 2013, referred to herein as the record date, are entitled to receive this notice and to vote at the meeting.

To assure your representation at the meeting, please vote by telephone, on the Internet using the instructions on the proxy card, or by signing, dating and returning the proxy card in the postage-prepaid envelope provided.

By Order of the Board of Directors

Francis Aaron Henry

Executive Vice President, General Counsel and

Corporate Secretary

i

ii

iii

MONEYGRAM INTERNATIONAL, INC.

PROXY STATEMENT

PART ONE

VOTING INFORMATION

A proxy is solicited on behalf of the Board of Directors of MoneyGram International, Inc. (“MoneyGram,” the “Company,” “we,” “us” or “our”) for use at the Annual Meeting of Stockholders to be held on Wednesday, May 8, 2013, beginning at 8:00 a.m., Central Time, in the Rosewood Crescent Hotel, Salons A/B, located at 400 Crescent Court, Dallas, Texas, and at any adjournment(s) or postponement(s) thereof. We are first mailing the proxy statement and proxy card to holders of MoneyGram common stock on or about April 1, 2013.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 8, 2013

The Notice of Annual Meeting, proxy statement and 2012 Annual Report on Form 10-K are available at www.moneygram.com/MGICorp/InvestorRelations/index.htm.

Who May Vote/Voting Rights

MoneyGram has two classes of capital stock outstanding: common stock and Series D Participating Convertible Preferred Stock, or D Stock, a common stock equivalent.

Stockholders of record of MoneyGram common stock at the close of business on March 15, 2013, referred to herein as the record date, are entitled to receive the Notice of Annual Meeting and vote their shares at the meeting. On the record date, 57,856,925 shares of common stock and 109,239 shares of D Stock were outstanding. As of the record date, the 109,239 shares of D Stock are convertible into 13,654,930 shares of common stock upon transfer to any holder other than The Goldman Sachs Group, Inc. and its affiliates, or the Goldman Sachs Group.

Affiliates of Thomas H. Lee Partners, L.P., or THL, own approximately 62.8 percent of our common stock. The Goldman Sachs Group stockholders holding D Stock would own approximately 19.1 percent of our common stock on a diluted basis upon conversion of their D Stock, and THL would own approximately 50.8 percent of our common stock on a diluted basis. The D Stock, as held by the Goldman Sachs Group, is non-voting stock except for the rights to vote on limited matters specified in the Certificate of Designations, Preferences and Rights of the D Stock of the Company, none of which are being presented for a vote at this meeting.

A holder of common stock is entitled to one vote for each share of common stock held on the record date for each of the proposals set forth herein. There is no cumulative voting.

How You May Vote

You are entitled to vote at the meeting if you are a stockholder of record of common stock on the record date. You may vote in person at the meeting, by automated telephone voting, on the Internet or by proxy.

How You May Revoke or Change Your Vote

Proxies may be revoked or changed if you:

—	deliver a signed, written revocation letter, dated later than the proxy, to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary;

—	deliver a signed proxy, dated later than the prior proxy, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717;

—	vote again by telephone or on the Internet prior to the meeting; or

—

attend the meeting and give notice to the inspector of election that you intend to vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person.

If your shares are held in street name by a broker, bank, trust or other nominee, you must contact such organization and follow its procedures to revoke your proxy.

Costs of Solicitation

The cost of solicitation, if any, will be borne by MoneyGram. Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission and facsimile transmission. No additional compensation will be paid to such persons for such solicitation. MoneyGram will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

Difference between a Stockholder of Record and a Beneficial Owner of Shares Held in Street Name

If your shares are registered in your name with MoneyGram’s transfer agent, Wells Fargo Shareowner Services, you are the “stockholder of record” of those shares. In such case, the Notice of Annual Meeting and proxy statement and any accompanying documents have been provided directly to you by MoneyGram.

If your shares are not registered in your own name and, instead, your broker, bank, trust or other nominee holds your shares, you are a “beneficial owner” of shares held in “street name.” The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. The Notice of Annual Meeting and proxy statement and any accompanying documents have been forwarded to you by your broker, bank, trust or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

Votes Required/Voting Procedures

The presence at this annual meeting of stockholders, in person or by proxy, of a majority of voting power of our common stock issued and outstanding and eligible to vote will constitute a quorum for the transaction of business at the meeting. In general, shares of common stock either represented in person at the meeting or by a properly signed and returned proxy card, or properly voted by telephone or on the Internet, will be counted as present and entitled to vote at the meeting for purposes of determining the existence of a quorum. Proxies received but marked as abstentions (or “withhold authority” with respect to one or more directors) and broker non-votes will be included in the voting power considered to be present at the meeting for purposes of determining a quorum. Broker non-votes are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and the broker either lacks or declines to exercise the authority to vote the shares in its discretion.

Proxies will be voted as specified by the stockholder. Signed proxies that lack any specification will be voted (i) “FOR” each of the Board’s director nominees; (ii) “FOR” the amendment to the MoneyGram International, Inc. 2005 Omnibus Incentive Plan; and (iii) “FOR” the ratification of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for 2013. Notwithstanding the foregoing, proxies corresponding to shares held through the MoneyGram International, Inc. 401(k) Plan, or the 401(k) plan, will be voted as described below. The proxy holders will use their best judgment with respect to any other matters properly brought before the meeting. If a nominee cannot or will not serve as a director, the proxy may be voted for another person as the proxy holders decide.

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy so your vote can be counted.

Election of Directors (Proposal 1).    Each director nominee receiving a majority of the voting power of the then outstanding common stock, voted with respect to the director, will be elected as a director. This means that the voting power of the stock voted “FOR” a director nominee must exceed the voting power of the stock voted “AGAINST” that director nominee in order for that nominee to be elected as a director. Shares not represented at the meeting and proxies marked “ABSTAIN” have no effect on the election of directors. Affiliates of THL have indicated their intent to vote all of their shares of common stock, which represents approximately 62.8 percent of the voting power of our common stock, “FOR” each of the director nominees at this annual meeting of stockholders.

Approval of Amendment to 2005 Omnibus Incentive Plan (Proposal 2).    The affirmative vote of a majority of the voting power of the then outstanding common stock voted with respect to this proposal is required for the approval of this proposal, provided the total number of shares that vote on the proposal represents a majority of the shares of common stock outstanding on the record date. A proxy marked “ABSTAIN” with regard to this proposal will have the effect of a vote against this proposal. Affiliates of THL have indicated their intent to vote all of their shares of common stock, which represents approximately 62.8 percent of the voting power of our common stock, “FOR” the amendment to the 2005 Omnibus Incentive Plan at this annual meeting of stockholders.

Ratification of Appointment of Independent Registered Public Accounting Firm for 2013 (Proposal 3).    The affirmative vote of a majority of the voting power of the then outstanding common stock voted with respect to this proposal is required for the approval of this proposal. Shares not represented at the meeting and proxies marked “ABSTAIN” with regard to this proposal have no effect on this proposal. Affiliates of THL have indicated their intent to vote all of their shares of common stock, which represents approximately 62.8 percent of the voting power of our common stock, “FOR” the ratification of appointment of our independent registered public accounting firm for 2013 at this annual meeting of stockholders.

If you hold your shares in street name and do not provide voting instructions to your broker, the shares may be counted as present at the meeting for the purpose of determining a quorum and may be voted on Proposal 3 at the discretion of your broker. Such shares will not be voted at the discretion of your broker on Proposals 1 and 2 and will have no effect on the outcome of such proposals.

If you are a participant in MoneyGram’s 401(k) plan, your proxy will serve as a voting instruction to the Independent Fiduciary (as defined in the 401(k) plan). The Independent Fiduciary shall instruct the Trustee how to vote. The Independent Fiduciary shall follow each participant’s instructions unless it determines that doing so would be contrary to the Employee Retirement Income Security Act of 1974, as amended, or ERISA. If no voting instructions are received from a participant in the 401(k) plan, the Trustee will vote those shares in accordance with the majority of shares voted in the 401(k) plan for which instructions were received, unless the Independent Fiduciary determines that doing so would be contrary to ERISA and instructs the Trustee to vote such shares differently.

Reducing Duplicate Mailings

Because many stockholders hold shares of our common stock in multiple accounts or share an address with other stockholders, stockholders may receive duplicate mailings of notices or proxy materials. Stockholders may avoid receiving duplicate mailings as follows:

—

Stockholders of Record.    If your shares are registered in your own name and you are interested in consenting to the delivery of a single notice or single set of proxy materials, you may contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

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Beneficial Stockholders.    If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single notice or single set of proxy materials if there are other MoneyGram stockholders who share an address with you. If you currently receive more than one copy of the notice or proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

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Right to Request Separate Copies.    If you consent to the delivery of a single notice or single set of proxy materials but later decide that you would prefer to receive a separate copy of the notice or proxy materials, as applicable, for each stockholder sharing your address, then please notify Broadridge Householding Department or your nominee, as applicable, and they will promptly deliver the additional notices or proxy materials. If you wish to receive a separate copy of the notice or proxy materials for each stockholder sharing your address in the future, you may also contact Broadridge Householding Department by phone at 1-800-542-1061 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

PART TWO

BOARD OF DIRECTORS AND GOVERNANCE

2008 Recapitalization

On March 25, 2008, MoneyGram completed a recapitalization transaction, referred to herein as the 2008 Recapitalization, pursuant to the terms of an amended and restated purchase agreement, or the Purchase Agreement, dated as of March 17, 2008, with THL and affiliates of Goldman, Sachs & Co., referred to herein as Goldman Sachs, and, together with THL, the Investors. Pursuant to the Purchase Agreement, we, among other things, sold shares of Series B Participating Convertible Preferred Stock, or B Stock, to THL and shares of Series B-1 Participating Convertible Preferred Stock, or B-1 Stock, to Goldman Sachs for an aggregate purchase price of $760.0 million. In addition, the Company paid $7.5 million of transaction costs relating to the issuance of the B Stock and B-1 Stock, referred to together herein as the Series B Stock, through the issuance of shares of B-1 Stock to Goldman Sachs. The issuance of the Series B Stock gave the Investors an initial equity interest of approximately 79 percent. For additional information regarding the 2008 Recapitalization, the Purchase Agreement, the terms of the Series B Stock and related matters, see “Part Four — Other Important Information — Transactions with Related Persons” in this proxy statement.

2011 Recapitalization/Offering

On March 7, 2011, MoneyGram entered into a Recapitalization Agreement, pursuant to which (i) THL converted all of the shares of B Stock into shares of our common stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of the B Stock, (ii) Goldman Sachs converted all of the shares of B-1 Stock into shares of D Stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of the B-1 Stock, (iii) THL received 3,520,358 additional shares of our common stock and $140.8 million in cash, and (iv) Goldman Sachs received approximately 15,503 additional shares of D Stock (equivalent to 1,937,975 shares of our common stock) and $77.5 million in cash. Such transactions are referred to collectively herein as the 2011 Recapitalization. On May 18, 2011, the Company and the Investors completed the 2011 Recapitalization.

In 2011, MoneyGram closed an underwritten secondary public offering, pursuant to which the Investors sold an aggregate of 10,237,524 shares of our common stock.

Reverse Stock Split

On November 14, 2011, MoneyGram effected a one-for-eight reverse stock split of its issued and outstanding common stock and a corresponding decrease in its authorized shares of common stock to a total of 162.5 million shares. All share numbers in this proxy statement reflect the reverse stock split.

Board Representation

Pursuant to the Purchase Agreement, the Investors were provided with certain rights with respect to representation on the Board and committees of the Board, referred to herein as Board Representatives. Under the Purchase Agreement, THL has the right to designate two to four directors who each have equal votes and who are to have such number of votes equal to the number of directors as is proportionate to the Investors’ common stock ownership. Therefore, each director designated by THL has multiple votes and each other director has one vote. During 2012, THL designated Thomas M. Hagerty, Scott L. Jaeckel, Seth W. Lawry and Ganesh B. Rao to serve as its Board Representatives. On February 26, 2013, Scott L. Jaeckel provided notice to the Company that he will not stand for re-election in 2013, and THL has indicated to the Company that it will not designate a replacement representative for Mr. Jaeckel. The Purchase Agreement, together with the Second Amended Note Purchase Agreement, also provides for the general attendance by two representatives of Goldman Sachs to observe at Board meetings. However, during 2012 Goldman Sachs advised the Company that it had declined to designate any such representative at this time.

Board Structure and Composition

The Company’s Amended and Restated Certificate of Incorporation provides that each director of the Company is elected for a one-year term by the vote of a majority of the voting power of the then outstanding common stock voted with respect to the director. Subject to certain rights of the Investors, the number of directors on the Board shall be fixed by a majority of the whole Board, but shall not be more than seventeen nor less than three. If a vacancy occurs, including as a result of an increase in the authorized number of directors, the vacant directorship may be filled by the affirmative vote of a majority of the remaining directors for a term expiring at the next annual meeting of stockholders, subject to certain rights provided to the Investors under the Purchase Agreement. Each director holds office until a successor has been duly elected and qualified.

The Board of Directors is currently comprised of ten members: five Independent Directors (as defined below), four Board Representatives and Pamela H. Patsley, Chairman and Chief Executive Officer, or CEO, of the Company. J. Coley Clark, Victor W. Dahir, Ambassador Antonio O. Garza, Ann Mather and W. Bruce Turner currently serve as Independent Directors on the Board. An “Independent Director” means a director or director nominee who satisfies all standards for independence under the New York Stock Exchange, Inc., or NYSE, listing standards and any other applicable laws. Messrs. Hagerty, Jaeckel, Lawry and Rao currently serve as Board Representatives, pursuant to the rights of the Investors under the Purchase Agreement. Pamela H. Patsley, the Company’s CEO, serves as our Chairman of the Board. With the exceptions of Ms. Mather and Mr. Jaeckel, each of the Company’s current directors is seeking re-election at the 2013 annual meeting of stockholders. Ms. Mather has indicated her intention not to stand for re-election at the 2013 annual meeting of stockholders due to the time and travel requirements related to continued service on the Company’s Board. The Human Resources and Nominating Committee has engaged an outside search firm to assist in locating a new Independent Director to join the Board. Mr. Jaeckel has indicated his intention not to stand for re-election at the 2013 annual meeting of stockholders. Information about the nominees is set forth in “Part Three — Proposals to be Voted on at the 2013 Annual Meeting —Proposal 1: Election of Directors” in this proxy statement.

Director Independence

Because more than 50 percent of the voting power of our stock is held by the Investors, the Company has elected to be treated as a “controlled company” for purposes of the NYSE listing standards. As a result, the NYSE listing standards do not require our Board to be comprised of at least a majority of Independent Directors or our Human Resources and Nominating Committee to be comprised entirely of Independent Directors. The NYSE listing standards do, however, require our Audit Committee to be comprised entirely of Independent Directors. As required by the NYSE listing standards, our Board makes a formal determination each year as to which of our directors and director nominees are independent. The Board has determined that the following directors or director nominees are independent within the meaning of the NYSE listing standards and the applicable Securities and Exchange Commission, or SEC, regulations: Ms. Mather, Messrs. Clark, Dahir and Turner and Amb. Garza.

Board Meetings

The Board held 17 meetings during 2012. Each director attended at least 75 percent of the aggregate number of meetings of the Board and meetings of the committees on which the director served.

Attendance at Annual Stockholder Meetings

Under our Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders, Board meetings and meetings of committees on which they serve. Each director attended the 2012 annual meeting of stockholders.

Meetings of Non-Management Directors

The Board schedules regular executive sessions of the non-management directors. The Board chooses one of its members to preside over each executive session of non-management directors. In 2012, the Board held seven executive sessions of the non-management directors, which included all directors except Ms. Patsley.

Meetings of and Voting by Independent Directors

Pursuant to our Corporate Governance Guidelines and the NYSE listing standards, the Board schedules an executive session of the independent directors at least annually. In 2012, the Board held five executive sessions of the independent directors.

Board Leadership Structure

The Company does not have a lead independent director. The Board does, however, choose one non-management director to preside over each executive session of non-management directors. The Company has at various points in its history had a combined Chairman and CEO, and has also maintained separate Chairman and CEO positions. In September 2009, the Board appointed Ms. Patsley to serve as Chairman and CEO of the Company. At this time, we believe that a combined Chairman and CEO is the most desirable approach for the Company because it creates efficiencies and enables the CEO to act as a bridge between management and the Board, thereby promoting greater accountability and a unified approach to the development and execution of the Company’s strategy.

Board’s Role in Risk Oversight

The Board of Directors is responsible for providing oversight of risk management functions including the Company’s policies and strategies relating to the management of credit, liquidity, market, financial and operational risks. The Board regularly assesses management’s response to critical risks and recommends changes to management, including changes in leadership, where appropriate.

The Board of Directors meets periodically with key members of management to review the Company’s business and agree upon its strategy and the risks involved with such strategy. Management and the Board discuss the amount of risk the Company is willing to accept related to implementing our strategy. On a periodic basis throughout the year, management responsible for managing credit, liquidity, market, financial and key operational risks, including legal, regulatory compliance, fraud, information technology and security, meet directly with the Board and with the Audit Committee to provide an update on key risks and their processes and systems to manage the risks. The Board approves management’s policies related to key risk areas and provides timely input to management regarding risk issues and the appropriateness of management’s response. The Board also approves actions surrounding our capital structure, debt agreements, dividend and interest payments, and legal settlements, evaluates potential acquisitions, and approves the annual budget. Key finance, accounting and treasury management meet directly with the Board to provide an update on our financial results.

The Board of Directors delegates responsibility for overseeing certain risks to the Audit Committee. The Audit Committee monitors the quality and integrity of our financial statements and our compliance with legal and regulatory requirements. The Audit Committee is also responsible for understanding risk assessment and risk management policies. The internal audit function reports directly to the Audit Committee and is responsible for testing, on a risk basis, management’s compliance with policies and procedures. On an annual basis, the Audit Committee reviews internal audit’s process for assessing risk and the results of such risk assessment and also regularly meets with management regarding updates on key risks and their processes and systems to manage the risks. The Audit Committee also reviews and approves the annual audit plan and regularly reports to the Board. For additional information with respect to the Audit Committee, see “Part Two — Board of Directors and Governance — Audit Committee” in this proxy statement.

The Company believes that its current leadership structure, which combines the role of Chairman and CEO, as discussed above, promotes effective oversight of the Company’s risk management by providing united leadership through a single person, while allowing all directors to be actively involved in the risk oversight function and fully engaged in discussions with management and Board deliberations and decisions.

Compliance and Ethics Committee.    We have established a Compliance and Ethics Committee comprised of certain non-management members of the Board. This committee, among other things, oversees the Company’s programs, policies and procedures regarding compliance with applicable laws and regulations, including the Company’s Code of Conduct, Foreign Corrupt Practices Act policy and anti-fraud and anti-money laundering policies, oversees the Company’s chief compliance officer with respect thereto and oversees the Company’s compliance with the Deferred Prosecution Agreement, referred to as the DPA, entered into among the Company and the U.S. Department of Justice and the U.S. Attorney’s Office for the Middle District of Pennsylvania.

Board Committees

The Board currently maintains two standing committees: the Audit Committee and Human Resources and Nominating Committee. As a “controlled company” under the NYSE listing standards, MoneyGram is not required to maintain independent compensation and nominating committees.

Audit Committee

The Audit Committee currently consists of Ms. Mather (Chair) and Messrs. Dahir and Turner. Ms. Mather will not stand for re-election and, therefore, will no longer serve on the Audit Committee following the 2013 annual meeting of stockholders. However, the Board will appoint an additional Independent Director to serve on the Audit Committee immediately following the meeting and the Audit Committee will at all times comprise a minimum of three Independent Directors that are financially literate under the NYSE listing standards, including an “audit committee financial expert” under the rules of the SEC.

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Membership on the Audit

Committee is limited to Independent Directors, and the Board has determined that each member of the Audit Committee is an Independent Director. The Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that Ms. Mather and Mr. Dahir qualify as “audit committee financial experts” under the rules of the SEC. During 2012, Ms. Mather served on the audit committee of three other publicly traded companies. The Company’s Board has determined that such simultaneous service did not impair the ability of Ms. Mather to effectively serve on the Company’s Audit Committee. No other member of the Audit Committee simultaneously served on the audit committee of more than three public companies during 2012.

The Audit Committee held ten meetings in 2012. The Board has adopted a separate written charter for the Audit Committee, which is available in the Investor Relations section of our website at www.moneygram.com. A copy of the Audit Committee charter is also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

The Audit Committee reports regularly to the Board and annually evaluates its own performance. The Audit Committee meets periodically during the year, in conjunction with regular meetings of the Board, and to review quarterly earnings and related press releases and management’s discussion and analysis of financial condition and results of operation for inclusion in our quarterly reports on Form 10-Q and our annual report on Form 10-K filed with the SEC. The Audit Committee appoints our independent registered public accounting firm and assists the Board in monitoring the quality and integrity of our financial statements, our compliance with legal and regulatory requirements and the independence and performance of our internal auditor and our independent registered public accounting firm. The Audit Committee meets regularly in executive session with our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee, and the head of the Company’s internal audit function reports directly to the Audit Committee Chair. For additional information regarding the responsibilities of the Audit Committee, see “Part Two — Board of Directors and Governance — Board’s Role in Risk Oversight” in this proxy statement.

Human Resources and Nominating Committee

The Human Resources and Nominating Committee, or HRNC, currently consists of Messrs. Clark (Chair), Lawry and Jaeckel and Amb. Garza. Mr. Jaeckel will not stand for re-election and, therefore, will no longer serve on the HRNC following the 2013 annual meeting of stockholders.

The HRNC held seven meetings in 2012. The Board has adopted a separate written charter for the HRNC, which is available in the Investor Relations section of our website at www.moneygram.com. A copy of the HRNC charter is also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

The HRNC reports regularly to the Board and annually evaluates its own performance. It meets periodically during the year, in conjunction with regular meetings of the Board. The HRNC oversees development and implementation of a compensation strategy designed to enhance profitability and fundamental value for the Company. It also reviews and approves the salary and other compensation of the Chairman and CEO and our other executive officers, as well as the compensation and benefits of our non-employee directors. The HRNC determines incentive compensation targets and awards under various compensation plans and makes grants of stock options and other awards under our stock incentive plans. The HRNC also approves the grant of equity compensation to executive officers of the Company, and has delegated authority to the CEO for the recruitment and promotional grants of equity compensation to non-executive officers. During 2012, the HRNC utilized the services of Lyons, Benenson & Company Inc., or LB&Co., as its compensation consultant. In 2012, LB&Co. assisted the HRNC with an evaluation of the Company’s peer group and executive compensation matters. For additional information regarding our compensation consultant, see “Part Four — Other Important Information — Compensation Discussion and Analysis — The Role of the Compensation Consultant” in this proxy statement.

The HRNC is also responsible for recommending to the Board a slate of directors for election by the stockholders at each annual meeting and for proposing candidates to fill any vacancies on the Board. The HRNC is also responsible for assessing the Board’s performance and reviewing our Corporate Governance Guidelines. The HRNC may form subcommittees and delegate authority to such subcommittees when appropriate and when unanimously approved by the HRNC.

Compensation Committee Interlocks and Insider Participation

No member of the Company’s HRNC is a current or former officer or employee of the Company. During the year ended December 31, 2012, none of our executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of another entity when an executive officer of such entity served as a director of the Company or on our HRNC.

Communications with the Board

Stockholders or other interested parties may communicate with our non-management directors as a group, committees of the Board or individual directors by sending a writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary. Upon receipt, the Corporate Secretary will forward all such correspondence, as appropriate. Complaints and concerns regarding MoneyGram may also be reported anonymously and confidentially via MoneyGram’s Ethics Line at 800-494-3554. Our Policy on Communications with the Board is contained in our Corporate Governance Guidelines, which are posted in the Investor Relations section of our website at www.moneygram.com. Copies of the Guidelines are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

Director Nominee Criteria and Process

Our Corporate Governance Guidelines describe the process for selection of director nominees, including desired qualifications. Although there are no minimum qualifications for nominees, a candidate for Board service must possess the ability to apply good business judgment, have demonstrated the highest level of integrity, be able to properly exercise the duties of loyalty and care in the representation of the interests of our stockholders and must be able to represent all of our stockholders fairly and equally. Candidates should also exhibit proven leadership capabilities, and experience in business, finance, law, education, technology or government. In addition, candidates should have an understanding of major issues facing public companies similar in scope to MoneyGram. Experience in payment or financial services or consumer products is an added benefit. Candidates must have, and be prepared to devote, adequate time to the Board and its committees. Although no formal policy exists, the HRNC seeks to promote through the nomination process an appropriate diversity of experience (including international experience), expertise, perspective, age, gender and ethnicity, and includes such diversity considerations when appropriate in connection with potential nominees. The Board will also consider the independence of a nominee under the NYSE listing standards and applicable SEC regulations.

In general, candidates for membership as Independent Directors are evaluated, regardless of the source of the nomination, by the HRNC for recommendation to the Board in accordance with its charter and the procedures described in the Corporate Governance Guidelines. So long as the Investors or their affiliates own, in the aggregate, common stock or D Stock representing an initial cost of not less than $75 million, they are entitled to nominate and cause the Company to appoint replacements for the Board Representatives.

A stockholder who wishes to nominate a person for the election of directors must ensure that the nomination complies with our Bylaw provisions on making stockholder nominations at an annual meeting. For information regarding stockholder proposals for our 2014 annual meeting of stockholders, see the section entitled “Part Four — Other Important Information — Stockholder Proposals for the 2014 Annual Meeting” in this proxy statement.

Other Corporate Governance Matters

Corporate Governance Guidelines.    Our Board has adopted Corporate Governance Guidelines that describe corporate values and ethical business conduct, duties of directors, Board operations and committee matters, director qualifications and selection process, director compensation, director independence standards, director retirement age, CEO evaluation, management succession, process for stockholders or other interested parties to communicate with directors and annual Board evaluations. The Guidelines are available in the Investor Relations section of our website at www.moneygram.com. Copies of the Guidelines are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary.

Code of Conduct.    All of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, are subject to our Code of Conduct and the provisions regarding corporate values and ethical business conduct contained in our Corporate Governance Guidelines. These documents are available in the Investor Relations section of our website at www.moneygram.com. Copies of these documents are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, our Code of Conduct by posting such information on our website.

Committee Authority to Retain Independent Advisors.    Each committee of the Board has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.

Whistleblower Procedures.    The Audit Committee has established procedures for complaints whereby employees of the Company may submit a good faith complaint of workplace practices or policies that they believe to be in violation of law, against public policy, and fraudulent or unethical, including accounting, internal accounting controls or auditing matters, without fear of dismissal or retaliation. MoneyGram is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and auditing practices. In order to facilitate the reporting of employee complaints, the Audit Committee has established procedures for the receipt, retention and treatment of complaints, and confidential, anonymous submission by employees of concerns regarding such questionable matters.

Disclosure Committee.    We have established a Disclosure Committee comprised of members of management and chaired by our Vice President and Controller to assist in fulfilling our obligations to maintain disclosure controls and procedures and to coordinate and oversee the process of preparing our periodic securities filings with the SEC.

Asset/Liability Committee.    We have established an Asset/Liability Committee comprised of members of management and chaired by our Senior Vice President and Treasurer to oversee and make recommendations to the Board regarding financial policies and procedures of the Company.

No Executive Loans.    We do not extend loans to our executive officers or directors and do not have any such loans outstanding.

Majority Vote Standard.    In an uncontested election, our Bylaws require directors to be elected for a one-year term by the vote of the majority of the voting power of the then outstanding voting stock, voted with respect to the director. A majority of the votes cast means that the voting power of the stock voted “FOR” a director must exceed the voting power of the stock voted “AGAINST” that director. In a contested election, a situation in which the number of nominees exceeds the number of directors to be elected as of a date that is 14 days in advance of the date of filing of the definitive proxy statement, the standard for election of directors would be a plurality of the voting power of the stock represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A plurality means that the nominees receiving the highest percentage of voting power of the stock would be elected.

If a nominee who is serving as a director is not elected at this annual meeting of stockholders, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board. The HRNC will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the HRNC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at this annual meeting of stockholders, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.”

PART THREE

PROPOSALS TO BE VOTED ON AT THE 2013 ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees — Qualifications and Background

The following individuals are nominated as directors for terms expiring at the 2014 annual meeting of stockholders: Ms. Patsley, Messrs. Clark, Dahir, Hagerty, Lawry, Rao and Turner and Amb. Garza. Each of these individuals is currently serving as a director of the Company. Each of the nominees has consented to being named in this proxy statement and to serve as a director if elected. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified or until his or her death, resignation or retirement. If any nominee is unable to serve, proxies will be voted in favor of the remaining nominees and may be voted for another person nominated by the Board. In making its recommendation to the Board for a slate of directors for election by the Company’s stockholders, the HRNC considered the criteria described in “Part Two — Board of Directors and Governance — Director Nominee Criteria and Process” in this proxy statement. The biographies of each of the director nominees below contain information regarding age, the year they first became directors, business experience, other public company directorships held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the HRNC to determine that they should serve as directors of the Company.

J. Coley Clark, 67, Director since 2010

Mr. Clark has been Chairman of the Board and Chief Executive Officer of BancTec, Inc., a global provider of document and payment processing solutions, since September 2004. In 2004, Mr. Clark retired from Electronic Data Systems Corporation, or EDS, an outsourcing services company that was acquired by Hewlett-Packard in 2008, as Senior Vice President and head of the Financial and Transportation Industry Group. He joined EDS in 1971 in the Systems Engineering Development Program and progressed through a variety of technical, sales and management roles related to the financial and insurance industries. He assumed responsibility for the Financial Industry Group in 1986 and was named a corporate officer in 1989. Mr. Clark was appointed a Senior Vice President in 1996 and served as a member of the Global Operations Council. In addition, Mr. Clark served three years in the U.S. Army, attaining the rank of Captain, and served as a company commander in Europe and Southeast Asia.

Other public company boards served on in the past five years:    i2 Technologies, Inc. (2008-2010).

Other Director Criteria:    Mr. Clark brings over 30 years of experience in the financial industry to the Board. Through his current position as Chairman of the Board and Chief Executive Officer of BancTec, Inc. and his numerous positions at EDS, Mr. Clark has demonstrated his strong leadership skills and his ability to understand day-to-day operations, as well as the broader strategic issues facing a public company. In addition, Mr. Clark’s prior service on public company boards and committees provides him with a broad perspective on various governance and other matters.

Victor W. Dahir, 67, Director since 2010

Mr. Dahir worked for Visa U.S.A. Inc. (now Visa Inc.), a global payment technology company, from 1984 until his retirement in 2005, most recently as Executive Vice President, Finance and Administration and Chief Financial Officer of Inovant LLC, a subsidiary of Visa. He served as the Chief Financial Officer of Visa Inc. from 1991 to 2004 and held other positions of increasing responsibility from 1984 to 1991.

Other Director Criteria:    Mr. Dahir brings over 40 years of finance and accounting experience to the Board, including serving over 15 years as Chief Financial Officer of Visa U.S.A., Inc. (now Visa, Inc.). Through these years Mr. Dahir has developed an expertise in financial services and has gained experience in several other areas that are valuable to the Board, including risk management, technology, legal, relationship management and banking regulation.

Antonio O. Garza, 53, Director since 2012

Amb. Garza has served as Counsel in the Mexico City office of White & Case LLP, an international law firm, since 2010. Amb. Garza has served as chairman of Vianovo Ventures, the cross-border business unit of a management consulting firm, since 2009. From 2002 to 2009, Amb. Garza was the U.S. Ambassador to Mexico. Prior to that time Amb. Garza served as chairman of the Texas Railroad Commission, having been elected to that statewide office in 1998. Mr. Garza is a past partner at Bracewell & Patterson (now Bracewell & Giuliani) and served as Secretary of State of the State of Texas and Senior Policy Advisor to the Governor of the State of Texas from 1994 to 1997. Amb. Garza currently serves as a director of Basic Energy Services, Inc., a well site service company to oil and gas companies, and Kansas City Southern, a railroad company. Amb. Garza serves on the Board of Trustees of Southern Methodist University, the Development Board of the University of Texas at Austin, and is on the Dean’s Advisory Committee at the Harvard School of Public Health.

Other Director Criteria:    Amb. Garza brings to the Board an extensive governance background and deep experience with international business, especially in Mexico and Latin America. Amb. Garza also has valuable perspective balancing management of initiatives to achieve corporate objectives in highly regulated environments both in the U.S. and Mexico.

Thomas M. Hagerty, 50, Director since 2008

Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P. and has been with THL since 1988. He currently serves as a director of MGIC Investment Corp., a private mortgage insurance company; Fidelity National Financial, Inc., a title insurance company; Fidelity National Information Services, Inc., a financial processing company; Ceridian Corporation, a processing services company and First BanCorp., a community banking services company. Mr. Hagerty was the Interim Chief Financial Officer of Conseco, Inc. from July 2000 through April 2001. On December 17, 2002, Conseco, Inc. voluntarily commenced a case under Chapter 11 of the United States Code in the United States Bankruptcy Court, Northern District of Illinois Eastern Division.

Other Director Criteria:    Mr. Hagerty is one of the Board Representatives designated by THL, as discussed above in “Part Two – Board of Directors and Governance.” Mr. Hagerty brings over 20 years of finance, banking and managerial experience to the Board that he gained from his positions at THL. In addition, his service as a director at several public companies throughout the years has provided him with leadership experience and valuable insights and perspectives that he shares with the Board.

Seth W. Lawry, 48, Director since 2008

Mr. Lawry is a Managing Director of Thomas H. Lee Partners, L.P. and has been with THL from 1989 to 1990 and rejoined the firm in 1994. From 1987 to 1989 and 1992 to 1994, Mr. Lawry worked at

Morgan Stanley & Co. Incorporated, a global financial services company, in the Mergers & Acquisitions, Corporate Finance and Equity Capital Markets Departments. He currently serves as a director of Agencyport Software Ltd., a provider of software systems to the insurance industry, and is a director of various private and non-profit institutions.

Other public company boards served on in the past five years:    Warner Music Group Corp. (2004-2011).

Director Criteria:    Mr. Lawry is one of the Board Representatives designated by THL, as discussed above in “Part Two — Board of Directors and Governance.” Mr. Lawry brings over 20 years of finance, banking and managerial experience to the Board that he gained from his positions at THL and Morgan Stanley, including experience in mergers and acquisitions and capital markets. In addition, his service as a director at various public and private companies and non-profit institutions provides him with unique and valuable perspectives that he shares with the Board.

Pamela H. Patsley, 56, Director since 2009

Ms. Patsley has been Chairman and CEO of the Company since September 2009. From January to September 2009, she served as Executive Chairman of the Company. Prior to that, Ms. Patsley served as Senior Executive Vice President of First Data Corporation, a global payment processing company, and from May 2002 to October 2007 Ms. Patsley served as President of First Data International. From 1991 to 2000, Ms. Patsley served as President and Chief Executive Officer of Paymentech, Inc., prior to its acquisition by First Data Corporation. Ms Patsley also served as Chief Financial Officer of First USA, Inc. She currently serves as a director of Texas Instruments, Inc., a semiconductor design and manufacturing company; and Dr. Pepper Snapple Group, Inc., a beverage company.

Other public company boards served on in the past five years:    Molson Coors Brewing Company and its predecessor, Coors Brewing Company (1996-2009).

Director Criteria:    Ms. Patsley brings to the Board a wealth of knowledge and expertise, as well as leadership experience, that she gained through numerous executive positions that she has held throughout the years, including serving as Chief Executive Officer, Chief Financial Officer and president of various companies in the payment services industry. Through these roles she has also gained experience in the area of international business. In addition, Ms. Patsley’s service as a director at several public companies throughout the years has provided her with unique insights into various industries and issues facing boards.

Ganesh B. Rao, 36, Director since 2008

Mr. Rao is a Managing Director of Thomas H. Lee Partners, L.P. Mr. Rao worked at THL from 2000 to 2002 and rejoined the firm in 2004. From 1998 to 2000, Mr. Rao worked at Morgan Stanley & Co. Incorporated, a global financial services company, in the Mergers & Acquisitions Department.

Director Criteria:    Mr. Rao is one of the Board Representatives designated by THL, as discussed above in “Part Two — Board of Directors and Governance.” Mr. Rao brings significant finance and business experience, including mergers and acquisitions experience, to the Board that he gained through his positions at THL and Morgan Stanley. Mr. Rao’s viewpoints and ability to communicate and work with management have proven valuable to the Board.

W. Bruce Turner, 53, Director since 2010

Mr. Turner served as the Chief Executive Officer of Lottomatica S.p.A., a global lottery operations and technology services company, from 2006 to 2008. From 2002 to 2006, he served as Chief Executive Officer, as well as other executive roles, of GTECH Holdings Corporation, a global technology services company in the government regulated lottery industry, and now a subsidiary of Lottomatica. From 2001 to 2002, Mr. Turner served as Chairman of GTECH and from 2000 to 2001 he served as Chairman and Acting Chief Executive Officer. Prior to joining GTECH, Mr. Turner was the Managing Director, Gaming Equity Research, of Salomon Smith Barney Inc. from 1993 to 1999.

Other public company boards served on in the past five years:    Lottomatica S.p.A. (2006-2011).

Director Criteria:    Mr. Turner brings significant leadership experience, financial acumen and regulatory experience to the Board that he gained through the numerous executive positions that he has held throughout the years, including serving as chairman of the board and Chief Executive Officer of a public company. Mr. Turner also has substantial public company board and committee experience, through which he has handled a variety of governance, audit, regulatory and international issues. From this experience, Mr. Turner has been able to provide the Board with a diverse perspective and valuable insights.

Director Compensation

The HRNC is responsible for reviewing the total compensation of non-employee directors, including cash and equity compensation, and, from time to time, recommending adjustments to such compensation, as appropriate, to the Board. For 2012, non-employee directors of MoneyGram received compensation in the forms of annual cash and equity retainers; MoneyGram does not pay meeting fees. MoneyGram does, however, reimburse its directors for reasonable out-of-pocket expenses incurred in connection with a director’s Board service.

MoneyGram’s philosophy for non-employee director compensation is to provide competitive compensation, both cash and equity, to ensure the Company’s ability to attract and retain highly qualified individuals to serve on our Board. In January 2012, following a competitive analysis of directors’ compensation undertaken by the HRNC’s former compensation consultant (AON Hewitt), the annual cash retainer was increased to $90,000 (from $75,000 in 2011). Also, effective as of the 2012 annual stockholder meeting, the annual equity retainer was increased to $90,000 (from $75,000 in 2011). Effective January 1, 2013, on the basis of a competitive analysis undertaken by LB&Co., the HRNC’s current independent consultant, each Committee Chair, including the Chair of the newly-formed Compliance and Ethics Committee, will receive an annual cash retainer of $15,000. Additionally, any non-employee director who is not a Committee Chair but who serves on two Committees of the Board will receive an annual multiple committee service cash retainer of $10,000.

The annual equity retainer for non-employee directors will be granted as restricted stock units, or RSUs, having a fair market valuation of $90,000 at the time of grant, which shall be coincident each year with the date of the annual stockholders’ meeting. These RSUs vest one year from the date of grant.

The following table sets forth information on the compensation of MoneyGram’s non-employee directors for the fiscal year ended December 31, 2012. Ms. Patsley does not receive any compensation for her services as a director.

NON-EMPLOYEE DIRECTOR	FEES EARNED OR PAID IN CASH (3)	STOCK AWARDS (4)	TOTAL
J. Coley Clark	$95,293	$90,000	$185,293
Victor W. Dahir	$90,000	$90,000	$180,000
Antonio O. Garza[1]	$67,500	$90,000	$157,500
Thomas M. Hagerty[2]	$22,500	$90,000	$112,500
Scott L. Jaeckel[2]	$22,500	$90,000	$112,500
Seth W. Lawry[2]	$24,375	$90,000	$114,375
Ann Mather	$105,000	$90,000	$195,000
Ganesh B. Rao[2]	$22,500	$90,000	$112,500
W. Bruce Turner	$90,000	$90,000	$180,000

(1)	Amb. Garza joined the Board in April 2012.

(2)	THL Directors’ Compensation: Prior to the July 20, 2012 settlement of certain stockholder litigation, fees earned by Messrs. Hagerty, Jaeckel, Lawry and Rao, as well as reimbursements for Board-related expenses, were paid directly to THL Managers VI, LLC; following the settlement, THL has agreed to waive any future compensation for its Board Representatives.

(3)	Cash Compensation: For the year 2012, except as noted above, each of our non-employee directors received an annual cash retainer of $90,000 for Board service. MoneyGram also paid annual cash retainers to each Committee Chair as follows: $15,000 for the Audit Committee Chair; $7,500 for the HRNC Chair. MoneyGram did not pay incremental fees for Committee member service in 2012. All cash retainers are paid by the company quarterly.

(4)	Stock Awards: In 2012, each of our non-employee directors received an equity grant of 5,386 RSUs, which RSUs had a grant-date value of $90,000, for Board service. These grants, made on April 17, 2012, will vest in full on the first anniversary of the date of grant, or April 17, 2013. This award constitutes the aggregate outstanding awards for each of our directors as of December 31, 2012.

Director Stock Ownership Guidelines

In 2012, the Board adopted Stock Ownership Guidelines which require each non-employee director to own equity at least equal in value to three times the amount of the annual cash retainer payable to non-employee directors. Directors are expected to achieve these ownership levels within the later of five years of the implementation of the guidelines or five years of their election to the Board. To determine the value of each director’s equity ownership, and for the purposes of satisfying the ownership guidelines, the following forms of equity will be included in the value calculation: shares beneficially owned by the incumbent, his or her spouse and / or minor children, whether owned outright or in trust; and any time-based restricted stock or RSUs.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” the election of each director nominee.

Affiliates of THL have indicated their intent to vote all of their shares of common stock, which represents approximately 62.8 percent of the voting power of our common stock, “FOR” each of the director nominees at this annual meeting of stockholders.

PROPOSAL 2: AMENDMENT TO THE MONEYGRAM INTERNATIONAL, INC. 2005 OMNIBUS INCENTIVE PLAN

Background

After careful consideration, on March 25, 2013, the Board unanimously approved an amendment and restatement of the MoneyGram International, Inc. 2005 Omnibus Incentive Plan, which we refer to as the 2005 Plan, subject to stockholder approval. If approved by our stockholders, the amendment and restatement of the 2005 Plan will do the following:

—

Increase the aggregate number of shares that may be issued under awards under the 2005 Plan from 7.125 million to 12.925 million shares, with no more than 2.5 million of the additional shares available for grant as full-value awards such as restricted stock or restricted stock units.

—	Eliminate the availability for the grant of new awards of shares that are withheld in payment of the purchase or exercise price for an award or in satisfaction of tax obligations relating to an award.

—	Increase the aggregate number of shares that may be granted to an eligible person in any calendar year under performance awards denominated in shares from 250,000 to 350,000.

—	Increase the number of shares available for granting incentive stock options from 937,500 to 1 million.

—	Change the aggregate limit on awards to any of our non-employee directors, individually, from three percent of the shares available for awards under the 2005 Plan to 50,000 shares.

—	Expand the business criteria on which performance goals may be based for performance awards.

—

Update the 2005 Plan to reflect recent changes to the Internal Revenue Code, or the Code, including revising the definition of “fair market value” to reflect the final regulations under Section 409A of the Code.

—

Provide clarification regarding the composition of the 2005 Plan administrative committee for purposes of Section 16 of the Exchange Act and Section 162(m) of the Code, and regarding the time and method of exercise of stock options granted under the 2005 Plan.

—

Extend the expiration date of the 2005 Plan from May 10, 2015, to March 24, 2023, the date that is the day before the 10th anniversary of the Board’s adoption of the amendment and restatement of the 2005 Plan.

Rationale for Approval

The 2005 Plan was originally approved by our stockholders at the annual meeting of stockholders in May 2005, and amendments were approved by our stockholders at the annual meetings in May 2009, May 2010 and May 2011. The purpose of the 2005 Plan is to promote the interests of MoneyGram and our stockholders by aiding us in attracting and retaining employees, officers, consultants, advisors and non-employee directors, which we refer to as eligible participants, who we expect will contribute to our growth and financial performance for the benefit of our stockholders.

The 2005 Plan authorizes the grant of stock options and other forms of stock-based compensation. The Board believes that stock-based compensation is a very important factor in attracting and retaining experienced and talented employees who can contribute significantly to the management, growth and profitability of our business. Additionally, the Board believes that stock-based compensation aligns the interests of our management with the interests of our stockholders. The availability of stock-based compensation not only increases employees’ focus on the creation of stockholder value, but also enhances employee retention and generally provides increased motivation for our employees to contribute to the future success of MoneyGram.

The 2005 Plan is the only plan pursuant to which the Company can grant stock options and other forms of stock-based compensation, and the limited number of shares remaining available under the 2005 Plan restricts the Board’s ability to make stock-based awards. As of December 31, 2012, approximately 1.995 million shares remained available for future awards under the 2005 Plan.

The amendment to the 2005 Plan to eliminate the availability of shares that the Company withholds in payment of an award’s purchase or exercise price or in satisfaction of an eligible individual’s tax obligations relating to an award for granting of new awards reflects current market practices in compensation.

The aggregate number of shares that may be granted under share-denominated performance awards and the number of shares available for granting under incentive stock options are being increased to afford greater flexibility in granting such awards. The aggregate limit on the number of shares that may be granted to non-employee directors is being changed from a percentage of total shares available under the 2005 Plan to a fixed number of shares.

The business criteria on which performance goals may be based for performance awards are being expanded to better reflect our business and to permit performance goals that better align the interests of our management with those of the Company and our stockholders. Approval of the material terms of the performance goals set forth in the amendment and restatement of the 2005 Plan, including the expanded business criteria on which such performance goals may be based, should allow performance awards granted under the 2005 Plan to qualify as tax-deductible performance-based compensation under Section 162(m) of the Code.

The amendments to the 2005 Plan to reflect changes under the Code are intended to reduce the likelihood of potential negative tax consequences to eligible individuals for not complying with Section 409A of the Code and to better ensure that stock options, stock appreciation rights and performance awards under the 2005 Plan will qualify as tax-deductible performance-based compensation under Section 162(m) of the Code. The amendments clarifying the composition of the 2005 Plan administrative committee and the rules under the 2005 Plan governing the time and method of exercising stock options are intended to ensure continuing compliance with Section 16 of the Exchange Act and Section 162(m) of the Code. These amendments are not expected to have a significant effect on the 2005 Plan.

For the reasons discussed above, the Board believes that these amendments are needed to attract and retain employees to implement the Company’s strategic plan and goals and is in the best interests of MoneyGram and our stockholders.

Summary of the 2005 Plan as Amended and Restated

The following is a summary of the material terms of the 2005 Plan as amended and restated. This summary is qualified in its entirety by reference to the 2005 Plan. A copy of the 2005 Plan, as amended and restated, is attached as Appendix A to this proxy statement.

Administration

The HRNC administers the 2005 Plan and has full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2005 Plan. In addition, the committee can specify whether, and under what circumstances, awards to be received under the 2005 Plan or amounts payable under such awards may be deferred automatically or at the election of either the holder of the award or the committee. Subject to the provisions of the 2005 Plan, the committee may amend or waive the terms and conditions, or accelerate the exercisability or the lapse of restrictions, of an outstanding award, and may provide in the terms of an award agreement for the acceleration of vesting and exercisability or lapse of restrictions upon the occurrence of certain events or transactions. The committee has authority to interpret the 2005 Plan and establish rules and regulations for the administration of the 2005 Plan.

The committee may delegate its powers under the 2005 Plan to a committee of one or more directors. In addition, the committee may authorize one or more of our non-director officers to grant stock options under the 2005 Plan, provided that stock option awards made by these officers may not be made to executive officers or directors who are subject to Section 16 of the Exchange Act. The Board may also exercise the powers of the committee at any time, so long as its actions would not violate Section 162(m) of the Code.

Eligible Participants

Any employee, officer, consultant, advisor or non-employee director providing services to us or any of our affiliates, who is selected by the committee, is eligible to receive an award under the 2005 Plan. As of the date of this proxy statement, over 200 employees, officers and directors were eligible as a class to be selected by the committee to receive awards under the 2005 Plan.

Shares Available For Awards

The aggregate number of shares of our common stock that may be issued under all stock-based awards made under the 2005 Plan is currently 7.125 million. If this proposal is approved, 12.925 million shares may be awarded under the amended and restated plan. Certain awards under the 2005 Plan are subject to limitations as follows:

—

In any calendar year, no person may be granted stock options, stock appreciation rights or other awards, the value of which is based solely on an increase in the value of our common stock after the grant date of the award, of more than 1.5 million shares in the aggregate.

—	None of our non-employee directors individually may be granted awards in the aggregate of more than 50,000 shares.

—	A maximum of 1 million shares are available for granting incentive stock options under the 2005 Plan, subject to the provisions of Section 422 or 424 of the Code or any successor provision.

—	No more than 2.5 million of the 5.8 million shares added by this proposal are available for grant as full-value awards, such as restricted stock or restricted stock units.

The committee will adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2005 Plan.

If an award is terminated, forfeited or cancelled without the issuance of any shares or if shares covered by an award are not issued for any other reason, then the shares previously set aside for such award are available for future awards under the 2005 Plan. If shares of restricted stock awarded under the 2005 Plan are forfeited or otherwise reacquired by us prior to vesting, those shares are again available for awards under the 2005 Plan. However, shares withheld as payment of the purchase or exercise price of an award or in satisfaction of tax obligations relating to an award will not be available again for granting awards.

Types of Awards and Terms and Conditions

The 2005 Plan permits the grant of: stock options (including both incentive and non-qualified stock options); stock appreciation rights, or SARs; restricted stock and restricted stock units; dividend equivalents; performance awards of cash, stock or property; stock awards; and other stock-based awards.

Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2005 Plan or any other compensation plan, except that dividend equivalents may not be granted in tandem with any option or stock appreciation right. Awards can be granted for no cash consideration or for any cash or other consideration as may be determined by the committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our common stock, other securities or property, or any combination of these in a single payment, installments or on a deferred basis. The exercise price per share under any stock option and the grant price of any SAR may not be less than the fair market value of our common stock on the grant date of such option or SAR except to satisfy legal requirements of foreign jurisdictions or if the award is in substitution for an award previously granted by an entity acquired by us. Determinations of fair market value under the 2005 Plan are made in accordance with methods and procedures established by the committee, and unless determined otherwise shall generally be the closing sale price for our common stock on the New York Stock Exchange on the grant date. The terms of awards are not longer than 10 years from the grant date.

Stock Options.    The committee may grant options to purchase shares of our common stock that are either “incentive stock options,” meaning they are intended to satisfy the requirements of Section 422 of the Code, or “non-qualified stock options,” which are not intended to satisfy the requirements of Section 422 of the Code. The holder of an option is entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as specified in the option award agreement as determined by the committee. The exercise price of an option under the 2005 Plan will not be less than the fair market value per share of our common stock on the date of grant, unless a lower exercise price is necessary to satisfy requirements of a foreign jurisdiction. The maximum term of an option granted under the 2005 Plan is ten years from the date of grant. The option exercise price may be payable either in cash or check or, at the discretion of the committee and to the extent permitted by law, with previously acquired shares of our common stock, through a broker-assisted cashless exercise mechanism, or by such other method as the committee may determine to be appropriate.

Stock Appreciation Rights.    A SAR entitles the holder to receive, upon settlement, the excess of the fair market value as of the exercise date or, if the committee so determines, as of any time during a specified period before or after the exercise date, of a specified number of shares of our common stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the committee.

Restricted Stock and Restricted Stock Units.    The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the committee. There is an annual share-based limit of 350,000 shares per person for awards of performance-based restricted stock units intended to represent “qualified performance-based compensation” under Section 162(m) as described in more detail below. The minimum vesting period for these awards is three years from the grant date, unless the award is conditioned on personal performance, or the performance of MoneyGram or its affiliates, in which case the minimum vesting period is one year from the grant date; provided, however, that such minimum vesting period will not apply to grants of up to 200,000 shares of restricted stock and restricted stock units to non-employee directors. Despite these limitations, the committee also may permit accelerated vesting in the case of a participant’s death or disability, or a change of control of MoneyGram. If the participant’s employment or service as a director terminates during the vesting period for any other reason, the restricted stock and restricted stock units will be forfeited, unless the committee determines that it would be in our best interest to waive the remaining restrictions.

Dividend Equivalents.    The holder of a dividend equivalent is entitled to receive payments (in cash, shares of our common stock, other securities, other awards or other property, as determined in the committee’s discretion) equivalent to the amount of cash dividends paid by us to our stockholders, with respect to the number of shares determined by the committee. Dividend equivalents are subject to other terms and conditions determined by the committee. In no event may dividend equivalents be granted in tandem with or linked to any option or SAR, or be contingent on or otherwise payable on the exercise of any option or SAR.

Performance Awards.    The committee may grant awards under the 2005 Plan that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. A performance award may be payable in cash or stock and will be conditioned solely upon the achievement of one or more objective performance goals established by the committee in compliance with Section 162(m) of the Code. In order to comply with Section 162(m) of the Code, under the 2005 Plan, the committee is required to certify that the applicable performance goals have been met prior to payment of any performance awards to participants. The maximum amount that may be paid with respect to performance awards to any participant in the aggregate in any calendar year is $5 million in value, whether payable in cash, stock (other than stock options) or other property. The annual maximum amount payable to an eligible participant for performance awards denominated in cash is $5 million in value, and the annual limit for awards denominated in shares is 350,000 shares. Subject to these limitations, the committee has sole discretion to designate participants and the type and amount of awards under the 2005 Plan. The committee must determine the length of the performance period, establish the performance goals for the performance period, and determine the amounts of the performance awards for each participant no later than the earlier of 90 days after the beginning of each performance period or the elapsing of 25% of the performance period, according to the requirements of Section 162(m) of the Code.

Performance goals must be based solely on one or more of the following business criteria, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit or line of business basis: sales (including growth or growth rate), revenue (including growth or growth rate), costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share (including growth or growth rate), earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income (including income after capital costs and income before or after taxes), margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or pro forma assets, average assets, net assets, equity, investment, capital and net capital employed), risk-adjusted return on capital or invested capital, weighted average cost of capital, stockholder return (including total stockholder return relative to an index or peer group), stock price (including growth or growth rate), economic value added, cash generation, cash flow, operating cash flow, free cash flow, unit volume, working capital, market share (in aggregate or by region), cost reductions, strategic plan development and implementation, total market value, and value measures including ethics compliance, regulatory compliance, employee satisfaction and customer satisfaction.

Specific goals need not be based on increases or positive results, but may be based on maintaining the status quo or limiting economic losses. The measure of performance may be set by reference to an absolute standard or a comparison to specified companies or groups of companies, or other external measures. The committee may establish rules during the first 90 days of a performance period, and in any event before 25 percent of the performance period has elapsed, to permit the committee to adjust any evaluation of the performance under the applicable goals to exclude the effect of certain events, including asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

Stock Awards.    The committee may grant unrestricted shares of our common stock, subject to terms and conditions determined by the committee and the limitations in the 2005 Plan.

Other Stock-Based Awards.    The committee is also authorized to grant other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to our common stock, subject to terms and conditions determined by the committee and the limitations in the 2005 Plan.

Duration, Termination and Amendment of the 2005 Plan

Unless discontinued or terminated by the Board, the 2005 Plan will expire on March 24, 2023. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2005 Plan prior to expiration may extend beyond the expiration of the 2005 Plan through the award’s normal expiration date.

The Board may amend, alter, suspend, discontinue or terminate the 2005 Plan at any time, including to increase the cost of the plan to the Company or to alter the allocation of benefits, although stockholder approval must be obtained for any action that would (i) require stockholder approval under the rules and regulations of the SEC, the NYSE or any other securities exchange or the Financial Industry Regulatory Authority that are applicable to us, (ii) increase the number of shares of our common stock available under the 2005 Plan, (iii) increase the award limits under the 2005 Plan,

(iv) permit repricing of options or SARs, (v) permit awards of options or SARs at a price less than fair market value, or (vi) cause Section 162(m) of the Code to become unavailable with respect to the 2005 Plan.

Prohibition on Repricing Awards

Without the approval of our stockholders, the committee will not reprice, adjust or amend the exercise price of any options or the grant price of any SAR previously awarded, whether through amendment, cancellation and replacement grant or any other means, except in connection with a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the 2005 Plan.

Transferability of Awards

Unless otherwise provided by the committee, awards under the 2005 Plan may only be transferred by will or by the laws of descent and distribution.

Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the 2005 Plan and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular individual may differ from those described herein by reason of, among other things, the particular circumstances of such individual.

Grant of Options and SARs.    The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

Exercise of Options and SARs.    Upon exercising a non-qualified stock option, the optionee generally must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we should be entitled at that time to an income tax deduction for the same amount. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we generally will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received generally is taxable to the recipient as ordinary income and should be deductible by us.

Disposition of Shares Acquired Upon Exercise of Options and SARs.    The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR. However, If the shares acquired upon exercise of an incentive stock option are disposed of less than two years from the date of grant or one year from the date of exercise, referred to as a disqualifying disposition, the optionee generally will recognize ordinary compensation income in the year of disposition in an amount equal to the excess of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on disposition), over the exercise price. In the event of a disqualifying disposition, we should be able to deduct the amount treated as taxable compensation to the optionee for U.S. federal income tax purposes.

Awards Other than Options and SARs.    As to other awards granted under the 2005 Plan that are payable either in cash or shares of our common stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the shares must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award. We generally will be entitled at that time to an income tax deduction for the same amount.

As to an award that is payable in shares of our common stock that are restricted from transfer and subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Code, the holder generally must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs first) over (ii) the amount (if any) paid for the shares by the holder of the award. We generally will be entitled at that time to an income tax deduction for the same amount.

Income Tax Deduction.    Subject to rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, and assuming that, as expected, stock options, SARs and certain other performance awards paid under the 2005 Plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, we will generally be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards (other than incentive stock options) made under the 2005 Plan.

Section 162(m) of the Code.    In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation exceeding $1 million per year per person to its principal executive officer and the three other officers (other than the principal executive officer and principal financial officer) whose compensation is disclosed in its proxy statement as a result of their total compensation, subject to certain exceptions. The 2005 Plan is intended to satisfy an exception with respect to grants of options and stock appreciation rights to covered employees. In addition, the 2005 Plan is designed to permit granting certain performance awards intended to qualify under the “performance-based compensation” exception to Section 162(m) of the Code. However, we have not requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue.

Section 280G of the Code.    Under certain circumstances, the granting or enhancement of awards, the accelerated vesting or exercise of stock options or the accelerated lapse of restrictions with respect to other awards in connection with a change in control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of section 280G of the Internal Revenue Code. To the extent it is so considered, the awardee may be subject to a 20% excise tax and we may be denied a federal income tax deduction.

Application of Section 409A of the Code.    It is intended that the 2005 Plan and any awards granted under the 2005 Plan will comply with the provisions of Section 409A of the Code, to avoid any adverse tax results thereunder to a holder of any award.

Delivery of Shares for Tax Obligation.    Under the 2005 Plan, the committee may permit participants receiving or exercising awards, subject to the discretion of the committee and upon such terms and conditions as it may impose, to deliver shares of our common stock (either shares received upon the receipt or exercise of the award or shares previously owned by the participant) to us to satisfy federal and state tax obligations.

Inapplicability of ERISA.    Based on current law and published interpretations, we do not believe that the 2005 Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

New Plan Benefits

The committee in its sole discretion will determine the number and types of awards that will be granted. Thus, it is not possible to determine the benefits that will be received by eligible participants in the future if the amended 2005 Plan were to be approved by the stockholders. The closing price of a share of our common stock as reported on the NYSE on March 15, 2013, was $16.89.

Historical Awards Under the 2005 Plan

The following table sets forth the number of shares of common stock covered by options and other awards granted to current and former executive officers listed in the Summary Compensation Table, director nominees and the specified groups set forth below under the 2005 Plan as of March 15, 2013:

Name and Principal Position	Stock Options Granted	Restricted Stock Units Granted
Pamela H. Patsley Chairman and CEO, and director nominee	1,664,073	250,865
W. Alexander Holmes Executive Vice President and Chief Financial Officer	223,611	58,977
J. Lucas Wimer Executive Vice President, Global Operations	286,663	53,550
Carl Scheible Executive Vice President, Europe and Africa	112,469	88,917
F. Aaron Henry Executive Vice President and General Counsel	109,248	60,730
James E. Shields (1) Former Executive Vice President and Chief Financial Officer	258,250	4,400
Timothy C. Everett (1) Former Executive Vice President, General Counsel and Secretary	228,381	5,130
All current executive officers as a group (11 persons)	3,074,114	745,808
All current directors who are not executive officers as a group (9 persons)	—	97,354
J. Coley Clark Director nominee	—	11,496
Victor W. Dahir Director nominee	—	11,496
Antonio O. Garza Director nominee	—	5,386
Thomas M. Hagerty Director nominee	—	11,496
Seth W. Lawry Director nominee	—	11,496
Ganesh B. Rao Director nominee	—	11,496
W. Bruce Turner Director nominee	—	11,496
Each associate of the above-mentioned directors, executive officers or nominees	—	—
Each other person who received or is to receive five percent of such awards	—	—
All employees (other than executive officers) as a group	2,012,368	163,153

(1)	Due to termination of their employment, unvested options and RSUs held by Messrs. Shields and Everett have been cancelled.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued as of December 31, 2012 under the 2005 Plan and the 2004 incentive plan, which are our only existing equity compensation plans. The 2004 incentive plan was approved by Viad prior to the Spin-Off. No further awards can be made pursuant to the 2004 incentive plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price ($) of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	4,944,300	$21.53	1,995,184
Equity compensation plans not approved by stockholders	—	—	—

Total	4,944,300	$21.53	1,995,184

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” this Proposal 2.

Affiliates of THL have indicated their intent to vote all of their shares of common stock, which represents approximately 62.8 percent of the voting power of our common stock, “FOR” the amendments to the 2005 Plan at this annual meeting of stockholders.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013

The Audit Committee of our Board has selected Deloitte & Touche LLP, or Deloitte, as the independent registered public accounting firm to audit MoneyGram’s books and accounts for the fiscal year ending December 31, 2013, subject to ratification by the stockholders. Deloitte has audited the books and accounts of MoneyGram since 2004. Representatives of Deloitte are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions. Stockholder ratification of the appointment of Deloitte as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If this appointment is not ratified by our stockholders, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of MoneyGram and its stockholders.

Independent Registered Public Accounting Firm Fees

The aggregate fees billed to MoneyGram for fiscal years 2012 and 2011 by Deloitte are as follows (in thousands):

	2012	2011
Audit fees(1)	$1,578	$1,310
Audit-related fees(2)	$335	$549
Tax fees(3)	$7	$11
All other fees	$—	$—

Total fees	$1,920	$1,870

(1)	Audit fees for 2012 and 2011 include the audit of MoneyGram’s consolidated financial statements, including quarterly reviews, the audit of management’s assessment of the design and effectiveness of MoneyGram’s internal control over financial reporting, international statutory audits and the separate audits of the financial statements of our subsidiaries MoneyGram Payment Systems Worldwide, Inc. and MoneyGram Payment Systems, Inc., as required for compliance and regulatory purposes.

(2)	Audit-related fees for 2012 and 2011 include professional fees for regulatory compliance filings in certain countries, benefit plan audits and two audits performed in accordance with Statement on Standards for Attestation Engagements (SSAE) No. 16, Reporting on Controls at a Service Organization. The SSAE 16 audits encompass internal controls for the Company’s general controls over information technology and for official check processing and electronic payments services.

(3)	Tax fees for 2012 and 2011 include professional international tax compliance services rendered.

Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit, audit-related and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee has adopted a policy and procedures governing the pre-approval process for audit, audit-related and permitted non-audit services. The Audit Committee pre-approves audit and audit-related services in accordance with its review and approval of the engagement letter and annual service plan with the independent registered public accounting firm. Tax consultation and compliance services are considered by the Audit Committee on a project-by-project basis. Non-audit and other services will be considered by the Audit Committee for pre-approval based on business purpose, reasonableness of estimated fees and the potential impact on the firm’s independence. The Chair of the Audit Committee is authorized to grant pre-approval of audit, audit-related or permissible non-audit services on behalf of the Audit Committee and is required to review such pre-approvals with the full Audit Committee at its next meeting.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” this Proposal 3.

Affiliates of THL have indicated their intent to vote all of their shares of common stock, which represents approximately 62.8 percent of the voting power of our common stock, “FOR” the ratification of appointment of our independent registered public accounting firm for 2013 at this annual meeting of stockholders.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board was comprised of the following non-employee directors during 2012: Ms. Mather (Chair), and Messrs. Dahir and Turner. All of the members of the Audit Committee are independent within the meaning of the NYSE listing standards and the applicable SEC regulations. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards.

The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available in the Investor Relations section of our website at www.moneygram.com. The Audit Committee selects, evaluates and, where deemed appropriate, replaces MoneyGram’s independent registered public accounting firm. The Audit Committee also pre-approves all audit services, engagement fees and terms and all permitted non-audit services.

Management is responsible for MoneyGram’s internal controls and the financial reporting process. MoneyGram’s independent registered public accounting firm is responsible for performing an independent audit of MoneyGram’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on MoneyGram’s consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee reviewed MoneyGram’s audited financial statements for fiscal 2012 and met and held discussions with management and the independent registered public accounting firm, Deloitte. Management represented to the Audit Committee, and Deloitte concurred, that MoneyGram’s consolidated financial statements for fiscal 2012 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with Deloitte. The Audit Committee discussed with Deloitte matters required to be discussed by Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Volume 1, AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T.

The Audit Committee also reviewed and discussed with management its assessment and report on the effectiveness of MoneyGram’s internal control over financial reporting as of December 31, 2012, and with Deloitte its attestation report on internal control over financial reporting. These reports are included in the 2012 Form 10-K.

Deloitte also provided to the Audit Committee its written disclosures and letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the accounting firm’s independence.

Based upon the Audit Committee’s review and discussions set forth above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2012 Form 10-K filed with the SEC.

Respectfully submitted,

Ann Mather (Chair)

Victor W. Dahir

W. Bruce Turner

PART FOUR

OTHER IMPORTANT INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership of our common stock and D Stock by those persons known by us to be the beneficial owners of more than five percent of any class of our equity securities as of March 15, 2013. Except as otherwise indicated, a person has sole voting and investment power with respect to the securities shown. We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under Rule 13d-3(d)(1) of the Exchange Act, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Therefore, the aggregate beneficial ownership percentages shown in the table below may total more than 100 percent.

Name and Address	Shares of Common Stock Beneficially Owned	Percent of Common Stock(1)	Shares of D Stock Beneficially Owned	Percent of D Stock	Percent of Common Stock (including D Stock on an as-converted basis) (5)
Funds affiliated with Thomas H. Lee Partners, L.P.(2)	36,356,710	62.8%	—	—	50.8%
The Goldman Sachs Group, Inc.(3)	28,128	*	109,239.47	100%	19.1%
RS Investment Management Co. LLC(4)	3,721,946	6.4%	—	—	5.2%

*	Less than 1 percent.

(1)	Applicable percentage ownership is based on 57,856,925 shares of common stock outstanding as of March 15, 2013 for all stockholders.

(2)

Certain of the information is based on information provided by the beneficial owners in Schedules 13D/A filed with the SEC on February 21, 2012. Includes 20,009,447 shares held by Thomas H. Lee Equity Fund VI, L.P.; 13,549,334 shares held by Thomas H. Lee Parallel Fund VI, L.P.; 2,366,797 shares held by Thomas H. Lee Parallel (DT) Fund VI, L.P.; 74,911 shares held by THL Equity Fund VI Investors (MoneyGram), LLC; 57,156 shares held by THL Coinvestment Partners, L.P.; 70,418 shares held by THL Operating Partners, L.P.; 24,440 shares held by THL Managers VI, LLC (the foregoing seven entities are referred to herein collectively as the THL Entities); 204,207 shares held by Great-West Investors L.P.; and 102,084 shares held by Putnam Investments Employees’ Securities Company III LLC (the foregoing nine entities are referred to herein collectively as the THL Holders). The general partner of the THL Entities (other than THL Coinvestment Partners, L.P., THL Operating Partners, L.P. and THL Managers VI, LLC) is THL Equity Advisors VI, LLC, whose sole member is Thomas H. Lee Partners, L.P., whose general partner is Thomas H. Lee Advisors, LLC, whose managing member is THL Holdco, LLC. Thomas H. Lee Partners, L.P. is the general partner of THL Coinvestment Partners, L.P. and THL Operating Partners, L.P. and is managing member of THL Managers VI, LLC, which is the investment manager to certain of the THL Entities. Great-West Investors L.P. and Putnam Investments Employees’ Securities Company III LLC are co-investment entities of the THL Entities, and are contractually obligated to co-invest (and dispose of securities) alongside certain of the THL Entities on a pro rata basis. Voting and investment determinations with respect to the shares held by the THL Entities are made by the management committee of THL Holdco, LLC. Anthony J. DiNovi and Scott M. Sperling are the members of the management committee of THL Holdco, LLC, and as such may be deemed to share beneficial ownership of the shares held or controlled by the THL Entities. Each of Messrs. DiNovi and Sperling disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. The address of each of the THL Entities and Messrs. DiNovi and Sperling is c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, MA 02110. The address of Great-West Investors L.P. is 8515 East Orchard Road, Greenwood Village, CO 80111. The address of Putnam Investments Employees’ Securities Company III LLC is One Post Office Square, Boston, MA 02109.

(3)	Certain of the information is based on information provided by the beneficial owners in Schedules 13D/A filed with the SEC on December 27, 2011. The Goldman Sachs Group may be deemed to beneficially own an aggregate of 13,683,058 shares of common stock, consisting of (i) 109,239.4718 shares of D Stock, which are convertible by a holder other than the reporting persons or their affiliates, that receives such shares in a “widely dispersed offering,” into 13,654,930 shares of common stock and (ii) 28,128 shares of common stock acquired by Goldman Sachs or another wholly-owned broker or dealer subsidiary of the Goldman Sachs Group in ordinary course trading activities. Shares are beneficially owned by the following: the Goldman Sachs Group; Goldman, Sachs & Co.; GSCP VI Advisors, L.L.C.; GS Capital Partners VI Fund, L.P.; GS Advisors VI, L.L.C.; GSCP VI Offshore Advisors, L.L.C.; GS Capital Partners VI Offshore Fund, L.P.; Goldman, Sachs Management GP GmbH; GS Capital Partners VI Parallel, L.P.; GS Capital Partners VI GmbH & Co. KG; GSMP V Onshore US, Ltd.; GS Mezzanine Partners V Onshore Fund, L.P.; GS Mezzanine Partners V Onshore Fund, L.L.C.; GSMP V Institutional US, Ltd.; GS Mezzanine Partners V Institutional Fund, L.P.; GS Mezzanine Partners V Institutional Fund, L.L.C.; GSMP V Offshore US, Ltd.; GS Mezzanine Partners V Offshore Fund, L.P.; and GS Mezzanine Partners V Offshore Fund, L.L.C., collectively referred to herein as the Goldman Entities. The Goldman Entities disclaim beneficial ownership of such shares beneficially owned by (i) any client accounts with respect to which the Goldman Entities or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the Goldman Entities act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Entities.

Of these shares: the Goldman Sachs Group has shared voting power over 13,683,058 shares and shared dispositive power over 13,683,058 shares; Goldman, Sachs & Co. has shared voting power over 13,307,235 shares and shared dispositive power over 13,307,235 shares; GSCP VI Advisors, L.L.C. has shared voting power over 4,958,851 shares and shared dispositive power over 4,958,851 shares; GS Capital Partners VI Fund, L.P. has shared voting power over 4,958,851 shares and shared dispositive power over 4,958,851 shares; GS Advisors VI, L.L.C. has shared voting power over 1,363,599 shares and shared dispositive power over 1,363,599 shares; GSCP VI Offshore Advisors, L.L.C. has shared voting power over 4,124,599 shares and shared dispositive power over 4,124,599 shares; GS Capital Partners VI Offshore Fund, L.P. has shared voting power over 4,124,599 shares and shared dispositive power over 4,124,599 shares; Goldman, Sachs Management GP GmbH has shared voting power over 176,237 shares and shared dispositive power over 176,237 shares; GS Capital Partners VI Parallel, L.P. has shared voting power over 1,363,599 shares and shared dispositive power over 1,363,599 shares; GS Capital Partners VI GmbH & Co. KG has shared voting power over 176,237 shares and shared dispositive power over 176,237 shares; GSMP V Onshore US, Ltd. has shared voting power over 1,024,970 shares and shared dispositive power over 1,024,970 shares; GS Mezzanine Partners V Onshore Fund, L.P. has shared voting power over 1,024,970 shares and shared dispositive power over 1,024,970 shares; GS Mezzanine Partners V Onshore Fund, L.L.C. has shared voting power over 1,024,970 shares and shared dispositive power over 1,024,970 shares; GSMP V Institutional US, Ltd. has shared voting power over 99,366 shares and shared dispositive power over 99,366 shares; GS Mezzanine Partners V Institutional Fund, L.P. has shared voting power over 99,366 shares and shared dispositive power over 99,366 shares; GS Mezzanine Partners V Institutional Fund, L.L.C. has shared voting power over 99,366 shares and shared dispositive power over 99,366 shares; GSMP V Offshore US, Ltd. has shared voting power over 1,531,485 shares and shared dispositive power over 1,531,485 shares; GS Mezzanine Partners V Offshore Fund, L.P. has shared voting power over 1,531,485 shares and shared dispositive power over 1,531,485 shares; and GS Mezzanine Partners V Offshore Fund, L.L.C. has shared voting power over 1,531,485 shares and shared dispositive power over 1,531,485 shares. Additionally, Goldman Sachs or another broker dealer subsidiary of the Goldman Sachs Group may, from time to time, hold shares of common stock acquired in ordinary course trading activities. The address of the Goldman Sachs Group is 200 West Street, New York, NY 10282-2198.

(4)	Certain of the information is based on information provided by the beneficial owners in Schedule 13G filed with the SEC on February 15, 2013. Each of RS Investment Management Co. LLC, The Guardian Life Insurance Company of America and Guardian Investor Services LLC may be deemed to beneficially own an aggregate of 3,721,946 shares of common stock. Of these shares: RS Investment Management Co. LLC has shared voting power over 3,668,119 shares and shared dispositive power over 3,721,946 shares; The Guardian Life Insurance Company of America has shared voting power over 3,668,119 shares and shared dispositive power over 3,721,946 shares; and Guardian Investor Services LLC has shared voting power over 3,668,119 shares and shared dispositive power over 3,721,946 shares. The address for the beneficial owners is 388 Market Street, Suite 1700, San Francisco, California 94111.

(5)	Applicable percentage ownership is based on 71,511,855 shares of common stock outstanding, which gives effect to the 109,239 shares of D Stock that are immediately convertible into 13,654,930 shares of common stock by a holder other than the Goldman Sachs Group.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of March 15, 2013 (except where otherwise noted therein) concerning beneficial ownership of our common stock by each director and director nominee, the Company’s named executives and all of our directors and executive officers as a group. None of these individuals owns shares of D Stock. Except as otherwise indicated, a person has sole voting and investment power with respect to the common stock beneficially owned by that person. We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under Rule 13d-3(d)(1) of the Exchange Act, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Therefore, the aggregate beneficial ownership percentages shown in the table below may total more than 100 percent.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)(2)	Percent of Common Stock(3)
J. Coley Clark	11,496	*
Victor W. Dahir	11,496	*
Antonio O. Garza	5,386	*
Thomas M. Hagerty(4)	36,362,096	62.8%
Scott L. Jaeckel(4),(5)	36,362,096	62.8%
Seth W. Lawry(4)	36,362,096	62.8%
Ann Mather(6)	9,771	*
Pamela H. Patsley	838,209	1.4%
Ganesh B. Rao(4)	36,362,096	62.8%
W. Bruce Turner	17,918	*
W. Alexander Holmes	49,368	*
J. Lucas Wimer	77,063	*
Carl Scheible	18,769	*
F. Aaron Henry	13,305	*
James E. Shields	—	—
Timothy C. Everett	—	—
All Directors and Executive Officers as a Group (20 persons total)(7)	1,217,138	2.1%

*	Less than 1 percent.

(1)	Includes shares underlying options exercisable within 60 days of March 15, 2013, as follows: Ms. Patsley – 811,571 shares; Mr. Holmes – 47,945 shares; Mr. Wimer – 77,063 shares; Mr. Scheible – 18,769 shares; and Mr. Henry – 13,305 shares.

(2)	Includes 5,386 shares underlying restricted stock units vesting within 60 days of March 15, 2013 for each of the following: Ms. Mather and Messrs. Clark, Dahir, Garza, Hagerty, Jaeckel, Lawry, Rao and Turner.

(3)	Applicable percentage ownership is based on 57,856,925 shares of common stock outstanding as of March 15, 2013.

(4)

Each of Messrs. Hagerty, Jaeckel, Lawry and Rao is a Board Representative of THL. The total shares represented for each Board Representative includes 5,386 shares underlying restricted stock units vesting within 60 days of March 15, 2013 currently held by each Board Representative granted as director compensation to each Board Representative and 36,356,710 shares of common stock held by the THL Holders. Each of Messrs. Hagerty, Jaeckel, Lawry and Rao disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Please see footnote (2) to the “Security Ownership of Certain Beneficial Owners” table above for more information regarding the shares of common stock held by the THL Holders.

(5)	Mr. Jaeckel has informed the Company that he will not stand for re-election at the 2013 annual meeting of stockholders.

(6)	Ms. Mather has informed the Company that she will not stand for re-election at the 2013 annual meeting of stockholders.

(7)	Includes: 1,106,789 shares underlying options exercisable within 60 days of March 15, 2013; 2,997 shares held in the 401(k) plan or an IRA or trust, for which participants have shared voting power and sole investment power, as of March 15, 2013; and 5,386 shares underlying restricted stock units vesting within 60 days of March 15, 2013 for each of the following: Ms. Mather and Messrs. Clark, Dahir, Garza, Hagerty, Jaeckel, Lawry, Rao and Turner. Does not include 36,356,710 shares of common stock held by the THL Holders.

HUMAN RESOURCES AND NOMINATING COMMITTEE REPORT

The Human Resources and Nominating Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis section that follows and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully Submitted,

J. Coley Clark (Chair)

Scott L. Jaeckel

Seth W. Lawry

Antonio O. Garza

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation program is designed to attract, motivate, and retain top executive and managerial talent, and to reward our executives and managers for delivering the results that are expected to build sustainable growth and value for our stockholders over the long term. We believe that our compensation program and plans serve to align the interests of our top executives with those of our stockholders, and we seek to ensure and reinforce this alignment by tying our short- and long-term incentive compensation specifically to our short- and long-term performance achievement. Despite being confronted by a challenging economic environment and complex legal and regulatory environments, our management team delivered strong transaction and revenue results and accomplished significant milestones in 2012 consistent with our strategic priorities that position us well for shareholder value creation in 2013 and beyond.

Since January of 2012, we have made a number of enhancements to our executive compensation program to further strengthen the alignment of performance and compensation, as well as to remain competitive to ensure our ability to attract and retain the best executive and managerial talent available. The details of our current executive compensation programs are set forth later in this Compensation Discussion and Analysis.

Overview of Our Business

MoneyGram, a leading global money transfer company, enables consumers who are not typically fully served by traditional financial institutions to meet certain financial needs. We offer money transfer services worldwide and bill payment services in the United States and Canada through a global network of more than 310,000 agent locations—including retailers, international post offices and financial institutions—in 197 countries and territories around the world. Additionally, we offer financial paper products such as money orders to consumers in the United States and Puerto Rico, and provide official check services for financial institutions in the United States.

2012 Performance Highlights

Despite continued global economic challenges and regulatory and litigation proceedings, overall, 2012 was a year of continued success for MoneyGram. In general, we generated strong results relative to our corporate goals and objectives, and relative to our competitors; we launched several innovative new strategic relationships, which lay the foundation for a new and enhanced digital and mobile product set; and we believe we have positioned the Company well for growth in the coming years.

—	Our total revenues were $1,341.2 million, up 7.5 percent in aggregate from 2011; U.S. and international revenues were up 7.0 percent and 8.3 percent, respectively.

—	Revenues generated by money transfers grew to 86 percent of total revenues, versus 83 percent of total revenues in 2011.

—	We achieved adjusted EBITDA of $278.9 million, up 5.8 percent versus 2011, and Free Cash Flow of $115.8 million, up 11 percent versus 2011.

—

We expanded the number of MoneyGram agent locations to more than 310,000 globally, up 16.1 percent over 2011, which has also enabled us to grow our money transfer transaction volume by roughly 14 percent amidst continually challenging economic times.

—

We extended and expanded several strategic relationships, including those with Walmart, Advance America, Wegmans and Bank of America, among others, as well as adding new relationships outside the United States including Elektra in Mexico.

—

We entered into several new relationships, including those with ZipZap, PayPal, Gemalto and RNKO Payment Center, among others, which will allow the Company to enhance and expand its offering in the digital and mobile money transfer and payments markets.

Department of Justice Settlement / Deferred Prosecution Agreement

In November 2012, we announced that a settlement was reached with the U.S. Attorney’s Office for the Middle District of Pennsylvania, or MDPA, and the Asset Forfeiture and Money Laundering Section of the Criminal Division of the Department of Justice, or US DOJ, relating to the previously disclosed investigation of transactions involving certain of our U.S. and Canadian agents, as well as fraud complaint data and consumer anti-fraud program, during the period from 2003 to early 2009. In connection with this settlement, we entered into the DPA with the MDPA and US DOJ dated November 8, 2012. Under the DPA, among other matters, we have agreed to revise our bonus plan to provide that, going forward, certain executives, including the Named Executives, will be rated on his or her success in meeting the Company’s compliance obligations, with a “failing” score in compliance rendering such executive ineligible for any bonus for that year. The Company will include in this bonus plan a provision that allows the Company to “recoup” or “clawback” prior bonuses from executives who have later been determined to have responsibility for compliance failures.

Executive Compensation Philosophy and Program Design

MoneyGram, its executives and directors are committed to ensuring that our pay and performance are closely linked, and that our compensation program is soundly based in these principles.

MoneyGram believes that a well-designed compensation program is a powerful tool for a company seeking to attract, motivate, reward and retain top executive and managerial talent. We further believe that compensation programs should align the interests of stockholders and executives in achieving and sustaining significant increases in stockholder value over the short- and long terms. Our compensation program has been designed with the following objectives in mind:

Overall Objectives

— Motivate our executives to:

— Perform at a high level with the utmost integrity and accountability.

— Support growth and long-term value creation for our stockholders.

— Align the interests of our executives with those of our stockholders.

— Position the Company to compete effectively in recruiting high-caliber, experienced leaders instrumental to the Company’s long-term success.

— Support the long-term retention of the Company’s executives to maximize opportunities for teamwork, continuity of management and overall effectiveness.

— Discourage excessive and imprudent risk-taking and encourage legal and regulatory compliance consistent with our business model and strategies.

Pay Mix Objectives

— Pay our employees (1) competitively relative to the marketplace for talent in which we operate and (2) equitably relative to one another based on job scope and impact, the capabilities and experiences they possess and the performance they demonstrate by:

— Providing a mix of both fixed and variable (“at-risk”) compensation, each of which has a different time horizon and payout form (cash and equity), to reward the achievement of annual and sustained, long-term performance.

Pay-For- Performance Objective

— Provide a strong link between pay and performance by:

— Ensuring our compensation programs are consistent with, and supportive of, our short- and long-term strategic, operating and financial objectives.

— Placing a significant portion of our executives’ compensation at risk, with payouts dependent on the achievement of both corporate and individual performance goals, which are set annually by the HRNC.

— Encouraging balanced performance by employing a variety of performance measures to avoid over-emphasis on the short-term or any one metric.

— Applying judgment and reasonable discretion in making compensation decisions to avoid relying solely on formulaic program design, and to take into account both what has been accomplished and how it has been accomplished in light of the existing commercial environment.

Consistent with our philosophy, key features of our executive compensation program design are:

—

Fifty-six percent of the total direct compensation paid to our CEO and between 37 and 86 percent of the total direct compensation paid to our Named Executives in 2012 was variable and dependent upon performance of both the individual and the Company.

—

Our HRNC employs a framework to assess our performance on an absolute basis relative to our goals and objectives, which goals are designed to support our Board-approved business and financial plans; and on our progress against strategic initiatives.

—	All of our incentive plans provide for maximum payout limits or “caps”.

—

At least annually, our HRNC performs a risk assessment of our executive compensation arrangements to assess the relationship between the Company’s risk management policies and practices and our compensation program and to ensure that our program does not motivate our executives to take excessive or unnecessary risks.

—

Our long-term incentive awards include both time- and performance-vested stock options, which deliver value only to the extent that our stock appreciates in value between the grant and exercise dates, ensuring that our executives benefit only if our stockholders benefit; and performance-vested RSUs which are granted contingently, and are earned only on the basis of achieving certain growth targets over two- and three-year performance periods.

Say-On-Pay and Say-When-On-Pay Advisory Votes

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank), our Board of Directors, at our annual meeting of stockholders in May 2011, provided our stockholders with an opportunity to cast a non-binding advisory vote on executive compensation (a “say-on-pay” vote) and also a non-binding advisory vote on the frequency with which MoneyGram should hold future say-on-pay votes (a “say-when-on-pay” vote).

Through this say-on-pay vote, in which we received approximately 97 percent approval, our stockholders expressed their strong support for our executive compensation program and practices. Following the say-on-pay vote, the HRNC considered the results of this vote and concluded that the Company’s executive compensation program provides a competitive pay-for-performance package that effectively incentivizes our Named Executives and encourages long-term retention. As such, no significant changes were made to the program as a result of the vote. Through the say-when-on-pay vote, approximately 90 percent of votes were cast in favor of the Company holding a say-on-pay vote once every three years. As a result, our next “say-on-pay” vote will be conducted at the 2014 annual meeting of stockholders.

2012 Key Actions / Enhancements to the Executive Compensation Program

It is MoneyGram’s goal to maintain an executive compensation program that is competitive, rooted in the principles of pay-for-performance and that conforms with best practices in executive compensation and corporate governance. To this end, the HRNC routinely evaluates our practices and programs with respect to executive compensation in an effort to identify any opportunities for improvement that might exist. As a result of the HRNC’s evaluation, we have made a number of enhancements to our executive compensation program that we believe will further strengthen our compensation program and the link between pay and performance. The following table summarizes these enhancements.

Adoption of Stock Ownership Guidelines	Our Board approved and adopted stock ownership guidelines for both executives and directors in 2012.

Elimination of Excise Tax Gross-Ups	Upon the effective date of the new CEO Employment Agreement discussed below, the Company no longer has legacy compensation provisions which would allow for excise tax gross-ups; the Company also does not plan to provide such excise tax gross-ups in the future.

Elimination of Share Recycling	The 2005 Plan currently permits what is known as “liberal share recycling,” or the reuse of those shares withheld in full or partial payment of the exercise price relating to an award or in connection with the satisfaction of tax obligations relating to an award. We do not intend to permit liberal share recycling going forward, and we are recommending an amendment to the 2005 Plan that would eliminate liberal share recycling.

Equity Grant Guidelines	Taking into consideration the need to define annual long-term incentive opportunities for our executives, the Company has adopted a new methodology for making equity grants. Beginning in 2013, the Company will adhere to regular, annual grant guidelines, which guidelines will be reviewed and approved by the HRNC from time to time, but at least annually, as appropriate. It is further anticipated that these grant guidelines will aid the Company in reducing the rate at which it issues equity to its executives (i.e., its burn rate) over the longer-term.

The Role of the Human Resources and Nominating Committee

Structure of the HRNC:    Currently, the HRNC consists of four members of the Board of Directors, two of whom qualify as independent under NYSE listing standards, including the Chairman of the HRNC. As a controlled company (also as defined by NYSE listing standards) with a single class of common stock and two stockholders owning approximately 70 percent of our common stock (on an as-converted basis), we believe that the HRNC’s composition is representative of the composition of our current Board. We do recognize the value of independent perspectives on the Board, however, and as such, all of the independent members of our Board, including the independent members of the HRNC, meet regularly in executive session. In 2012, the HRNC held seven meetings, all of which ended with executive sessions without management present.

Decision Making:    The primary goal of the HRNC is to assist the Board in fulfilling its oversight responsibilities related to setting, monitoring and implementing the Company’s compensation philosophy, strategy and programs. In discharging its duties, the HRNC works very closely with its independent consultant, LB&Co. and management to examine pay and performance matters throughout the year. In determining the compensation of the Named Executives other than the CEO, the HRNC considers the recommendations of the CEO, which are based on Company and individual performance as well as competitive market data.

The HRNC’s Performance Review & Measurement Process:

Responsibilities:    The HRNC has responsibility for the following in regard to MoneyGram’s compensation program and policies, and discharges its duties annually, carefully considering each of the tasks set forth below.

Executive Compensation Matters	— Assisting the Board in fulfilling its oversight responsibilities related to setting, monitoring and implementing the Company’s compensation philosophy, strategy and program.
— Setting the corporate goals and objectives for the CEO and for reviewing, at least annually, the CEO’s performance in light of those goals and objectives.

— Reviewing and approving the compensation of our CEO as well as that of our Named Executives (i.e. base salaries, annual incentives and long-term incentives), including individual arrangements, and/or other benefits and perquisites.

— Obtaining from the full Board ratification of the compensation of our CEO.

— Reviewing, designing and recommending the adoption of all executive compensation plans and administering those plans, as appropriate.

— Reviewing and approving grants of equity compensation to all employees and establishing the policies and procedures governing those grants; the HRNC has delegated to the CEO the authority to approve recruitment and retention grants of equity compensation to non-executive officers. The HRNC will obtain full Board ratification of any equity grants to the CEO.

— Assisting in the preparation of and reviewing the Company’s disclosures made in the CD&A, and making a recommendation to the Board regarding its inclusion in the Company’s proxy statement and Annual Report on Form 10-K to be filed with the SEC.

— Reviewing and recommending to the Board the adoption of any employee benefit plans including, when applicable, any amendments to such plans.

— Reviewing and approving annual profit sharing contributions, if any, to 401(k) plan or similar qualified pension plans.

—  Reviewing the Company’s management succession plans for key executive positions.

—  Reviewing and approving all employment agreements, severance agreements, change in control provisions and agreements and any special/supplemental benefits to the Company’s Named Executives.

— Determining the appropriateness of (if applicable) the stock ownership guidelines for the CEO, other Named Executives and directors, and for monitoring compliance with any such guidelines.

—  Reviewing the risk assessment of the Company’s compensation arrangements and discussing, at least annually, the relationship between risk management policies and practices and executive compensation at MoneyGram.

—  Advising the Board regarding the say-on-pay and say-when-on-pay advisory votes required under Dodd-Frank and considering the results of the most recent vote on executive compensation when determining compensation policy and making compensation decisions.

—  Retaining and obtaining the advice of one or more compensation consultants as it deems necessary to discharge its duties and responsibilities, evaluating any conflicts of interest that may exist in accordance with Regulation S-K and considering the independence of any consultants chosen, as required under Dodd-Frank.

Corporate Governance Matters

—  Assisting the full Board in its efforts to identify prospective Board members; retaining or obtaining the advice of any search firm as it deems necessary to aid in the identification of director candidates.

—  Recommending to the Board those director nominees for election by the stockholders at the annual stockholders’ meeting.

— Developing, and recommending for adoption (or revision), the Company’s Corporate Governance Guidelines.
— Assisting the Board in fulfilling its obligations relating to the compensation of the Company’s Directors.
— Leading the Board in its annual review/self-appraisal, including conducting the HRNC self-appraisal.
— Reviewing and making recommendations regarding the composition and size of the Board. — Recommending to the full Board the chairpersons and membership of each Committee of the Board.
— Making regular reports to the Board on all matters concerning executive compensation and corporate governance.

Other Matters	— Making regular reports to the Board.
— Reviewing and assessing the adequacy of the HRNC Charter at least annually, and recommending any changes to the Board for approval.
— Performing other such duties, and making such reports, as the Board may reasonably request from time to time, or as the HRNC may deem appropriate.
— Forming and delegating authority to subcommittees when appropriate and unanimously approved by the HRNC.

The Charter of the Human Resources And Nominating Committee of MoneyGram International, Inc. is available online at: http://www.moneygram.com/MGICorp/InvestorRelations/Governance/index.htm.

Performance Review:    In 2012, the HRNC’s review process considered a variety of factors in determining base salary levels, annual incentive opportunities and long-term incentive opportunities for incumbent executives, including, among others, performance, potential, position, scope and market rates.

The Role of the Compensation Consultant

The HRNC engaged LB&Co. in January of 2012 as MoneyGram’s independent compensation consultant to assist and advise the HRNC on all aspects of the Company’s executive and director compensation programs. LB&Co. attended or participated by teleconference in all meetings of the HRNC in 2012. MoneyGram paid fees of $172,258 to LB&Co. in 2012 relating to these matters, and LB&Co. provided no other services to MoneyGram. The services that LB&Co. provides to the HRNC include:

—	Reviewing and advising regarding the Company’s compensation philosophy, strategy and program.

—

Providing advice and counsel on best practices in compensation and corporate governance, and keeping the Company and the HRNC apprised of trends, developments, legislation and regulations affecting executive and director compensation.

—	Providing and analyzing competitive market compensation data.

—	Analyzing the effectiveness of executive compensation programs and making recommendations, as appropriate.

—	Assisting in the design and negotiation of executive employment agreements.

—	Analyzing the appropriateness of the Compensation Peer Group (discussed below).

—	Evaluating how well our compensation programs adhere to the philosophies and principles stated in this CD&A.

—	Providing advice and counsel on directors’ compensation.

In 2012, Aon Hewitt was retained by MoneyGram to complete calculations pertaining to change-in-control severance payments for our Named Executives. Aon Hewitt provided no other services to MoneyGram in 2012.

Compensation Consultant Conflict Of Interest Assessment:    As required by rules adopted by the SEC under the Dodd-Frank Act, the HRNC assessed all relevant factors and determined that the work of LB&Co. did not raise any conflict of interest in 2012. In making this determination, the HRNC considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act.

Role of the Chief Executive Officer

The HRNC determines the compensation of the CEO without management input, but is assisted in this determination by LB&Co. and reviews its determination with the independent members of the Board (without members of management present). Terms of the employment agreement with the CEO are approved by the non-management members of the Board, after considering the recommendation of the HRNC.

In making determinations regarding compensation for other Named Executives, the HRNC considers the recommendations of the CEO and the input received from LB&Co. The CEO recommends compensation, including the compensation provisions of employment agreements for those who have them, for Named Executives other than herself and for all others whose compensation is determined by the HRNC. In making these recommendations, the CEO evaluates the performance of each executive, considers each executive’s responsibilities and compensation in relation to other officers of the Company, and considers publicly available information regarding the competitive marketplace for talent and information provided to her by the Company and information provided to the HRNC by LB&Co. The HRNC advises the Board of its deliberations regarding annual and long-term incentive awards for Named Executives.

Mitigation of Excessive Risk-Taking

The HRNC oversees the Company’s executive compensation program, including the design of the program and whether it appropriately balances risk taking and incentives. The HRNC meets periodically to review the risk assessment of the Company’s compensation arrangements, and reviews and discusses (at least annually) the relationship between risk management policies and practices and compensation. The HRNC further uses this assessment in its determination of the company’s bonus pool and its consideration of incentive compensation payouts and the overall compensation of our senior executives. Key factors in mitigating any risks associated with the Company’s compensation programs and practices are outlined below. The HRNC will also consider recommendations from the newly established Compliance and Ethics Committee regarding risks and risk mitigation.

Balanced Weighting of Performance Metrics in Incentive Compensation Programs

The MoneyGram International, Inc. Performance Bonus Plan, referred to herein as the annual cash incentive plan, and the 2005 Plan use a balanced weighting of multiple performance metrics to determine incentive payouts to our executives. This discourages excessive risk-taking by eliminating any inducement to over-emphasize one goal to the detriment of others. The annual cash incentive plan and the 2005 Plan are discussed in detail on pages 46 and 48, respectively.

Stock Ownership Guidelines for Executives

The Company believes that ownership guidelines serve to align the interests of management with those of stockholders by requiring executives to acquire and maintain a meaningful equity position in the Company, which, in turn, supports the Company’s objective of building long-term stockholder value. Furthermore, the Company believes that ownership of equity mitigates the risk of executive actions that could potentially damage or destroy equity value.

In 2012, therefore, the HRNC recommended to the Board, and the Board approved, the adoption of Stock Ownership Guidelines for our senior-most executives who are also participants under the 2005 Plan. The newly adopted guidelines prescribe the following ownership guidelines for our executives:

POSITION	OWNERSHIP GUIDELINE
CEO	5x Base Salary
EVPs	3x Base Salary
SVPs	2x Base Salary
VPs	1x Base Salary

Each covered officer is expected to achieve these levels of ownership within the later of five years of the implementation of the ownership guidelines or their first becoming eligible to participate in the 2005 Plan at the level of VP and above. Additionally, if an officer receives a promotional salary increase during this time, the Company, in its discretion, may extend that officer’s time to meet the ownership requirements by one year. Failure to meet or, in certain circumstances, to show sustained progress toward meeting the above ownership guidelines may result in a reduction in future long-term incentive equity grants, and/or payment of future annual and/or long-term cash incentive payouts in the form of equity, at the discretion of the HRNC.

To determine the value of each officers’ equity ownership, and for the purposes of satisfying the ownership guidelines, the following forms of equity will be included in the value calculation: shares owned by the officer, his or her spouse and/or minor children, whether owned outright or in trust; any time-based restricted stock or RSUs awarded; any vested stock options; and any stock held for the incumbent’s benefit in any pension or 401(k) plans.

Policy Regarding Trading in Company Stock

The Company maintains policies and procedures for transactions in the Company’s securities that are designed to ensure compliance with all insider trading rules. The Company’s policies and procedures also prohibit employees, officers and directors from engaging in any transaction designed to hedge or offset any decrease in market value of the Company’s securities held by such employees, officers and directors.

Clawback Policy

Currently, the Company’s incentive compensation plans and the terms of our stock options and RSU agreements provide that the HRNC may seek reimbursement of incentives paid or stock options and restricted stock/RSU proceeds provided to a Named Executive or other executive if it is later determined that the Named Executive or other executive engaged in misconduct, acted in a manner contrary to the Company’s interest or breached a non-competition agreement. To date, the HRNC has not exercised this right with respect to any plan award previously paid.

During 2012, the Company has enhanced its clawback policy such that:

—

Certain executives, including the Named Executives, will be rated on his or her success in meeting the Company’s compliance obligations, with a “failing” score in compliance rendering an executive ineligible for any bonus for that year.

—	The bonus plan will include a provision that allows the Company to “recoup” or “clawback” prior bonuses from executives who have later been determined to have contributed to compliance failures.

Peer Group Selection and Competitive Benchmarking

Our executive compensation program is designed to reward achievement of goals and to attract, retain, and motivate our leaders in an increasingly competitive talent market. The HRNC examines the executive compensation of a group of peer companies (our Compensation Peer Group) to stay current with market pay practices and trends, and to understand the competitiveness of our total compensation and its various elements. The HRNC reviews at least annually the Compensation Peer Group to confirm that it includes companies that are comparable to MoneyGram on the basis of industry focus, scope of operations, size (based on revenues) and the competitive marketplace for talent. We use this data solely for informational purposes and do not target a specific percentile or make significant pay decisions based on market data alone. Although we believe this information can be helpful, we recognize that benchmarking is not always reliable and is subject to significant change from one year to the next – particularly for companies in the financial services industry. As a result, we use both Company and individual performance as a primary driver of pay levels, as opposed to market data.

The following 23 companies comprised the 2012 Compensation Peer Group.

ACI Worldwide, Inc.	The Dun & Bradstreet Corporation	Jack Henry & Associates, Inc.
Acxiom Corporation	Equifax Inc.	Lender Processing Services, Inc.
Advance America Cash Advance Centers	Euronet Worldwide, Inc.	Online Resources Corporation
Alliance Data Systems Corporation	Fidelity National Information Systems, Inc.	TeleTech Holdings, Inc.
Broadridge Financial Solutions, Inc.	Fiserv, Inc.	Total System Services, Inc.
Convergys Corporation	Genpact Limited	Verifone Systems, Inc.
CoreLogic, Inc.	Global Payments, Inc.	The Western Union Company
DST Systems, Inc.	Heartland Payment Systems, Inc.

Competitive Benchmarking:    Historically, MoneyGram has targeted total estimated cash compensation (base salary plus annual incentive opportunity) between the 50th and 75th percentile of the Compensation Peer Group. In concert with the compensation program enhancements made in 2012, we now use this market data for informational purposes only, and do not target a specific percentile or make significant pay decisions based on market data alone, to avoid a “ratcheting up” impact. Further, we currently find this data, and market data in general, less reliable since it is subject to significant change from one year to the next – particularly for those companies in the financial services industry. As a result, beginning with 2012 compensation decisions, the HRNC has determined to use performance as opposed to market data as a primary driver of pay levels.

2013 Compensation Peer Group:    For the upcoming compensation review, the HRNC removed Advance America, Cash Advance Centers, Inc. from the Compensation Peer Group for 2013, based on its recent merger with a foreign company.

The following 22 companies comprise the 2013 Compensation Peer Group.

ACI Worldwide, Inc.	Equifax Inc.	Lender Processing Services, Inc.
Acxiom Corporation	Euronet Worldwide, Inc.	Online Resources Corporation
Alliance Data Systems Corporation	Fidelity National Information Systems, Inc.	TeleTech Holdings, Inc.
Broadridge Financial Solutions, Inc.	Fiserv, Inc.	Total System Services, Inc.
Convergys Corporation	Genpact Limited	Verifone Systems, Inc.
CoreLogic, Inc.	Global Payments, Inc.	The Western Union Company
DST Systems, Inc.	Heartland Payment Systems, Inc.
The Dun & Bradstreet Corporation	Jack Henry & Associates, Inc.

2012 Performance

Despite continued global economic challenges and regulatory and litigation proceedings, overall, 2012 was a year of continued success for MoneyGram. In general, we generated strong results relative to our corporate goals and objectives, and relative to our competitors; we launched several innovative new partnerships which lay the foundation for a new and enhanced digital and mobile product set; and we positioned the Company well for growth in the coming years.

We continue to experience strong revenue performance, registering growth of 7.5 percent over 2011; we also experienced healthy growth in other key financial measures including Revenues Generated By Money Transfers (up 10.5 percent), Adjusted EBITDA (up 5.8 percent), Free Cash Flow (up 11.0 percent), and Adjusted Operating Income (up 9.2 percent). We expanded our agent network, growing our base to more than 310,000 at the end of 2012 (up 16.1 percent versus 2011), with such growth ultimately contributing significantly to our increased transaction volume, which grew approximately 14 percent year-over-year. We also saw 18 percent growth in Money Transfers (or “sends”) Originating Outside Of The U.S., which is among the fastest developing and most important growth areas for the Company. See page 46 of this proxy statement for reconciliation of Adjusted Operating Income discussed above and below to the related GAAP financial measure and pages 42 through 44 and pages 58 through 59 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 for reconciliation of Adjusted EBITDA and Free Cash Flow discussed above and below to the related GAAP financial measures.

We have expanded and improved our consumer-facing fraud prevention website (moneygram-preventfraud.com), providing enhanced fraud prevention resources and tools, as well as increased education, to our consumers. We also continued to expand our compliance programs and technology. At the same time, we continued to prudently manage our investment portfolio while also maintaining excess liquidity to address changes the in the Company’s payment services obligation balance. We manage a portfolio of short-dated, high quality investments that provide sufficient access to funds while preserving value.

In 2012, we also introduced several strategic relationships, including those with PayPal, Gemalto and RNKO Payment Center, not only representing a new level of innovation for MoneyGram, but also enhancing our growth into new areas of the payments industry, and in particular growing our presence in digital and mobile. For example, through our relationship with PayPal, in 2013 we will launch the first global solution for consumers who do not have or use a bank account or credit card to fund and maintain a PayPal account, giving them access to ecommerce. Additionally, the financial institutions group added 12 new banking relationships.

These results were reviewed by the HRNC to make compensation decisions.

CEO Pay At-A-Glance

The HRNC determined that the appropriate Total Direct Compensation, or TDC, for Ms. Patsley for 2012 performance was $1.965 million, a decrease of 22 percent over the prior year. The HRNC considered our performance to be very competitive considering the economic environment and especially given our peer group’s performance.

Ms. Patsley’s Total Direct Compensation ($ Thousands)

Snapshot: How Compensation Is Delivered To Our CEO And Named Executives (Pay Mix)

	COMPENSATION ELEMENT	UNDERLYING PRINCIPLE	COMMENTS
Fixed Compensation	Base Salary	To provide a competitive level of fixed compensation that serves to attract and retain high-caliber talent and is predicated on responsibility, skills and experience.	Base salaries are generally reviewed annually and may be modified on the basis of merit, promotion, internal equity considerations and/or market adjustments.

Variable Compensation	Annual Incentive Award	To reward achievement of corporate, business unit (where applicable) and individual Named Executive goals and contributions to the Company.	Based on objective performance metrics, but also allows the HRNC to apply discretion in considering quantitative and qualitative performance.

	Long-Term Incentive Award	To promote the recruitment and retention of our CEO and Named Executives, to reward performance that drives stockholder value creation, and to align the interests of our management team with those of our stockholders.

Annual incentive awards are delivered to our CEO and our Named Executives in cash.

Long-term incentive awards are delivered to our CEO and Named Executives in a combination of stock options, which are subject to time- and performance-based vesting, and performance-based RSUs.

2012 Compensation Review and Decisions

As discussed above (under Peer Group Selection and Competitive Benchmarking), beginning this year, we now use competitive market data for informational purposes only, basing our decisions instead upon Company and individual performance as it relates to our goals and objectives. We believe this approach further strengthens the relationship between pay and performance for our senior executives and avoids the “ratcheting up” effect of tying compensation to market levels.

Overview of Year-End 2012 Total Direct Compensation

INCENTIVE TYPE	COMPENSATION ELEMENT	WHAT IT DOES	HOW IT’S SET/LINKS TO PERFORMANCE
Fixed	Base Salary	— Provides competitive fixed compensation — Balances risk-taking concerns with pay for performance	— Job scope and impact, experience and capability, market compensation levels

Variable	Annual Cash Incentive	— Provides a competitive annual incentive opportunity — Aligns with individual business unit and Company performance

— Payout range: 0%—200% of target

— Based on achievement of financial goals (Total Revenue and Operating Income)

— Risk/control and compliance goals

— Based on objective performance metrics, but also allows the HRNC to use judgment in considering quantitative and qualitative performance factors

	Stock Options	— Aligns with share price growth

Options Granted In 2011 & 2012

— Ten-year term

— Four-year ratable vesting

Options Granted Prior To 2011

— Ten-year term

— 50% time-based with five-year ratable vesting (except Ms. Patsley, with four-year vesting for 2009 grants)

— 50% performance-based, with vesting predicated on share price

	Performance- Based Restricted Stock Units	— Aligns with share price — Vest based on annual adjusted EBITDA growth target

RSUs Granted In 2011

— Payout range: 0% – 200% of target

— Annual adjusted EBITDA growth targets and payouts for 2012 – 2014

RSUs Granted In 2012

— Payout range: 0% – 200% of target

— Annual adjusted EBITDA growth targets and payouts for 2012 – 2014

Base Salary

Base salary decisions for 2012 were determined by the HRNC based on the following factors:

—	Recommendations from the CEO (for Named Executives other than the CEO);

—	Performance achievement (both Company and individual) relative to goals and objectives;

—	Scope and impact of each role and changes in job responsibility (in particular with respect to promotional increases);

—	Internal pay equity considerations.

Having considered these factors, the HRNC approved the following base salary increases in 2012:

NAMED EXECUTIVE	BASE SALARY INCREASE		EFFECTIVE DATE	REASON FOR INCREASE
	%	$
Pamela H. Patsley	0.0%	$0	N/A	N/A
W. Alexander Holmes	26.0%	$65,000	3/21/2012	Promoted to CFO.
	7.9%	$25,000	8/18/2012	Assumed additional responsibilities.
J. Lucas Wimer	5.9%	$20,000	3/17/2012	Merit increase.
Carl Scheible[1]	0.0%	$0	N/A	N/A
F. Aaron Henry	4.0%	$10,000	3/17/2012	Merit increase.
	15.4%	$40,000	7/1/2012	Promoted to Interim General Counsel.
	13.3%	$40,000	8/18/2012	Promoted to General Counsel.
James E. Shields[2]	0.0%	$0	N/A	N/A
Timothy E. Everett[2]	3.0%	$10,800	3/17/2012	Merit increase.

N/A – Not Applicable

(1)	Mr. Scheible joined the Company effective April 16, 2012.

(2)	Messrs. Shields and Everett ceased to serve as executive officers of MoneyGram, effective March 21, 2012, and July 6, 2012, respectively.

Annual Cash Incentive Plan

The annual cash incentive plan provides for annual cash incentive awards based on overall Company performance, individual business unit performance (where applicable), and individual performance and contribution. The HRNC sets specific performance objectives for the Company to achieve under the annual cash incentive plan. The performance measures governing these objectives under the terms of the 2005 Plan (as amended and restated pursuant to Proposal 2) may include: sales (including growth or growth rate), revenue (including growth or growth rate), costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share (including growth or growth rate), earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income (including income after capital costs and income before or after taxes), margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or pro forma assets, average assets, net assets, equity, investment, capital and net capital employed), risk-adjusted return on capital or invested capital, weighted average cost of capital, stockholder return (including total stockholder return relative to an index or peer group), stock price (including growth or growth rate), economic value added, cash generation, cash flow, operating cash flow, free cash flow, unit volume, working capital, market share (in aggregate or by region), cost reductions, strategic plan development and implementation, total market value, value measures including ethics compliance, regulatory compliance, employee satisfaction and customer satisfaction, or other applicable measures as the HRNC deems appropriate.

Award Levels

In February 2012, the HRNC reviewed the annual incentive targets for each Named Executive to ensure that the Company is competitive under this element of compensation. Consistent with our compensation objectives, as an executive assumes greater responsibility within the Company, a larger portion of his or her compensation is “at risk” and tied directly to the achievement of Company and individual performance goals.

For 2012, the HRNC established annual incentive targets for our Named Executives as follows:

NAMED EXECUTIVE	ANNUAL INCENTIVE TARGET AS A PERCENT OF BASE SALARY AS OF:
	12/31/2012	12/31/2011
Pamela H. Patsley	120%	110%
W. Alexander Holmes	70%	60%
J. Lucas Wimer	70%	70%
Carl Scheible[1]	75%	N/A
F. Aaron Henry	60%	40%
James E. Shields[2]	N/A	70%
Timothy E. Everett[2]	N/A	60%

N/A – Not Applicable

(1)	Mr. Scheible joined the Company effective April 16, 2012.

(2)	Messrs. Shields and Everett ceased to serve as executive officers of MoneyGram, effective March 21, 2012, and July 6, 2012, respectively.

Each Named Executive’s actual annual cash incentive award depends on the Company’s achievement of annual financial results relative to performance objectives established by the HRNC, including business unit performance (where applicable) as well as individual performance and contribution to the Company’s overall results (which is reflected in each Named Executive’s performance rating). The HRNC sets the financial objectives for each Named Executive so as to place the appropriate focus on the desired results and key initiatives. In setting these goals the HRNC considers input from management. There is a performance overlay range associated with each Named Executive’s performance rating, which allows a Named Executive’s annual incentive payout to be increased or decreased depending on the executive’s performance rating.

2012 Performance Objectives and Funding Formula

Under the annual cash incentive plan, the HRNC sets specific performance objectives for the Company, as well as threshold, target and maximum payout levels predicated on actual achievement, as set forth below.

	THRESHOLD	TARGET	MAXIMUM
Performance Achievement	94%	100%	108%
Payout	50%	100%	200%

For 2012, the HRNC approved Revenue and Operating Income, each weighted equally, as the performance measures governing annual incentive payouts.

These measures are also consistent with those selected by the HRNC in 2011.

PERFORMANCE MEASURES ($ IN MILLIONS)	WEIGHT	THRESHOLD	TARGET	MAXIMUM	2012 RESULTS	2012 RESULTS AS A PERCENT OF TARGET
Revenue	50%	$1,274.6	$1,356.0	$1,464.5	$1,363.1	101%
Operating Income[1]	50%	$197.8	$210.4	$227.2	$203.4	97%

(1)	Operating income as reported, adjusted for any items included in the Company’s Adjusted EBITDA metric and the impact of foreign currency fluctuations.

The following table indicates a summary of the determination of the results achieved under the plan.

	REVENUE ($ IN MILLIONS)	OPERATING INCOME ($ IN MILLIONS)
Metric As Reported	$1,341.2	$52.4
Adjustments to EBITDA[1]	$0.0	$147.5
Changes In Foreign Currency[2]	$21.9	$3.5
Metric Achievement Approved by the HRNC	$1,363.1	$203.4

(1)	The HRNC established this metric to incorporate into the reported metric the adjustments to EBITDA that impact operating income, as the HRNC believes that these items are not indicative of the core results of operations and management performance.

(2)	Changes to foreign currency reflect the net effect of constant currency adjustments and exchange rate fluctuations.

2012 Actual Annual Cash Incentive Payouts

Based on the results achieved and the relative weighting of each performance objective (as shown in the table above), the 2012 level of performance achievement for the annual cash incentive plan pool was 89.4 percent of target. Each Named Executive also received an individual performance rating, as set forth below, which served either as a multiplier or a detractor to his or her annual cash incentive payout. In addition to Company and Business Unit performance (where applicable), the Named Executives’ performance ratings also consider his or her technical and leadership competency and abilities in his or her role. All annual cash incentive payouts were approved by the HRNC. The performance goals for all Named Executives were based solely on overall corporate performance.

NAMED EXECUTIVE	PERFORMANCE PERCENTAGE (%)	ANNUAL CASH INCENTIVE AS A PERCENT OF TARGET (3)
Pamela H. Patsley	120%	107%
W. Alexander Holmes	120%	107%
J. Lucas Wimer	95%	85%
Carl Scheible[1]	110%	98%
F. Aaron Henry	120%	107%
James E. Shields[2]	N/A	N/A
Timothy E. Everett[2]	N/A	N/A

N/A – Not Applicable

(1)	Mr. Scheible joined the Company effective April 16, 2012.

(2)	Messrs. Shields and Everett ceased to serve as executive officers of MoneyGram, effective March 21, 2012, and July 6, 2012, respectively.

(3)	Represents a percentage comparison between the actual cash incentive amount paid to the Named Executive and such Named Executive’s target payout amount.

Long-Term Incentives

Stock Options and Restricted Stock Units

In 2012, the HRNC’s decisions relating to equity awards were primarily influenced by the need to recruit and retain certain Named Executives as well as to align the interests of the Named Executives with those of our stockholders. Historically, MoneyGram has granted stock options and RSUs to Named Executives that vest both on the basis of time and performance. MoneyGram has developed these vesting criteria to be both motivational and retentive, with performance-vesting criteria serving to motivate the creation of long-term stockholder value and time-based vesting criteria serving to retain key executives.

No annual grants of stock options and RSUs were granted to Named Executives during 2012; however, stock options and RSUs were granted during 2012 to certain Named Executives in connection with new hires and internal promotions. The table below sets forth the total number of stock options and RSUs granted to each Named Executive during 2012:

NAMED EXECUTIVE	STOCK OPTIONS (#)	RESTRICTED STOCK UNITS (#)
Pamela H. Patsley	0	0
W. Alexander Holmes[1]	13,526	8,157
J. Lucas Wimer	0	0
Carl Scheible[1,2]	75,075	60,168
F. Aaron Henry[1]	16,693	12,600
James E. Shields[3]	0	0
Timothy E. Everett[3]	0	0

(1)	The RSUs granted to Messrs. Holmes, Henry and Scheible will vest on the basis of the Company’s average annual adjusted EBITDA performance over a period of two or three years, which is targeted at the Company achieving an average annual adjusted EBITDA increase target over two or three years. Fifty percent of the RSUs will vest if the performance goal is achieved as of the second anniversary of the date of grant and 50 percent of the RSUs will vest if the performance goal is achieved as of the third anniversary of the date of grant. Additionally, under the terms of the award agreements, these RSUs have the potential to pay out at 50 percent of the number of units awarded if the Company achieves a threshold performance target or 200 percent if the Company achieves a maximum performance target.

(2)	Represents Mr. Scheible’s sign-on grant, split equally between stock options and RSUs.

(3)	Messrs. Shields and Everett ceased to serve as executive officers of MoneyGram, effective March 21, 2012, and July 6, 2012, respectively.

All participants in our long-term incentive program, including our Named Executives, are required to sign a post-employment restriction agreement providing for non-disclosure, non-solicitation and non-competition following termination of employment. For all equity participants other than Ms. Patsley, a discussion of the treatment of unvested equity upon the termination of employment is included below under “Restricted Stock Unit Agreements” and “Stock Option Agreements”. The treatment of Ms. Patsley’s equity upon termination is discussed under “Executive Employment Agreements”.

Annual Equity Grant Guidelines

In 2012, the HRNC established equity grant guidelines to develop a consistent approach to the granting of equity-based awards. These equity grant guidelines were implemented in 2013. The equity grant guidelines, expressed as a multiple of base salary, are set forth below.

LEVEL	PERCENT
CEO	400%
Executive Committee Member	200%
Senior Vice President	50%
Vice President	40%
Senior Director	25%
Director	20%

The HRNC will determine the split between stock options and RSUs and also set the vesting criteria at the time of each grant.

Other Compensation

A portion of our Named Executives’ compensation includes other market competitive, non-variable compensation and benefits. These other compensation and benefits elements aid us in being able to recruit more effectively and to retain highly qualified executive talent while competing with other companies that offer similar programs.

Retirement Benefits and Deferred Compensation

MoneyGram does not offer any form of pension or deferred compensation to any of the Named Executives other than the 401(k) Plan.

Severance Benefits

A discussion of the Company’s severance benefits is set forth below under “Severance Benefits”.

Moving Allowances

MoneyGram did not offer any moving allowances to any Named Executives in 2012.

2013 Compensation Decisions

Base Salary

Base salary decisions for 2013 were determined by the HRNC based on the following factors:

—	Recommendations from the CEO (for Named Executives other than the CEO);

—	Performance achievement (both Company and individual) relative to goals and objectives;

—	Scope and impact of each role and changes in job responsibility (in particular with respect to promotional increases);

—	Internal pay equity considerations.

—	Peer group data.

Having considered these factors, the HRNC approved the following base salary increases in 2013.

NAMED EXECUTIVE	BASE SALARY INCREASE		EFFECTIVE DATE	REASON FOR INCREASE
	%	$
Pamela H. Patsley	6.9%	$60,000	March 27, 2013	Merit increase; resulting salary increase is reflected in terms of new CEO Employment Agreement.
W. Alexander Holmes	8.8%	$30,000	April 2013	Merit increase.
J. Lucas Wimer	1.4%	$5,000	April 2013	Merit increase.
Carl Scheible	2.9%	$13,421	April 2013	Merit increase.
F. Aaron Henry	5.9%	$20,000	April 2013	Merit increase.

2013 Performance Measures

Annual Cash Incentive Plan

For 2013, the HRNC approved Total Revenue and Adjusted EBITDA (excluding restructuring, stock based compensation, net securities gains/losses, recapitalization, asset impairment charges, debt extinguishment, and certain legal accruals), each weighted equally, as the performance measures governing annual incentive payouts.

Long-Term Incentive Awards

In accordance with the annual grant guidelines established by the HRNC in 2012, the HRNC approved long-term equity incentive grants in February 2013. The value of the awards was split evenly between stock options and RSUs. Stock options are subject to four-year ratable vesting, with 25 percent of the awards vesting on each of the first four anniversaries of the grant date. The RSUs are subject to three-year cliff vesting, based on Adjusted EBITDA growth during the applicable performance period (2013 – 2015). The details of the 2013 long-term equity grants are set forth below.

NAMED EXECUTIVE	DATE OF GRANT	TOTAL GRANT DATE AWARD ($)	AWARD SPLIT BETWEEN:
			Stock Options (#)	RSUs (#)
Pamela H. Patsley	2/26/2013	$3,460,000	136,543	104,975
W. Alexander Holmes	2/26/2013	$680,000	26,835	20,631
J. Lucas Wimer	2/26/2013	$720,000	28,413	21,844
Carl Scheible	2/26/2013	$947,580	37,394	28,749
F. Aaron Henry	2/26/2013	$680,000	26,835	20,631

Contingent Performance Awards

In February 2013, in an effort to reinforce the motivational and retentive value of our long-term incentives, the HRNC approved a one-time contingent performance award to selected equity participants. Eligibility for this award was limited to those longer-tenured equity participants who currently hold performance-based stock options with vesting criteria predicated on relatively high stock price hurdles (between $24 and $36 and between $36 and $42, depending on the date of grant). The contingent performance awards, which were granted pursuant to the 2005 Plan, are subject to three-year cliff vesting and are contingent upon the Company achieving a target compound annual growth rate of the Company’s revenue over a three-year period. If the performance goal is attained as of December 31, 2015, the performance award will vest and eligible participants will receive the value of their award. Our Named Executives who are eligible for the contingent performance award will receive 50 percent of their award in cash and 50 percent in stock, based on RSUs that were granted to such officers that would vest at such time. For all other eligible participants, 100 percent of their award will be paid in cash. If the performance goal is not attained, the performance award will not vest and the participants will not receive any cash or stock related thereto. For our Named Executives, the following award levels were approved.

NAMED EXECUTIVE	DATE OF GRANT	TOTAL GRANT DATE AWARD ($)	AWARD SPLIT BETWEEN:
			Cash ($)	RSUs (#)
Pamela H. Patsley	2/26/2013	$4,325,000	$2,162,500	131,220
W. Alexander Holmes	2/26/2013	$850,000	$425,000	25,789
J. Lucas Wimer	2/26/2013	$900,000	$450,000	27,306
Carl Scheible[1]	2/26/2013	N/A	N/A	N/A
F. Aaron Henry	2/26/2013	$850,000	$425,000	25,789

N/A – Not Applicable

(1)	Mr. Scheible does not hold any performance-based stock options and, therefore, is ineligible for the contingent performance award.

Executive Employment Agreements

MoneyGram maintains employment agreements with two of our Named Executives.

Pamela H. Patsley

On March 27, 2013, the Company and Ms. Patsley entered into a new employment agreement, referred to herein as the CEO Employment Agreement, the terms of which are discussed below. This CEO Employment Agreement supersedes the amended and restated employment agreement between the Company and Ms. Patsley dated September 1, 2009, as amended October 12, 2012, referred to herein as the Prior Employment Agreement, which was set to expire on August 31, 2013.

Prior Employment Agreement.    Under the terms of the Prior Employment Agreement, Ms. Patsley served as the Company’s Executive Chairman and CEO. Ms. Patsley received an initial annual base salary of $850,000, which was increased to $865,000 in 2010 due to the elimination of certain perquisites provided for in the agreement. Under the terms of the agreement, Ms. Patsley was eligible to participate in the annual cash incentive plan. Her annual target incentive opportunity was initially set at 100 percent of base salary earnings and was increased to 110 percent in 2011 and to 120 percent of in 2012, in each case with the maximum annual incentive opportunity equal to two times her target annual incentive if Company performance exceeded targeted levels.

The Company and Ms. Patsley amended the Prior Employment Agreement on October 12, 2012, to more closely align certain provisions of the CEO Employment Agreement with competitive market practices and to provide certain terms for an extended employment agreement with Ms. Patsley, should the Company offer her such an extension. The amendment revised the provisions of the CEO Employment Agreement that relate to termination without “cause” or resignation for “good reason”. If Ms. Patsley were terminated without “cause” or if she resigned for “good reason,” she would receive a payment of two times the sum of her base salary plus her target bonus under the annual cash incentive plan, payable in installments over the 24 months following termination. In addition, Ms. Patsley would also receive a pro rata portion of her bonus under the annual cash incentive plan for the year in which the termination occurred, provided the Company actually achieved its performance goals for the applicable performance period, and her health and life insurance would continue for a period of 18 months from the date of termination. With respect to equity awards: (i) each performance-based option award would remain outstanding and eligible to vest following Ms. Patsley’s termination until the fifth anniversary of the grant date of the option (i.e. the end of the performance period for such option) and, if the performance objectives were not achieved by such date, the award would be forfeited for no consideration; (ii) the portion of time-based option awards that would have vested during the 12 month period following termination if the termination had not occurred would automatically vest on the date of termination; (iii) all options (both performance- and time-based) would remain exercisable until the earlier of (x) the expiration of the ten-year term of the options or (y) the fifth anniversary of the date of termination, to the extent that such options were vested or became vested during the post-termination period.

The amendment further provided that if the Company did not offer Ms. Patsley a new employment agreement prior to August 31, 2013, Ms. Patsley could retire on that date and receive severance compensation and benefits (as outlined above) as if she had been terminated without “cause” or had resigned for “good reason”. If the Company and Ms. Patsley agreed to enter into a new employment agreement, or if the Company offered to enter into a new employment agreement in accordance with the terms of the amendment and Ms. Patsley declined the offer, and, in either case, her employment continued uninterrupted through August 31, 2013, she would be entitled to receive a bonus for the full year (provided that the Company actually achieved its performance goals). Further, any performance-based options would vest through any performance-vesting date that occurred during the year following termination. Additionally, all vested options held by Ms. Patsley (including any performance options that vest following her termination) would remain exercisable until the earlier of (i) the expiration of the ten-year term of the options or (ii) the fifth anniversary of the date of termination.

New CEO Employment Agreement.    Pursuant to the CEO Employment Agreement, Ms. Patsley will continue to serve as the Company’s CEO under the terms and conditions of the new agreement for the period commencing on March 27, 2013 and ending on September 1, 2015. Ms. Patsley will also continue in her capacity as Executive Chairman of the Board. Under the terms of this agreement,

Ms. Patsley will receive an annual base salary of $925,000, which is subject to annual review and may be increased, but not decreased without Ms. Patsley’s consent, at the discretion of the Board or the HRNC. Ms. Patsley is also eligible to participate in the annual cash incentive plan, with a target annual incentive opportunity equal to 120 percent of her base salary and a maximum annual incentive opportunity equal to two times her target annual incentive if Company performance exceeds targeted levels. Also pursuant to the CEO Employment Agreement, Ms. Patsley shall participate in the 2005 Plan, and be eligible to receive annual equity grants with a grant date fair market value at least equal to four times her base salary in effect at the time of grant. After the year 2013, the HRNC, in its discretion, may adjust the value of Ms. Patsley’s equity award to the extent necessary and appropriate to reflect significant changes in the competitive compensation practices used as a reference in establishing such award value.

Under the terms of the CEO Employment Agreement, Ms. Patsley is also eligible to participate in other benefit plans, in accordance with the terms and conditions of applicable Company policies as may be in effect and/or amended from time to time.

The CEO Employment Agreement also revises the provisions of the Prior CEO Employment Agreement that relate to termination without “cause” or resignation for “good reason” (as defined below). If Ms. Patsley were terminated without “cause” or if she resigns for “good reason” in the absence of a “change of control” (as defined below), she would receive a payment of two times the sum of her base salary plus her target bonus under the annual cash incentive plan, payable in installments over the 24 months following termination. In addition, Ms. Patsley would receive a pro rata portion of her bonus under the annual cash incentive plan for the year in which the termination occurs, provided the Company actually achieves its performance goals for the applicable performance period, and her health and life insurance would continue for a period of 24 months from the date of termination. With respect to each award of options: (1) subject to performance-based vesting criteria that was granted in 2009, the full amount of each such award would remain outstanding and eligible to vest following termination of employment until the fifth anniversary of the grant date (i.e., the end of the performance period specified for such award) and, if such objectives are not achieved by such date, such award would be forfeited; (2) subject only to time-based vesting criteria that was granted in 2009 and 2011, the unvested portion would remain outstanding and eligible to vest following termination of employment; and (3) held by Ms. Patsley at the time of termination of employment, would remain exercisable until the earlier of (i) expiration of the ten-year term of the options, or (ii) the fifth anniversary of the date of termination to the extent such options are either vested or become vested during the post-termination period. With respect to the restricted stock units and contingent performance award granted in November 2011 and February 2013, the full amount of the awards would remain outstanding and eligible to vest following termination of employment subject to the achievement of the applicable performance criteria over the three-year performance period specified for each such award and, to the extent the applicable performance objectives are not achieved, the applicable portion of such award would be forfeited. With respect to each other equity or equity-based award granted after the date of the CEO Employment Agreement, if any, made prior to termination of Ms. Patsley’s employment (1) subject to performance-based vesting criteria, the full amount of each such award would remain outstanding and eligible to vest following termination of employment subject to the achievement of the applicable performance criteria over the performance period specified for such award and, to the extent the applicable performance objectives are not achieved, the applicable portion of such award would be forfeited; and (2) subject only to time-based vesting criteria, the unvested portion of each such award would remain outstanding and eligible to vest following termination of employment.

If Ms. Patsley’s employment were terminated by the Company without cause or by Ms. Patsley for good reason within 12 months following a change of control, she would receive a payment of two times the sum of her base salary plus her target bonus under the annual cash incentive plan, payable in installments over the 24 months following termination. In addition, Ms. Patsley would receive a pro rata portion of her bonus under the annual cash incentive plan for the year in which the termination occurs, provided the Company actually achieves its performance goals for the applicable performance period, and her health and life insurance would continue for a period of 24 months from the date of termination. In addition, all stock options or any other long-term incentive awards subject to time-based vesting would immediately vest; and a pro-rata portion of all performance-based equity would immediately vest assuming the performance goals applicable to such award have been achieved at target level.

If Ms. Patsley’s employment were terminated for any reason other than cause at or following the expiration of the term on September 1, 2015, Ms. Patsley would be entitled to receive a pro rata portion of her bonus under the annual cash incentive plan for the year in which the termination occurs, provided the Company actually achieves its performance goals for the applicable performance period. In addition, Ms. Patsley’s equity awards and other long term incentive awards would either remain outstanding and eligible to vest, or remain exercisable, for various periods of time, each as described above in the discussion relating to a termination without cause or resignation for good reason in the absence of a change of control.

For purposes of Ms. Patsley’s agreement, “cause,” “good reason” and “change of control” have the following meanings. “Cause” shall mean a good faith finding by the Board of: (A) executive’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the Board that are within executive’s control and consistent with executive’s status as a senior executive of the Company and her duties and responsibilities; (B) fraud or material dishonesty in the performance of executive’s duties; (C) an act or acts on executive’s part constituting (x) a felony, (y) a misdemeanor involving moral turpitude or (z) a material violation of federal or state securities laws; (D) an indictment of executive for a felony; (E) executive’s willful misconduct or gross negligence in connection with executive’s duties hereunder which is materially injurious to the financial condition or business reputation of the Company; (F) executive’s material breach of the Company’s Code of Ethics or any other code of conduct in effect from time to time to the extent applicable to executive, and which breach has a material adverse effect on the Company; or (G) executive’s breach of the non-competition, non-solicitation, confidentiality or assignment of inventions provisions of the agreement, which breach has an adverse effect on the Company. “Good Reason” shall mean without executive’s consent, (A) any material reduction in executive’s position, authority, duties or responsibilities; (B) a material reduction of executive’s base salary, or target bonus opportunity then in effect, except in connection with an across-the-board reduction of not more than 10 percent applicable to similarly situated employees of the Company; or (C) the reassignment of executive’s place of work to a location more than 50 miles from executive’s place of work on the Effective Date; provided that none of the events described in clauses (A), (B) and (C) shall constitute good reason hereunder unless (x) executive shall have given written notice to the Company within 60 days following the occurrence of the event and (y) the Company shall have failed to remedy such event within 30 days of the Company’s receipt of such notice. “Change of control” shall generally mean (i) a sale, transfer or other disposition of all or substantially all of the Company’s assets, (ii) the transfer of more than 50 percent of the outstanding securities of the Company to an entity or group, or (iii) the merger, consolidation, reorganization, recapitalization or share exchange of the Company with another entity, in each case in clauses (ii) and (iii) under circumstances in which the holders of the voting power of the Company’s securities prior to the transaction hold less than 50 percent of the voting power after the transaction.

Carl-Olav Scheible

On March 16, 2012, the Company entered into a Service Agreement with Carl-Olav Scheible. Pursuant to the agreement, Mr. Scheible, whose employment commenced on April 16, 2012, serves as an Executive Vice President of MoneyGram. Mr. Scheible’s normal place of employment is the Company’s offices in London. Under the terms of the agreement, Mr. Scheible shall receive an annual salary of £300,000, which is subject to an annual review. The Company may, but is under no obligation to, increase Mr. Scheible’s salary. Mr. Scheible also received a one-time signing bonus in the amount of £10,000 (less applicable withholdings), which amount shall be repayable immediately if, within 12 months after the commencement date, Mr. Scheible’s employment is terminated for any reason, either by him or by the Company. Mr. Scheible is also eligible to participate in the Company’s annual cash incentive compensation plan. Under the terms of his agreement, Mr. Scheible’s annual target incentive opportunity is 75 percent of base salary earnings, with actual payout to be predicated on both individual and corporate performance against business and financial goals for the year. Mr. Scheible shall not be eligible for a bonus in any year if he has not completed at least a full quarter’s employment during the financial year, or his employment terminates for any reason or he is under notice of termination (whether such notice is given by Mr. Scheible or the Company).

In connection with his Agreement, Mr. Scheible received an initial equity award of $2 million, which was awarded 50 percent in stock options (which vest at a rate of 25 percent per year on each of the first four anniversaries of grant) and 50 percent in performance-based restricted stock units (which vest when certain performance measures are achieved). Mr. Scheible will also be eligible for future annual equity awards with a grant date fair value of up to two times his annual base salary; all such future awards shall be at the Company’s discretion, however, and shall not be contractually required.

Under the terms of the agreement, Mr. Scheible is also eligible to participate in other benefit programs in accordance with the terms and conditions of applicable Company policies as may be in effect and/or amended from time to time. Mr. Scheible is also entitled to receive an annual car allowance of £15,000 (less applicable taxes and statutory deductions in line with United Kingdom legislation).

If Mr. Scheible is terminated by the Company without “cause” (as defined below) or due to death or disability, Mr. Scheible shall be entitled to compensation totaling six months of his base salary only (and no benefits, bonus or profit share payments), provided that should he receive an alternate source of income during this time, Mr. Scheible shall notify the Company and his payments shall be reduced by the amount of such income. Further, on the termination of his employment or upon either Mr. Scheible or the Company having served notice of such termination, Mr. Scheible shall transfer without payment to the Company any qualifying shares held by him directly or as nominee.

For purposes of this agreement, “cause” includes any of the following circumstances in which Mr. Scheible: (i) commits any serious breach of the agreement or is guilty of any gross misconduct or any willful neglect in the discharge of his duties; (ii) repeats or continues (after warning) any breach of the agreement; (iii) is guilty of any fraud, dishonesty or any conduct tending to bring himself, the Company, or any Group Company into disrepute (whether or not constituting gross misconduct); (iv) consistently and/or persistently carries out or fails to carry out his duties and obligations under the agreement in a way and/or to a standard of competence that the Board (acting reasonably) considers to be unacceptable; (v) has a petition presented for a bankruptcy order to be made in respect of him, enters into (or proposes to enter into) an individual voluntary arrangement or other composition with his creditors or takes advantage of any other legislation for the time being in force offering relief for insolvent debtors; (vi) is convicted of any criminal offence (other than minor offences under road traffic legislation for which a fine or non-custodial penalty is imposed) which might reasonably be thought to affect adversely the performance of his duties; (vii) is disqualified from holding office in the Company or in any other company by reason of any order made under the Company Directors Disqualification Act 1986 or any other enactment; (viii) at any time does not possess the necessary immigration status required in order to work under the agreement in the United Kingdom; (ix) shall become of unsound mind or become a patient under the Mental Health Act 1983; (x) is convicted of an offence under the Criminal Justice Act 1993 Pt V32 or under any other present or future statutory enactment or regulations relating to insider dealings; and (xi) resigns as or otherwise ceases to be or becomes prohibited by law from being a director of the Company, otherwise than at the Company’s request.

Other Agreements

Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement

Each of our Named Executives has entered into an Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement. Under this agreement, each Named Executive agrees to confidentiality and non-disparagement obligations that extend indefinitely. In addition, under this agreement, each Named Executive agrees to non-competition provisions with respect to general competitors and specific conflicting organizations, and a non-solicitation restriction with respect to employees and customer relationships for defined periods of time.

Severance Benefits

The Company maintains severance benefits for all of its employees, the intended benefits of which are to provide financial protection in the event of a termination that could disrupt the careers of the Named Executive. The severance benefits allow the Named Executives to focus on corporate performance and maximizing value for the benefit of stockholders in the event of a change of control or other termination by providing an economic means for the Named Executive to transition away from the employment with the Company. Participation by a Named Executive in any plan or agreement requires the approval of the HRNC. For a description of the Company’s severance plans, see below and also “Potential Payments Upon Termination or Change Of Control” in this proxy statement.

Severance Agreements

Each of the Named Executives, other than Ms. Patsley and Mr. Scheible, whose severance provisions are included in their employment agreements, entered into an individual severance agreement with the Company. These individual severance agreements only provide for severance in the event that a Named Executive’s employment is terminated by the Company without cause (as defined below) and do not provide for severance benefits in the event of a change in control.

If a Named Executive is terminated without cause, the severance agreement provides for severance in an amount equal to one year of the Named Executive’s annual base salary and, provided the Company achieves its applicable performance goals, a pro rata portion of the Named Executive’s annual target incentive opportunity, payable in a lump sum when such cash bonuses are regularly paid. The severance provisions under these agreements become available to the respective Named Executive on or after the first anniversary of such person’s employment with the Company.

For purposes of the severance agreements, “cause” has the following meaning: (A) the executive’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the person or persons to whom the executive reports or the Board that are within the executive’s control and consistent with the executive’s status with the Company and his or her duties and responsibilities; (B) fraud or material dishonesty in the performance of the executive’s duties; (C) an act or acts on the executive’s part constituting (x) a felony, (y) a misdemeanor involving moral turpitude or (z) a material violation of federal or state securities laws; (D) an indictment for a felony; (E) the executive’s willful misconduct or gross negligence in connection with the executive’s duties which could reasonably be expected to be injurious in any material respect to the financial condition or business reputation of the Company; (F) the executive’s material breach of the Company’s Code of Ethics or any other code of conduct in effect from time to time to the extent applicable to the executive, and which breach could reasonably be expected to have a material adverse effect on the Company as determined in good faith by the Board; or (G) the executive’s breach of the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement, which breach has an adverse effect on the Company.

Severance Plan

The Company’s Amended and Restated MoneyGram International, Inc. Executive Severance Plan (Tier II), or the severance plan, was instituted prior to 2008. In June 2012, the last of our executives to have participated in this severance plan left the Company. No current MoneyGram executive officers participate in this severance plan and this plan is closed to new entrants.

Restricted Stock Unit Agreements

Pursuant to the terms of the restricted stock unit agreements for restricted stock units awarded in November 2011 and in 2012, if a participant is terminated for cause or resigns from the Company or any of its subsidiaries, any units that are not vested as of such date shall be forfeited. If a participant is terminated without cause or due to death or disability prior to completion of half of the performance period, any units that are not vested as of such date shall be forfeited. If a participant is terminated without cause or due to death or disability after completion of half of the performance period, any units that are not vested as of such date shall vest with respect to a number of units equal to the product of (x) the number of units that would be eligible for vesting based on the actual attainment of performance goals with respect to the entire performance period, multiplied by (y) a fraction, the number of which is the number of days the participant was employed during the performance period, and the denominator of which is the total number of days in the performance period. In the event that the units are assumed or otherwise replaced in connection with a change in control (as defined below), and a participant’s employment is terminated without cause or a participant terminates his or her employment for good reason, in each case within 12 months following the change in control, then the units will immediately vest with respect to a number of units that is the greater of (i) the target number of units that would vest if the performance goals were achieved and (ii) the number of units determined based on the actual level of attainment of the performance goals as of the date of the change in control. The performance restricted stock units are also subject to certain forfeiture and repayment provisions.

For purposes of the restricted stock units and the stock option agreements discussed below, “change in control” shall generally mean: (i) a sale or other disposition of all or substantially all of the Company’s assets, (ii) the transfer of more than 50% of the outstanding securities of the Company to an entity or group or (iii) a merger, consolidation, reorganization, recapitalization or share exchange of the Company with another entity, in each case in clauses (ii) and (iii) under circumstances in which the holders of the voting power of the Company’s securities prior to the transaction hold less than 50% of the voting power after the transaction.

Stock Option Agreements

Pursuant to the terms of the form stock option agreements for stock options awarded in November 2011 and in 2012, if an optionee’s employment is terminated for cause, any portion of the option that has not been exercised shall be immediately forfeited. If an optionee’s employment is terminated by the Company or one of its subsidiaries without cause or the optionee terminates employment for good reason, any unvested portion of the option shall be forfeited and the optionee will have a designated period of time to exercise the vested portion. If an optionee resigns without good reason or for any reason other than death or disability, any unvested portion of the option shall be forfeited and the optionee will have a designated period of time to exercise the vested portion. If an optionee’s employment is terminated due to death or disability, the portion of the option that would have vested during the 12-month period following the termination date shall vest, the vested portion of the option may be exercised for a designated period of time, and the unvested portion of the option shall be forfeited.

If there is a change in control of the Company and the per share fair market value of the Company’s common stock on the occurrence of the change in control does not exceed the per share option price, then the option, whether vested or unvested, shall immediately terminate. However, if the fair market value exceeds the option price on the occurrence of the change in control, the Committee, in its sole discretion, may (1) provide the optionee reasonable time to exercise the vested portion of the option, (2) provide for the termination of the option in exchange for payment to the optionee of the excess of the (x) aggregate fair market value of the common stock issuable pursuant to the vested portion of the option over (y) the aggregate option price for the vested portion or (3) if the change in control involves a merger or consolidation with another company, provide for the assumption or substitution by the surviving entity or its parent of awards with substantially the same terms as the option.

If there is a change in control of the Company and after giving effect thereto the optionee’s employment is terminated by the Company or its subsidiaries without cause or the optionee terminates his or her employment for good reason, in each case within 12 months following the change in control, any portion of options outstanding and unvested as of the termination of employment shall automatically accelerate and become vested. The stock options are also subject to certain forfeiture and repayment provisions.

Annual Cash Incentive Plan

Pursuant to the terms of the annual cash incentive plan, in the event of a change of control (as defined below), each participant in the plan shall be entitled to a pro rata bonus award calculated on the basis of achievement of the performance goals through the date of the change of control. In the event of a participant’s termination of employment to retirement, death or disability, the participant shall be eligible to receive a pro rata bonus award if bonus awards are paid by the Company.

For purposes of the annual cash incentive plan, “change of control” shall generally mean: (i) an acquisition by an individual, entity or group of beneficial ownership of 20% or more of the Company’s outstanding common stock or the Company’s outstanding voting securities, subject to certain exceptions, (ii) a change in the composition of the Board such that the individuals who constitute the Board on the effective date of the plan (or are deemed to be an incumbent director) cease to constitute a majority of the Board, (iii) consummation of a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Company, subject to certain exceptions or (iv) a complete liquidation or dissolution of the Company.

Compensation and Other Related Policies

Policy for Deductibility of Compensation

The Company’s ability to deduct compensation expense for federal income tax purposes is subject to the limitations of Section 162(m) of the Code. Section 162(m) limits deductibility to $1 million for certain executive officers unless certain conditions are met. To date, the Company has designed and administered its executive compensation program so that all compensation paid by the Company to the Named Executives, other than severance, qualified as deductible compensation expense. Although the HRNC is mindful of the limitation imposed by Section 162(m) of the Code, it also recognizes that facts and circumstances may render compliance with those limitations inappropriate, at odds with the best interests of the Company or out of step with the then prevailing competitive market conditions. In such event, the HRNC’s priority will be determining what is in the best interest of the Company and its stockholders rather than compliance with the technical limitations imposed by the Code.

Stock Ownership Guidelines For Executives (See discussion on page 40)

Policy Regarding Trading in Company Stock (See discussion on page 41)

Clawback Policy (See discussion on page 41)

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis above, which sets forth the objectives of MoneyGram’s executive compensation and benefit programs.

2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Pamela H. Patsley	2012	865,000	—	—	—	1,100,129	—	10,075	1,975,204
Chairman and Chief	2011	865,000	—	249,830	305,484	1,089,300	—	9,878	2,519,492
Executive Officer	2010	860,673	—	—	—	602,000	—	9,876	1,472,549

W. Alexander Holmes	2012	308,154	—	150,007	160,865	226,997	—	10,075	856,098
Executive Vice President and	2011	238,045	5,000	74,932	1,079,335	125,100	—	44,308	1,566,720
Chief Financial Officer

J. Lucas Wimer	2012	355,385	—	—	—	211,554	—	75	567,014
Executive Vice President	2011	337,692	—	74,932	91,545	225,600	—	103,247	833,016
Global Operations	2010	217,039	—	—	4,362,800	103,400	—	50	4,683,289

Carl Scheible (6)	2012	334,491	—	999,992	799,556	271,275	—	45,525	2,450,839
Executive Vice President,
Europe and Africa

F. Aaron Henry	2012	290,769	—	200,006	167,335	157,015	—	10,075	825,200
Executive Vice President and
General Counsel

James E. Shields (7)	2012	173,250	—	—	—	—	—	459,361	632,611
Former Executive Vice President	2011	376,923	—	74,932	91,545	214,300	—	9,878	767,578
and Chief Financial Officer	2010	162,885	—	—	3,553,000	71,100	—		3,786,985

Timothy C. Everett (8)	2012	247,084	—	—	—	—	—	496,368	743,452
Former Executive Vice President	2011	355,385	—	87,364	106,858	224,000	—	9,878	783,485
and General Counsel	2010	320,673	—	—	3,978,275	119,300	—	9,869	4,428,117

(1)	In general, MoneyGram awards bonuses based solely on MoneyGram’s achievement of certain performance targets established under incentive plans, which bonus amounts, if any, are recorded under the Non-Equity Incentive Plan Compensation column of this table. MoneyGram did, however, award Mr. Holmes a discretionary bonus in 2011, which is recorded under the Bonus column of this table.

(2)	The amounts included in these columns represent the aggregate grant date fair value of the stock options and performance restricted stock units awarded to Named Executives in accordance with applicable accounting guidance. The grant date fair values have been determined based on the assumptions and methodologies set forth in Note 12 — Stock-Based Compensation of the Notes to Consolidated Financial Statements in our 2012 Form 10-K. In accordance with SEC rules, the grant date fair value for performance restricted stock units is reported based upon the Company’s best estimate of the most probable outcome of the performance conditions at 100 percent achievement. The value of the performance restricted stock units assuming achievement of the maximum performance level of 200 percent would have been: Ms. Patsley – $499,660; Mr. Holmes – $449,878; Mr. Wimer – $149,864; Mr. Scheible – $1,999,984; Mr. Henry – $400,012; Mr. Shields – $149,864; and Mr. Everett – $174,728.

(3)	Non-equity incentive plan compensation represents awards earned during 2012, 2011 and 2010 in recognition of the Company’s achievement of performance goals under the annual cash incentive plan.

(4)	No Named Executive is eligible to receive a pension payment.

(5)	For a breakdown of the components that comprise all other compensation for the Named Executives, refer to the table entitled “2012 Details Behind All Other Compensation Column Table” immediately below.

(6)	For details regarding Mr. Scheible’s service agreement, see “— Compensation Discussion and Analysis — Executive Employment Agreements.” All figures reflect conversion from GBP to USD at a conversion rate of GBP1 = $1.6165 as of December 31, 2012.

(7)	Mr. Shields ceased to serve as an executive officer of the Company effective March 21, 2012, but continued to receive his full salary and benefits until May 31, 2012 for his assistance during the transition period. Under his separation agreement, Mr. Shields received a severance payment of $452,400.

(8)	Mr. Everett ceased to serve as an executive officer of the Company effective July 6, 2012, but continued to receive his full salary and benefits until August 24, 2012 for his assistance during the transition period. Under his separation agreement, Mr. Everett received a severance payment of $486,318.

2012 DETAILS BEHIND ALL OTHER COMPENSATION COLUMN TABLE

Name	Year	Perquisites and Other Personal Benefits ($)	Registrant Contributions to Defined Contribution Plans ($)(1)	Insurance Premiums ($)(2)	Tax Reimbursement ($)	Severance		Other ($)	Total ($)
Pamela H. Patsley	2012	—	10,000	75	—	—		—	10,075
W. Alexander Holmes	2012	—	10,000	75	—	—		—	10,075
J. Lucas Wimer	2012	—	—	75	—	—		—	75
Carl Scheible (3)	2012	17,191	27,505	829	—	—		—	45,525
F. Aaron Henry	2012	—	10,000	75	—	—		—	10,075
James E. Shields	2012	—	6,930	31	—	452,400	(4)	—	459,361
Timothy C. Everett	2012	—	10,000	50	—	486,318	(5)	—	496,368

(1)	The 401(k) plan allows employees to defer up to 50 percent of eligible compensation on a pre-tax basis subject to federal tax law limits. MoneyGram matches 100 percent of the first three percent and 50 percent of the next two percent of compensation deferred. The matching contributions for 2012 are set forth in the table. See footnote (3) below for information regarding Mr. Scheible.

(2)	Represents premiums paid by MoneyGram in 2012 for life and travel accident insurance covering each of the Named Executives.

(3)	Mr. Scheible’s service agreement provides for GBP 15,000 annual car allowance (prorated to GBP 10,635 for 2012); 8 percent of salary contribution to UK defined contribution plan (prorated to GBP 17,015 for 2012); and GBP 513 contribution for life and travel accident coverage (also GBP 513 for 2012) (Exchange rate at 12/31/2012 = GBP1 = $1.6165).

(4)	Under Mr. Shields’s separation agreement, Mr. Shields received salary severance of $385,000 and bonus severance of $67,400.

(5)	Under Mr. Everett’s separation agreement, Mr. Everett received salary severance of $370,800 and bonus severance of $115,518.

2012 GRANTS OF PLAN-BASED AWARDS

The following table summarizes the 2012 grants of equity and non-equity plan-based awards for each Named Executive.

Name	Grant Date(1)		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Pamela H. Patsley	02/22/2012	**	475,500	951,500	1,903,000
W. Alexander Holmes	02/22/2012	**	75,000	150,000	300,000
	03/21/2012	*								13,526	18.39	160,685
	03/21/2012	*				4,079	8,157	16,314				150,007
J. Lucas Wimer	02/22/2012	**	119,000	238,000	476,000
Carl Scheible	04/16/2012	*								75,075	16.62	799,556
	04/16/2012	*				30,084	60,168	120,336				999,992
F. Aaron Henry	02/22/2012	**	50,000	100,000	200,000
	07/16/2012	*								6,276	15.51	61,439
	07/16/2012	*				2,418	4,836	9,672				75,006
	08/21/2012	*								10,417	16.10	105,896
	08/21/2012	*				3,882	7,764	15,528				125,000
James E. Shields	02/22/2012	**	134,750	269,500	539,000
Timothy C. Everett	02/22/2012	**	108,000	216,000	432,000

*	Denotes equity awards granted pursuant to the 2005 Plan.

**	Denotes awards granted pursuant to the annual cash incentive plan, which by its terms is governed by the 2005 Plan.

(1)	The grant date of all equity awards is the date of the HRNC meeting at which such award is approved.

(2)	Actual payout amounts of these awards have already been determined and were paid in February 2013 and are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(3)	All options were granted with an exercise price equal to the greater of $12.00 or the closing sales price of the common stock on the NYSE as reported in the consolidated transaction reporting system on the grant date or, if such Exchange is not open for trading on such date, on the most recent preceding date when such Exchange is open for trading. The exercise prices set forth in the table represent the closing sale price of our common stock on the NYSE on the grant date.

(4)	The amount included in this column represents the aggregate grant date fair value of the awards made to Named Executives in accordance with applicable accounting guidance (see Note 12 — Stock-Based Compensation of the Notes to Consolidated Financial Statements in our 2012 Form 10-K). For performance-based options, the grant date fair value is determined using Monte Carlo simulation and a Black Scholes model. For time-based options, the grant date fair value is determined using a Black Scholes model. For restricted stock units, the grant date fair value is determined as the closing sales price of the common stock on the grant date multiplied by the number of units that are expected to vest. As of December 31, 2012, the Company estimates that achievement of between the threshold and target performance condition is the most probable outcome.

Restricted Stock Units.    Restricted stock units are granted under the 2005 Plan. For all restricted stock units granted during 2012, the units shall vest, as more fully discussed below, and become payable in shares of the Company’s common stock (1) as long as the participant remains continuously employed by the Company or one of its subsidiaries through the later of the performance period or a vesting date and (2) to the extent the Company attains the performance goals applicable to the performance period of January 1, 2012 through December 31, 2014. The performance goals for these awards are based on the degree to which the Company’s actual performance over the performance period met, exceeded or fell short of the performance criteria, which is targeted at the Company achieving an average annual adjusted EBITDA increase target, with 50 percent of the restricted stock units vesting if the performance goal is achieved as of the second anniversary of the grant date and 50 percent of the restricted stock units vesting if the performance goal is achieved as of the third anniversary of the grant date. In the event the targeted performance goal is not met as of December 31, 2014, but the Company achieves a threshold performance goal, the participant will be entitled to 50 percent of the target number of restricted stock units vesting in accordance with the schedule previously described above. In the event the Company achieves its maximum performance goal, the participant will be entitled to 200 percent of the target number of restricted stock units vesting in accordance with the schedule previously described above. A pro rata adjustment will be made if the Company achieves a performance goal of an average annual adjusted EBITDA increase between the threshold and maximum performance goals. For purposes of these awards, adjusted EBITDA is defined as reported earnings before interest, taxes, depreciation and amortization and less certain non-recurring or other unexpected expenses including but not limited to: restructuring, stock based compensation, net securities gains/losses, recapitalization, asset impairment, debt extinguishment, certain legal accruals and currency adjustments. See “Compensation Discussion and Analysis — Long-Term Incentives” for more information.

Stock Options.    Stock options are granted under the 2005 Plan. For all options granted during 2012, 25 percent of the options will vest on each anniversary of the grant date through the fourth anniversary of the grant date. The options have a ten-year term. The per share purchase price of the shares subject to the option is the higher of $12.00 or the fair market value of the Company’s common stock as of the grant date. See “Compensation Discussion and Analysis — Long-Term Incentives” for more information.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

The following table summarizes the total outstanding equity awards as of December 31, 2012 for each Named Executive.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value (as of December 31, 2011) of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Name	Exercisable (#)(1)	Unexercisable (#)(1)
Pamela H. Patsley
Grant Date:
01/21/09	342,188	73,437	146,875	12.00	01/21/19	—	—	—	—
05/12/09	78,125	15,625	31,250	12.72	05/12/19	—	—	—	—
08/31/09	295,313	98,437	393,750	21.28	08/31/19	—	—	—	—
11/17/11	6,883	20,647	—	17.03	11/17/21	—	—	—	—
11/17/11	—	—	—	—	—	—	—	14,670	194,964

W. Alexander Holmes
Grant Date:
08/11/09	30,000	20,000	50,000	18.40	08/11/19	—	—	—	—
02/17/10	5,000	7,500	12,500	22.24	02/17/20	—	—	—	—
07/11/11	5,000	20,000	25,000	28.00	07/11/21	—	—	—	—
11/17/11	2,063	6,187	—	17.03	11/17/21	—	—	—	—
11/17/11	—	—	—	—	—	—	—	4,400	58,476
3/21/12	—	13,526	13,526	18.39	03/21/22	—	—	—	—
3/21/12	—	—	—	—	—	—	—	8,157	108,407

J. Lucas Wimer
Grant Date:
04/30/10	50,000	75,000	125,000	24.40	04/30/20	—	—	—	—
11/17/11	2,063	6,187	—	17.03	11/17/21	—	—	—	—
11/17/11	—	—	—	—	—	—	—	4,400	58,476

Carl Scheible
Grant Date:
04/16/12	—	75,075	75,075	16.62	04/16/22	—	—	—	—
04/16/12	—	—	—	—	—	—	—	60,168	799,633

F. Aaron Henry
Grant Date:
02/15/11	6,250	25,000	31,250	23.28	02/15/21	—	—	—	—
11/17/11	805	2,415	3,220	17.03	11/17/21	—	—	—	—
11/17/11	—	—	—	—	—	—	—	1.710	22,726
07/16/12	—	6,276	6,276	15.51	07/16/22	—	—	—	—
07/16/12	—	—	—	—	—	—	—	4,836	64,270
08/21/12	—	10,417	10,417	16.10	08/21/22	—	—	—	—
08/21/12	—	—	—	—	—	—	—	7,764	103,184

James E. Shields
Grant Date:
—	—	—	—	—	—	—	—	—	—

Timothy C. Everett
Grant Date:
—	—	—	—	—	—	—	—	—	—

(1)	For options granted in 2009 through October 2011, 50 percent of the shares are considered time-vested and 50 percent of the shares are considered stock performance-vested. The time-vested portion of the options vests (i) for Ms. Patsley, in four equal annual installments, beginning one year from the grant date, and have a ten-year term, or (ii) for the other applicable Named Executives, in five equal annual installments, beginning one year from the grant date, and have a ten-year term. With respect to the stock performance-vested portion of the options, shares vest in two installments when the value of the common stock of the Company reaches a certain price per share for a period of 20 consecutive trading days for each installment during the five-year period following the grant date.

For the options granted November 17, 2011 and thereafter, 25 percent of the options will vest on each anniversary of the grant date through the fourth anniversary of the grant date. The options have a ten-year term. The per share purchase price of the shares subject to the options is the fair market value of the Company’s common stock on the grant date.

(2)	For options granted on January 21, 2009, the exercise price was set at $12.00, which amount was determined to be greater than or equal to the fair market value of our common stock on the grant date. For options granted after January 21, 2009, the exercise price was set at $12.00 or the fair market value of our common stock on the grant date, defined as the closing sale price of the shares on the grant date, whichever was higher.

(3)	For the restricted stock units granted November 17, 2011 and in 2012, and except as described below, the units shall vest, as more fully discussed below, and become payable in shares of the Company’s common stock (1) as long as the participant remains continuously employed by the Company or one of its subsidiaries through the later of the performance period or a vesting date and (2) to the extent the Company attains the performance goals applicable to the performance period of January 1, 2012 through December 31, 2014. The performance goals for these awards are based on the degree to which the Company’s actual performance over the performance period met, exceeded or fell short of the performance criteria, which is targeted at the Company achieving an average annual adjusted EBITDA increase target, with 50 percent of the restricted stock units vesting if the performance goal is achieved as of the second anniversary of the grant date and 50 percent of the restricted stock units vesting if the performance goal is achieved as of the third anniversary of the grant date. In the event the targeted performance goal is not met as of December 31, 2014, but the Company achieves a threshold performance goal, the participant will be entitled to 50 percent of the target number of restricted stock units vesting in accordance with the schedule previously described above. In the event the Company achieves its maximum performance goal, the participant will be entitled to 200 percent of the target number of restricted stock units vesting in accordance with the schedule previously described above. A pro rata adjustment will be made if the Company achieves a performance goal of an average annual adjusted EBITDA increase between the threshold and maximum performance goals. For purposes of these awards, adjusted EBITDA is defined as reported earnings before interest, taxes, depreciation and amortization and less certain non-recurring or other unexpected expenses including but not limited to: restructuring, stock based compensation, net securities gains/losses, recapitalization, asset impairment, debt extinguishment, certain legal accruals and currency adjustments. For each of the Named Executives, the total number of restricted stock units set forth in the table represent achievement at the threshold level.

(4)	The market value of shares or units of stock is calculated by multiplying the number of shares or units based upon achievement at the target level that have not vested, by the closing price of our stock on the NYSE on December 31, 2012, which was $13.29 per share.

2012 OPTION EXERCISES AND STOCK VESTED TABLE

No stock options were exercised and no restricted stock unit awards vested for any Named Executives during 2012.

Retirement Plans

401(k) Plan

The 401(k) plan is the Company’s primary retirement plan for United States employees, including Named Executives. The 401(k) plan is a defined contribution plan that allows employees whose customary employment is for not less than 1,000 hours per year to defer up to 50 percent of their eligible compensation on a pre-tax basis subject to limitations under the Code. MoneyGram matches 100 percent of the first three percent and 50 percent of the next two percent of compensation deferred by an eligible employee. In addition, a discretionary contribution may be granted annually by our

Board; however no discretionary contribution was granted for 2012. Employer contributions are initially invested according to a participant’s investment election for employee contributions. Employees may not maintain more than ten percent of their 401(k) account balances in MoneyGram stock. Participants are 100 percent vested immediately in their contributions and employer contributions.

Potential Payments Upon Termination or Change of Control

The following tables reflect the amount of compensation that each of the Named Executives would have received in the event of termination of such Named Executive’s employment with MoneyGram under a variety of circumstances, assuming that termination was effective as of December 31, 2012. The amounts represent the compensation and benefits due and payable upon the different termination events as provided for in the applicable agreements and plans in existence as of December 31, 2012 and do not contemplate changes to existing plans or new plans adopted after December 31, 2012, or any discretion that the Board may exercise to modify a benefit at termination. While the summaries below provide an estimate of the payments that may be made to the Named Executives, actual payments to a Named Executive upon the various events of termination can only be determined at the time of such Named Executive’s actual termination.

The tables include only those benefits, if any, that are enhanced or increased as a result of the event of termination and do not include benefits that the Named Executive is entitled to receive regardless of the event of termination, including but not limited to: (i) any base salary earned but not yet paid; (ii) amounts contributed to or accrued and earned under broad-based employee benefit plans, such as the 401(k) plan; and (iii) basic continuation of medical, dental, life and disability benefits.

Potential Payments and Benefits Upon Termination due to a Change of Control

Certain of MoneyGram’s compensation and benefit plans contain provisions for enhanced benefits upon termination due to a change of control of MoneyGram. The following table sets forth the benefits each Named Executive would receive under our awards granted pursuant to the 2005 Plan upon a termination of employment due to a change of control of the Company as of December 31, 2012.

Benefit	Pamela H. Patsley	W. Alexander Holmes	J. Lucas Wimer	Carl Scheible	F. Aaron Henry
Severance payment(1)	$3,806,000	$340,000	$360,000	$242,475	$340,000
Bonus (annual cash incentive plan)(2)	1,038,000	238,000	252,000	—	204,000
Accelerated vesting of stock options(3)	103,640	—	—	—	—
Accelerated vesting of restricted stock units(4)	194,964	166,883	58,476	799,633	190,180
Welfare benefits(5)	16,403	—	—	—	—
Excise tax and gross-up(6)	1,760,120	—	—	—	—
Total	6,919,127	744,883	670,476	1,042,108	734,180

(1)	Ms. Patsley’s Prior Employment Agreement, Mr. Scheible’s Service Agreement and the severance agreements with Messrs. Holmes, Wimer and Henry do not provide for specific change of control severance payments, but do provide for certain payments upon termination without cause, and in the case of Ms. Patsley, also if she terminates for good reason, as set forth in the table below. As such, depending on the circumstances, Ms. Patsley and Messrs. Holmes, Wimer, Scheible and Henry may be entitled to severance payments if they are terminated in connection with a change of control of the Company. Under Ms. Patsley’s CEO Employment Agreement entered into on March 27, 2013, (assuming the agreement was in effect and she was terminated as of December 31, 2012), Ms. Patsley would have been entitled to the following if terminated without cause within 12 months following a change of control: severance payment—$4,070,000, bonus at target—$1,100,000, accelerated vesting of stock options – $103,640, accelerated vesting of restricted stock units—$194,964, welfare benefits—$21,871.

(2)	Amount represents a 2012 annual cash incentive plan payment calculated on the basis of the target achievement of Company and unit performance goals through December 31, 2012, the assumed date of the termination of employment.

(3)	Valuation is based upon the spread between the exercise price and the closing market price of our common stock on December 31, 2012 on options that would vest upon a change of control.

(4)	Valuation is based on the realization of the vesting of the restricted stock units plus the spread between the closing market price of our common stock on December 31, 2012 and the grant date multiplied by the target number of restricted stock units.

(5)	Amount represents the value of continued welfare benefits during the applicable severance period, which is 18 months for Ms. Patsley under her employment agreement.

(6)	Although provided for under Ms. Patsley’s Prior Employment Agreement, Ms. Patsley would not receive a tax gross-up under her new CEO Employment Agreement dated March 27, 2013.

Potential Payments and Benefits Upon Termination without Cause or Termination by Executive with Good Reason

If at any time on or after the first anniversary of the date the Named Executive first became an employee of the Company such Named Executive’s employment is terminated without Cause (other than by reason of death or disability), and in the case of Ms. Patsley, also if she terminates her employment for Good Reason, such Named Executive shall be entitled to receive the following benefits under their respective agreements as of December 31, 2012.

Benefit	Pamela H. Patsley (4)	W. Alexander Holmes (5)	J. Lucas Wimer (5)	Carl Scheible (6)	F. Aaron Henry (5)	James E. Shields (7)	Timothy C. Everett (8)
Salary Severance(1)	$3,806,000	$340,000	$360,000	$242,475	$340,000	$385,000	$370,800
Bonus Severance(2)	1,038,000	238,000	252,000	—	204,000	67,400	115,518
Welfare Benefits(3)	16,403	—	—	—	—	—	—
Accelerated vesting of stock options	103,640	—	—	—	—	—	—
Accelerated vesting of RSUs	—	—	—	—	—	—	—

Total	$4,964,043	$578,000	$612,000	$242,475	$544,000	$452,400	$486,318

(1)	For a description of the calculation of the salary severance payment, see the discussion of the employment agreements and severance agreements set forth in “Part Four — Other Important Information — Compensation Discussion and Analysis” in this proxy statement.

(2)	Amount represents a 2012 annual cash incentive plan payment at target level calculated on the basis of the actual achievement of Company and unit performance goals through December 31, 2012, the assumed date of the employment termination. For Ms. Patsley, this amount also includes a payment equal to two times her target bonus then in effect under the annual cash incentive plan.

(3)	For Ms. Patsley, this amount represents the value of continued welfare benefits for a maximum of 18 months.

(4)

Pursuant to Ms. Patsley’s Prior Employment Agreement, Ms. Patsley’s severance benefits following a termination by the Company without cause or by Ms. Patsley for good reason are as follows: (i) payment equal to two times the sum of her base salary and her target bonus amount then in effect under the annual cash incentive plan, payable over 24 months; (ii) pro-rata bonus severance equal to an amount up to her annual target incentive opportunity; and (iii) continuation of Ms. Patsley’s health and life insurance for 18 months. In addition, (i) the full amount of each performance-based option award will remain outstanding and eligible to vest following Ms. Patsley’s termination until the fifth anniversary of the grant date of the option (i.e. the end of the performance period for such option) and, if the performance objectives are not achieved by such date, the award will be forfeited by Ms. Patsley for no consideration; (ii) the tranche of time-

based options that would have vested during the 12 months following termination had the termination not occurred will automatically vest; and (iii) all options (both performance- and time-based) will remain exercisable until the earlier of (x) the expiration of the ten-year term of the options and (y) the fifth anniversary of the date of termination, to the extent that such options are vested or become vested during the post-termination period. Under the terms of Ms. Patsley’s new CEO Employment Agreement, (assuming the agreement was in effect and she was terminated as of December 31, 2012), Ms. Patsley would have been entitled to the following if terminated without cause or if she resigned for good reason: salary severance – $1,850,000, bonus severance—$3,330,000, welfare benefits—$21,871, and accelerated vesting of stock options—$103,640. For a description of Ms. Patsley’s severance benefits under the Prior Employment Agreement and the new CEO Employment Agreement, see “Part Four — Other Important Information — Compensation Discussion and Analysis — Executive Employment Agreements — Pamela H. Patsley” in this proxy statement.

(5)	Messrs. Holmes, Wimer and Henry have entered into the Company’s standard severance agreement. The Company adopted this standard severance agreement in 2009, which provides severance if the Named Executive’s employment is terminated by the Company without cause. The severance agreements do not provide change of control severance benefits. The severance agreements provide for: (i) salary severance equal to the Named Executive’s then current monthly base salary multiplied by 12, payable in 12 installments; and (ii) bonus severance equal to a pro rata portion of the Named Executive’s annual target incentive opportunity if the Company achieves the performance goals for the applicable performance period, payable in a lump sum. For a description of the severance agreement, see “Part Four — Other Important Information —Compensation Discussion and Analysis —Severance Benefits.”

(6)	Mr. Scheible’s severance terms are included in his Service Agreement. Mr. Scheible’s severance benefits following a termination by the Company without cause includes salary severance equal to six months of his base salary, payable in equal monthly installments. For a description of Mr. Scheible’s severance benefits, see “Part Four — Other Important Information — Compensation Discussion and Analysis — Executive Employment Agreements — Carl-Olav Scheible” in this proxy statement.

(7)	Mr. Shields ceased to serve as the Company’s chief financial officer on March 21, 2012. Pursuant to his separation agreement, he received a salary severance of $385,000 and a pro-rated bonus severance of $67,400 pursuant to the annual cash incentive plan, each payable in a lump sum.

(8)	Mr. Everett ceased to serve as the Company’s Executive Vice President, General Counsel on July 6, 2012. Pursuant to his separation agreement, he received a salary severance of $370,800 and a pro-rated bonus severance of $115,518, each payable in a lump sum.

Potential Payments and Benefits upon Retirement, Death or Disability

The columns in the table below represent payments that would be due to Ms. Patsley in the event of a retirement under her employment agreement and to each of the Named Executives in the event of a qualified retirement (age 55 with ten years of service) or the Named Executive’s death or disability outside the context of a change of control and that would not otherwise be a termination by the Company for cause or a resignation by the Named Executive for good reason. The Named Executives would be entitled to receive pro rata payments under certain incentive plans, acceleration of vesting for certain stock options and certain pro rata vesting of restricted stock. The payments below assume that the termination event occurred as of December 31, 2012.

Name	Retirement (Prior Employment Agreement) ($)(1)	Qualified Retirement (Annual Cash Incentive Plan) ($)(2)	Death ($)(2)(3)	Disability ($)(2)
Pamela H. Patsley(4)	4,964,043	1,038,000	5,014,043	4,964,043
W. Alexander Holmes	—	238,000	288,000	238,000
J. Lucas Wimer	—	252,000	302,000	252,000
Carl Scheible(5)	—	246,613	2,186,418	489,088
F. Aaron Henry	—	204,000	254,000	204,000

(1)	Ms. Patsley’s Prior Employment Agreement provided that unless (i) she is earlier terminated pursuant to the agreement, (ii) she enters into a new employment agreement with agreed upon terms or (iii) the Company offers to enter into a new employment agreement and she declines, Ms. Patsley shall be deemed to have retired as of close of business on August 30, 2013 and is entitled to the same compensation and benefits as set forth in the table above if she were terminated without cause or resigned for good reason.

(2)	Pursuant to the annual cash incentive plan, if a participant terminates employment due to (i) retirement upon attaining age 55 or older and completing 10 years of service with the Company, (ii) death, or (iii) disability, the participant is eligible to receive a pro rata bonus award if bonus awards are paid by the Company. Pursuant to the plan, the Named Executives would be entitled to receive the following: Ms. Patsley – $1,038,000; Mr. Holmes – $238,000; Mr. Wimer – $252,000; Mr. Scheible – $246,613 (pro-rated to his date of hire on April 16, 2012); and Mr. Henry – $204,000 (each calculated based on the Company achieving target level).

(3)	All Named Executives, except Mr. Scheible, are entitled to a life insurance payment of $50,000 upon death. All Named Executives, except Ms. Patsley, would also be entitled to a life insurance payment of $250,000 if death occurred while traveling on MoneyGram business pursuant to life insurance policies purchased by the Company. Ms. Patsley would be entitled to a life insurance payment of $865,000 if death occurred while traveling on MoneyGram business. These additional life insurance payments relating to business travel are not reflected in the numbers above.

(4)	Pursuant to Ms. Patsley’s Prior Employment Agreement, upon a termination for death or disability Ms. Patsley would have been entitled to the same payments and benefits as if she were terminated without cause or resigned for good reason (as set forth in the table above). Under the terms of Ms. Patsley’s new CEO Employment Agreement (assuming the agreement was in effect and she was terminated as of December 31, 2012), Ms. Patsley would have been entitled to receive the following upon death or disability: bonus—$1,100,000 and accelerated vesting of stock options—$103,800. In the event of death, an additional $50,000 of life insurance would also be paid. For a description of Ms. Patsley’s severance benefits, see “Part Four — Other Important Information — Compensation Discussion and Analysis — Executive Employment Agreements —Pamela H. Patsley” in this proxy statement.

(5)	Upon retirement, death or disability, Mr. Scheible would be entitled to receive a payment under the annual cash incentive plan of $246,613, which is pro-rated due to his date of hire at April 16, 2012. Further, upon his death, Mr. Scheible would be entitled to receive life insurance proceeds provided by the Company equal to four times his annual salary calculated at an exchange rate at December 31, 2012 of GBP1 = $1.6165. Upon his disability, Mr. Scheible would be entitled to a payment equal to six months of his base salary ($242,475).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, file reports of ownership and changes in ownership of our securities with the SEC and the NYSE. Based on our records and written representations from reporting persons, we believe that all reports for directors and executive officers that were required to be filed were filed in 2012 on a timely basis.

POLICY AND PROCEDURES REGARDING TRANSACTIONS WITH RELATED PERSONS

The Audit Committee of the Board adopted our Policy and Procedures regarding Transactions with Related Persons. In accordance with our written policy, the Audit Committee is responsible for the review, approval or ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of our directors or executive officers, certain of our stockholders and any of their respective immediate family members. The policy applies to transactions in which MoneyGram is a participant, a “related person” will have a direct or indirect material interest, and the amount involved exceeds $120,000. Under the policy, management of MoneyGram is responsible for disclosing to the Audit Committee all material information related to any covered transaction prior to entering into the transaction. The Audit Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable and on terms no less favorable to MoneyGram than could be obtained in a comparable arms-length transaction with an unrelated third party.

In addition, the Purchase Agreement provides that the Company is not permitted to engage in any Affiliated Transaction (as defined in the Purchase Agreement) with the Investors, or take certain other specified actions, without approval of the Independent Directors (as defined in the Purchase Agreement).

TRANSACTIONS WITH RELATED PERSONS

The transactions set forth below include transactions involving the Company and THL and/or Goldman Sachs. THL and Goldman Sachs are each beneficial owners of more than five percent of our voting securities (on a diluted basis assuming conversion of the D Stock). As discussed herein, THL has appointed Messrs. Hagerty, Jaeckel, Lawry and Rao, who are Managing Directors of Thomas H. Lee Partners, L.P., as its Board Representatives. Because of the positions they have with THL, Messrs. Hagerty, Jaeckel, Lawry and Rao could have an indirect interest in the transactions with THL described herein.

Equity Purchase Agreement

To effect the 2008 Recapitalization, on March 17, 2008, we entered into the Purchase Agreement with the Investors, and on March 25, 2008, we completed the transactions contemplated by the Purchase Agreement. Pursuant to the Purchase Agreement, we, among other things, sold shares of B Stock to THL and shares of B-1 Stock to Goldman Sachs for an aggregate purchase price of $760 million.

The Purchase Agreement contains customary public company representations and warranties by us to the Investors and customary representations and warranties from the Investors to us. We agreed in the Purchase Agreement to indemnify the Investors and certain parties related to the Investors from and against damages relating to the authorization, execution, delivery and performance of the Purchase Agreement and documents related to the Purchase Agreement.

Pursuant to the Purchase Agreement, the Investors have certain rights with respect to representation on and observation of the Board and committees of the Board, which resulted in a change to the composition of the majority of the Board. The Purchase Agreement provides that the Investors are entitled to appoint that number of directors as is proportionate to the Investors’ common stock ownership, calculated on a fully-converted basis. For so long as the Investors are entitled to appoint Board Representatives, the Investors shall also be entitled to representation on all committees of the Board, with a minimum of one Board Representative serving on each committee of the Board, subject to certain exceptions and applicable laws and regulations. As discussed above, THL has designated Messrs. Hagerty, Jaeckel, Lawry and Rao to serve as its Board Representatives. Effective May 2011, the Goldman Sachs Investors no longer have the right to designate a director to the Company’s Board of Directors. For additional information, see “Part Two — Board of Directors and Governance — Board Representation” in this proxy statement.

The Series B Stock provided for payment of cash dividends or, at the Company’s option, the Company could accrue dividends at a higher rate in lieu of paying a cash dividend. Prior to the 2011 Recapitalization, the Company accrued all dividends on the preferred stock. In connection with the 2011 Recapitalization, the Series B Stock was converted into common stock and D Stock, as applicable, and no more dividends were payable with respect to the Series B Stock. In 2011, the Company accrued approximately $20.0 million in dividends on the B Stock and approximately $11.0 million in dividends on the B-1 Stock, which amounts were converted into shares of common stock and D Stock, as applicable, in connection with the 2011 Recapitalization. In addition, the Company paid cash dividends of $13.2 million to THL as holders of the B Stock and $7.3 million to Goldman Sachs as holders of the B-1 Stock in connection with the 2011 Recapitalization.

Equity Registration Rights Agreement/Secondary Offering

The Company and the Investors also entered into a Registration Rights Agreement, referred to herein, as amended, as the Equity Registration Rights Agreement, on March 25, 2008, with respect to the Registrable Securities, which include the Series B Stock and D Stock, and the common stock owned by the Investors and their affiliates. Under the terms of the Equity Registration Rights Agreement, we were required, after a specified holding period, to file with the SEC a shelf registration statement relating to the offer and sale of the Registrable Securities. We are obligated to keep the shelf registration statement continuously effective under the Securities Act of 1933, as amended, or the Securities Act, until the earlier of (1) the date as of which all of the Registrable Securities have been sold, (2) the date as of which each of the holders of the Registrable Securities is permitted to sell its Registrable Securities without registration pursuant to Rule 144 under the Securities Act, and (3) fifteen years. The holders of the Registrable Securities are also entitled to six demand registrations and unlimited piggyback registrations during the term of the Equity Registration Rights Agreement.

On December 14, 2010, we filed the shelf registration statement on Form S-3 that would permit the offer and sale of the Registrable Securities, as required by the terms of the Equity Registration Rights Agreement. The registration statement was declared effective by the SEC on July 7, 2011. On November 23, 2011, we completed a secondary underwritten public offering, referred to herein as the Secondary Offering, pursuant to which THL sold an aggregate of 1,714,646 shares of common stock and Goldman Sachs sold an aggregate of 7,535,354 shares of common stock at a price of $16.25 per share for an aggregate price of approximately $27.9 million and $122.4 million, respectively. On December 22, 2011, pursuant to the underwriter’s over-allotment option, THL sold an additional 493,762 shares of common stock and Goldman Sachs sold an additional 493,762 shares of common stock at a price of $16.25 per share, for an aggregate price of approximately $8.0 million and $8.0 million, respectively.

Note Purchase Agreement and Indenture

In connection with the completion of the 2008 Recapitalization, our wholly-owned subsidiary, MoneyGram Payment Systems Worldwide, Inc., or Worldwide, entered into a second amended and restated note purchase agreement, referred to herein as the Second Amended Note Purchase Agreement, dated as of March 17, 2008, with affiliates of Goldman Sachs, referred to herein as the Initial Purchasers, and THL Credit Partners L.P., a Delaware limited partnership, or THL CP. Pursuant to the Second Amended Note Purchase Agreement, the Initial Purchasers acquired from Worldwide $500 million aggregate principal amount of its 13.25 percent senior secured second lien notes due 2018, or the 2018 Notes, pursuant to an indenture, by and among MoneyGram, Worldwide, the other guarantors party thereto and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee and collateral agent. On April 7, 2008, THL CP acquired $20 million aggregate principal amount of the 2018 Notes from the Initial Purchasers.

On November 23, 2011 following the completion of the Secondary Offering, Worldwide redeemed $175.0 million aggregate principal amount of the 2018 Notes at a price of 113.25 percent of the aggregate principal amount of the 2018 Notes so redeemed, plus accrued and unpaid interest thereon. In 2012, the Company paid all accrued interest on the 2018 Notes in cash for an aggregate payment of $43.1 million. As of December 31, 2012, $325.0 million in aggregate principal amount of 2018 Notes remained outstanding. For more information regarding the 2018 Notes, see “—2013 Senior Note Purchase” below.

2011 Recapitalization

On March 7, 2011, MoneyGram entered into the Recapitalization Agreement, pursuant to which, subject to the terms and conditions set forth therein, (i) THL converted all of the shares of B Stock into shares of our common stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of Series B Participating Convertible Preferred Stock, (ii) Goldman Sachs converted all of the shares of B-1 Stock into shares of D Stock in accordance with MoneyGram’s Certificate of Designations, Preferences and Rights of Series B-1 Participating Convertible Preferred Stock, (iii) THL received 3,520,358 additional shares of our common stock and $140.8 million in cash, and (iv) Goldman Sachs received approximately 15,504 additional shares of D Stock (equivalent to 1,937,975 shares of our common stock) and $77.5 million in cash. On May 4, 2011, the Company entered into an amendment to the Recapitalization Agreement with the Investors to (i) modify the stockholder vote required for approval of the 2011 Recapitalization to be the affirmative vote of a majority of the outstanding shares of our common stock (not including shares held by THL or Goldman

Sachs or by any of our executive officers or directors) rather than the majority of such shares present in person or by proxy at the special meeting held to consider and approve, among other things, the Recapitalization Agreement and (ii) provide that the closing condition with respect to the receipt of the requisite stockholder approvals may not be waived or amended by us or any Investor. On May 18, 2011, the stockholders approved, and MoneyGram effected, the 2011 Recapitalization.

Concurrently with entering into the Recapitalization Agreement, the Company and Worldwide entered into a consent agreement with certain affiliates of Goldman Sachs who were the holders of the 2018 Notes, or the GS Note Holders, pursuant to which, in exchange for a payment of $5,000,000, the GS Note Holders agreed to enter into a supplemental indenture to the indenture governing the 2018 Notes that, among other things, amended the indenture in order to permit the 2011 Recapitalization and the cash payments under the Recapitalization Agreement. On April 19, 2011, Worldwide, the guarantors party to the indenture governing the 2018 Notes and the trustee entered into the supplemental indenture. In addition, on April 15, 2011, the syndication process was completed for a new $540 million senior secured credit facility, or the 2011 Credit Facility, consisting of a $150 million, five-year revolving credit facility and a $390 million, six-year term loan. Upon closing, the net proceeds from the term loan under the 2011 Credit Facility were used to consummate the 2011 Recapitalization and to refinance the 2008 senior facility. In November 2011, the Company entered into an amendment in connection with the 2011 Credit Facility for a $150 million incremental term loan, the proceeds of which were used in connection with the partial redemption of the 2018 Notes on November 23, 2011 discussed above.

2013 Senior Note Purchase

On March 28, 2013, Worldwide purchased all of the $325.0 million aggregate principal amount of 2018 Notes outstanding at a price equal to 106.625% of the principal amount of the 2018 Notes purchased, plus accrued and unpaid interest, using a portion of the net proceeds from the Company’s amended and restated credit agreement with Bank of America, N.A., as administrative agent, the financial institutions party thereto as lenders and the other agents party thereto, entered into on the same date. Worldwide purchased the 2018 Notes pursuant to the Note Purchase Agreement, dated March 27, 2013, among Worldwide and the GS Note Holders. Upon the closing of the Note Purchase Agreement transaction, the 2018 Notes were cancelled, and no 2018 Notes remain outstanding.

Ceridian Corporation

Messrs. Hagerty and Jaeckel serve on the board of directors of Ceridian Corporation, and Mr. Rao serves as a Board Observer. Ceridian Corporation provides payroll processing and card-related processing services to the Company. Each of Messrs. Hagerty, Jaeckel and Rao are Managing Directors of Thomas H. Lee Partners, L.P. During 2012, we paid Ceridian Corporation approximately $1.3 million for payroll and other processing services provided to the Company. THL and its affiliates beneficially own a majority of the voting stock of Ceridian Corporation.

West Interactive Corporation

In July 2011, our wholly-owned subsidiary, MoneyGram Payment Systems, Inc., entered into an agreement with West Interactive Corporation, or West Interactive, a subsidiary of West Corporation, pursuant to which West Interactive has agreed to provide infrastructure services for our global customer contact centers. Affiliates of Thomas H. Lee Partners, L.P. own more than 50 percent of West Corporation’s outstanding equity interests and have three representatives on West Corporation’s board of directors. In 2012, the Company paid West Corporation approximately $860,000 in fees for services in 2012.

Litigation Settlements

On October 10, 2012, the Court of Chancery of the State of Delaware approved the terms of a settlement of a stockholders’ derivative complaint that had been pending against the Company, THL,

Goldman Sachs, and each of the Company’s directors captioned In re MoneyGram International, Inc. Shareholder Litigation, C.A. No. 6387-VCL. The terms of the settlement are set forth in a Stipulation and Agreement of Compromise and Settlement, dated as of July 19, 2012, referred to herein as the Stipulation. The Stipulation provides for a settlement payment of $10.0 million, to be distributed pro rata to certain stockholders, net of any attorneys’ fees awarded by the court. The Company, THL, Goldman Sachs, the Company’s directors and other parties agreed to share financial responsibility for funding the settlement payment as follows: (i) the Company contributed $3.5 million; (ii) the Company’s insurer contributed $2.8 million under the Company’s director and officer liability policy; (iii) THL and the individuals nominated by THL as directors of the Company, referred to collectively herein as the THL Directors, waived all future rights to receive cash or equity compensation from the Company for services by the THL Directors or any other directors nominated by THL, and the Company contributed $2.0 million toward the settlement payment in recognition of such waiver; (iv) Goldman Sachs agreed to waive reimbursements of $1.0 million of legal fees and expenses associated with the Company’s 2011 Recapitalization, and the Company contributed this amount toward the settlement payment; and (v) other parties with rights related to the 2011 Recapitalization agreed to waive reimbursement of $0.8 million of legal fees and expenses, and the Company contributed this amount toward the settlement payment.

During 2012, THL agreed to reimburse the Company $300,000 related to amounts payable by the Company in connection with the settlement and related expenses with respect to a third party litigation matter involving a contractual dispute. As of March 22, 2013, the Company is due $193,000 remaining payable from THL in connection with this reimbursement.

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING

In order for a stockholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2014 annual meeting of stockholders, the written proposal must be received at our principal executive offices at 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, on or before December 2, 2013. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

In accordance with our Bylaws, in order for a stockholder proposal not included in our proxy statement to be properly brought before the 2014 annual meeting of stockholders, a stockholder’s notice of the matter the stockholder wishes to present must comply with the requirements set forth in our Bylaws, and specifically, must be delivered to our principal executive offices at 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Corporate Secretary, not less than 90 nor more than 120 days prior to the first anniversary of the date of this annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 8, 2014, and no later than February 7, 2014.

2012 FORM 10-K

Our 2012 Form 10-K, including financial statements for the year ended December 31, 2012, is available on the Internet at www.moneygram.com. Stockholders who wish to obtain a paper copy of our 2012 Form 10-K may do so without charge by writing to MoneyGram International, Inc., 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, Attention: Investor Relations.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at this annual meeting of stockholders. If any other business does properly come before the meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of MoneyGram.

Francis Aaron Henry

Executive Vice President, General Counsel and

Corporate Secretary

MoneyGram International, Inc.

2828 North Harwood Street

15th Floor

Dallas, Texas 75201

Telephone: (214) 999-7552

Dated: April 1, 2013

Appendix A

MONEYGRAM INTERNATIONAL, INC.

2005 OMNIBUS INCENTIVE PLAN

As Amended and Restated March 25, 2013

i

ii

iii

MONEYGRAM INTERNATIONAL, INC.

2005 OMNIBUS INCENTIVE PLAN

Section 1.    Purpose.

The purpose of the Plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s stockholders.

Section 2.    Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent, Performance Award (which may be settled in stock or in cash), Stock Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. An Award Agreement may be in an electronic medium and need not be signed by a representative of the Company or the Participant. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Change in Control” shall have the meaning ascribed to such term in an Award Agreement, or any other applicable employment, severance or change in control agreement between the Participant and the Company.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(g) “Committee” shall mean the Human Resources and Nominating Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan.

(h) “Company” shall mean MoneyGram International, Inc., a Delaware corporation, or any successor corporation.

(i) “Covered Employee” means an Employee who is, or could be, a “covered employee” within the meaning of Code Section 162(m)(3) and the regulations and interpretive guidance promulgated thereunder.

(j) “Director” shall mean a member of the Board.

(k) “Dividend Equivalent” shall mean any right granted under Section 6(d) of the Plan.

(l) “Eligible Person” shall mean any employee, officer, consultant, advisor or non-employee Director providing services to the Company or any Affiliate whom the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.

(m) “Established Securities Market” shall mean a national securities exchange that is registered under Section 6 of the Exchange Act; a foreign national securities exchange that is officially recognized, sanctioned, or supervised by governmental authority; and any over-the-counter market that is reflected by the existence of an interdealer quotation system.

(n) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” shall mean, as of any date, the value of the Shares determined using a method consistent with the definition of fair market value found in Treas. Reg. § 1.409A-1(b)(5)(iv) and any regulatory interpretations promulgated thereunder and will be determined using a method that is a presumptively reasonable valuation method thereunder, as determined below.

(i) On any date on which Shares are readily tradable on an Established Securities Market, if the Shares are admitted to trading on an exchange or market for which closing prices are reported on any date, Fair Market Value may be determined based on the last sale before or the first sale after the date of grant of an Award; the closing price on the trading day before the date of grant of an Award or on the date of grant; the average of the high and low sales prices of the Shares on the New York Stock Exchange as reported in the consolidated transaction reporting system on such date; or may be based on an average selling price during a specified period that is within 30 days before or 30 days after the date of grant of an Award, provided that the commitment to grant an Award based on such valuation method must be irrevocable before the beginning of the specified period, and such valuation method must be used consistently for grants of Awards under the same and substantially similar programs.

(ii) If the Shares are readily tradable on an Established Securities Market but closing prices are not reported, Fair Market Value may be determined based upon the average of the highest bid and lowest asked prices of the Shares reported on the trading day before the date of grant of an Award or on the date of grant; or may be based upon an average of the highest bid and lowest asked prices during a specified period that is within 30 days before or 30 days after the date of grant of an Award, provided that the commitment to grant an Award based on such valuation method must be irrevocable before the beginning of the specified period, and such valuation method must be used consistently for grants of Awards under the same and substantially similar programs.

(iii) If the Shares are not readily tradable on an Established Securities Market, the Committee will determine the Fair Market Value through the reasonable application of a reasonable valuation method based on the facts and circumstances as of the valuation date, including, at the election of the Committee, by an independent appraisal that meets the requirements of Code Section 401(a)(28)(C) and the regulations promulgated thereunder as of a date that is no more than 12 months before the relevant transaction to which the valuation is applied (for example, an Option’s date of grant) and such determination will be conclusive and binding on all persons.

(p) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(q) “Insider” means an individual subject to Section 16 of the Exchange Act and includes an Officer, a Director, or any other person who is directly or indirectly the Beneficial Owner of more than 10% of any class of any equity security of the Company (other than an exempted security) that is registered pursuant to Section 12 of the Exchange Act.

(r) “Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

(s) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(t) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(u) “Other Stock-Based Award” shall mean any right granted under Section 6(g) of the Plan.

(v) “Outside Director” means a Director who is an “outside director” within the meaning of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Treasury Regulations.

(w) “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(x) “Performance Award” shall mean any right granted under Section 6(e) of the Plan.

(y) “Performance Goals” shall mean performance goals based on one or more of the following performance criteria, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit or line of business basis: sales (including growth or growth rate); revenue (including growth or growth rate); costs; expenses; earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings); earnings per share (including growth or growth rate); earnings per share from continuing operations; operating income; pre-tax income; operating income margin; net income (including income after capital costs and income before or after taxes); margins (including one or more of gross, operating and net income margins); returns (including one or more of return on actual or proforma assets, average assets, net assets, equity, investment, capital and net capital employed); risk-adjusted return on capital or invested capital; weighted average cost of capital; stockholder return (including total stockholder return relative to an index or peer group); stock price (including growth measures or rates); economic value added; cash generation; cash flow; operating cash flow; free cash flow; unit volume; working capital; market share (in aggregate or by region); cost reductions; strategic plan development and implementation; total market value; and value measures, including ethics compliance, regulatory compliance, employee satisfaction and customer satisfaction. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. Specific goals need not be based on increases or positive results, but may be based on maintaining the status quo or limiting economic losses. Pursuant to rules and conditions adopted by the Committee on or before the earlier of the 90th day after the commencement of the period of service or 25% of the period of service of the applicable performance period for which Performance Goals are established, the Committee may appropriately adjust any evaluation of performance under such goals to exclude the effect of certain events, including any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

(z) “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(aa) “Plan” shall mean this MoneyGram International, Inc. 2005 Omnibus Incentive Plan, as amended from time to time.

(bb) “Qualifying Termination” shall have the meaning ascribed to it in any applicable Award Agreement, and, if not defined in any applicable Award Agreement, shall mean termination of employment under circumstances that, in the judgment of the Committee, warrant acceleration of the exercisability of Options or Stock Appreciation Rights or the lapse of restrictions relating to Restricted Stock, Restricted Stock Units or other Awards under the Plan. Without limiting the generality of the foregoing, a Qualifying Termination may apply to large scale terminations of employment relating to the disposition or divestiture of business or legal entities or similar circumstances.

(cc) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(dd) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(ee) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.

(ff) “Section 162(m)” shall mean Section 162(m) of the Code and the applicable Treasury Regulations promulgated thereunder.

(gg) “Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.

(hh) “Shares” shall mean shares of common stock, par value of $0.01 per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(ii) “Specified Employee” shall mean a specified employee as defined in Section 409A(a)(2)(B) of the Code.

(jj) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

(kk) “Stock Award” shall mean any Share granted under Section 6(f) of the Plan.

Section 3.     Administration.

(a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement, provided, however, that, except as otherwise provided in Section 4(c) hereof, the Committee shall not reprice, adjust or amend the exercise price of Options or the grant price of Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant, or any other means; (vi) accelerate the exercisability of any Award or the lapse of restrictions relating to any Award; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder of the Award or the Committee; (ix) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.

(b) Committee Composition when Shares are Registered. Whenever the Shares are required to be registered under Section 12 of the Exchange Act, in the discretion of the Board, the Committee may consist solely of two or more Non-Employee Directors who are also Outside Directors. Although the Company generally expects to have the Plan administered in accordance with the requirements for the award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, the Board will have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3, Code Section 162(m), or both. If, however, the Board intends to satisfy both exemption requirements, with respect to Awards to any Covered Employee or to any Officer or Director, the Committee must at all times consist solely of two or more Non-Employee Directors who are also Outside Directors. Nothing herein is intended to create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a committee of the Board that does not at all times consist solely of two or more Non-Employee Directors who are also Outside Directors.

(c) Delegation. Within the scope of such authority, the Board or the Committee may (A) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Awards to eligible persons who are either (x) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award or (y) not persons with respect to whom the Company wishes to comply with Code Section 162(m), or (B) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then Insiders. In addition, the Committee may authorize one or more officers of the Company to grant Options under the Plan, subject to the limitations of Section 157 of the Delaware General Corporation Law; provided, however, that such officers shall not be authorized to grant Options to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act.

(d) Power and Authority of the Board of Directors. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Section 162(m) of the Code.

Section 4.    Shares Available for Awards.

(a) Shares Available. Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall be 12,925,000. Prior to this amendment and restatement, an aggregate of 7,125,000 Shares were reserved for issuance under the Plan. This amendment and restatement authorizes an additional 5,800,000 Shares that may be issued in connection with Awards under the Plan, of which no more than 2,500,000 Shares may be issued in connection with Awards other than Options and Stock Appreciation Rights. Shares to be issued under the Plan will be authorized but unissued Shares, or Shares that have been reacquired by the Company and designated as treasury shares. If an Award terminates or is forfeited or cancelled without the issuance of any Shares, or if any Shares covered by an Award or to which an Award relates are not issued for any other reason, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such termination, forfeiture, cancellation or other event, shall again be available for granting Awards under the Plan. If Shares of Restricted Stock are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award of Restricted Stock, to the extent of any such forfeiture or reacquisition by the Company, shall again be available for granting Awards under the Plan. On and after the Effective Date of this Amended and Restated Plan, Shares that are withheld in full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award shall not be available again for the grant of Awards under the Plan.

(b) Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.

(c) Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d) of the Plan.

(d) Award Limitations Under the Plan.

(i) Section 162(m) Limitation for Options and Stock Appreciation Rights. No Eligible Person may be granted Options, Stock Appreciation Rights or any other Award or Awards under the Plan, the value of which Award or Awards is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than 1,500,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan) in the aggregate in any calendar year.

(ii) Section 162(m) Limitation for Performance Awards Denominated in Shares. No Eligible Person may be granted Performance Awards denominated in Shares (including, without limitation, Restricted Stock and Restricted Stock Units, whether payable in cash, Shares or other property), and which are intended to represent “qualified performance-based compensation” with the meaning of Section 162(m), for more than 350,000 Shares (subject to adjustment as provided for in Section  4(c) of the Plan), in the aggregate in any calendar year.

(iii) Section 162(m) Limitation for Performance Awards Denominated in Cash. The maximum amount payable pursuant to all Performance Awards denominated in cash to any Participant in the aggregate in any calendar year shall be $5,000,000 in value. This limitation does not apply to any Award subject to the limitation contained in Section 4(d)(i) or Section 4(d)(ii) of the Plan.

(iv) Limitation on Awards Granted to Non-Employee Directors. No Director who is not also an employee of the Company or an Affiliate may be granted Awards in the aggregate in any calendar year for more than 50,000 Shares, subject to adjustment as provided in Section 4(c) of the Plan.

(v) Limitation on Incentive Stock Options. The number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 1,000,000, subject to adjustment as provided in Section 4(c) of the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision.

Section 5.    Eligibility.

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision. Further, notwithstanding the foregoing, Options and Stock Appreciation Rights shall not be granted to an Eligible Person providing direct services to an Affiliate unless the Company has a “controlling interest” in such Affiliate within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)(1).

Section 6.    Awards.

(a) Options. The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a per share exercise price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii) Option Term. The term of each Option shall be fixed by the Committee but shall not be longer than 10 years from the date of grant.

(iii) Time and Method of Exercise. The Committee will determine the time or times when an Option will be exercisable by the Participant and will specify such terms in the Award Agreement. The Participant may exercise a vested Option in accordance with the terms of the Award Agreement by paying the exercise price of Shares acquired pursuant to an Option, to the extent permitted by applicable statutes and regulations, either (a) in cash or by check for immediately available funds at the time the Option is exercised or (b) in the Committee’s discretion, and upon such terms as the Committee approves: (i) by delivery to the Company of other Shares, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the exercise price (or portion thereof) due for the number of Shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific Shares held by the Participant that have a Fair Market Value on the date of attestation equal to the exercise price (or portion thereof) and receives a number of Shares equal to the difference between the number of Shares thereby purchased and the number of identified attestation Shares (a “Stock for Stock Exchange”); (ii) during any period for which the Shares are readily tradable on an Established Securities Market, by a copy of instructions to a broker directing such broker to sell the Shares for which such Option is exercised, and to remit to the Company the aggregate exercise price of such Options (a “Cashless Exercise”); (iii) subject to the discretion of the Committee, upon such terms as the Committee shall approve, by notice of exercise including a statement directing the Company to retain such number of Shares from any transfer to the Participant (“Stock Withholding”) that otherwise would have been delivered by the Company upon exercise of the Option having a Fair Market Value equal to all or part of the exercise price of such Option exercise, or (iv) in any other form of legal consideration that may be acceptable to the Committee, including without limitation with a full-recourse promissory note; provided, however, if applicable law requires, the Participant shall pay the par value (if any) of Shares, if newly issued, in cash or cash equivalents. The interest rate payable under the terms of the promissory note may not be less than the minimum rate (if any) necessary to avoid the imputation of additional interest under the Code. Subject to the foregoing, the Committee (in its sole discretion) shall specify the term, interest rate, amortization requirements (if any) and other provisions of such note. Unless the Committee determines otherwise, the holder shall pledge to the Company Shares having a Fair Market Value at least equal to the principal amount of any such loan as security for payment of the unpaid balance of the loan and such pledge must be evidenced by a pledge agreement, the terms of which the Committee shall determine, in its discretion; provided, however, that each loan must comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction. Unless the Committee determines otherwise, the purchase price of Shares acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Shares acquired, directly or indirectly from the Company, will be paid only by Shares of the Company that have been held for any period of time as may be required to avoid a charge to earnings for financial accounting purposes. Notwithstanding the foregoing, during any period for which the Company has any class of its securities listed on a national securities exchange in the United States, has securities registered under Section 12 of the Exchange Act, is required to file reports under Section 13(a) or 15(d) of the Exchange Act, or has a registration statement pending under the Exchange Act, an exercise with a promissory note or other transaction by a Participant that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit that is prohibited by Section 402(a) of the Sarbanes-Oxley Act (codified as Section 13(k) of the Exchange Act) is prohibited with respect to any Option under the Plan. Unless otherwise provided in the terms of an Award Agreement, payment of the exercise price by a Participant who is subject to Section 16 of the Exchange Act (including any officer, Director, or any individual who beneficially owns, directly or indirectly, more than 10% of any class of any equity security of the Company (other than an exempted security) that is registered pursuant to Section 12 of the Exchange Act) in the form of a Stock for Stock Exchange is subject to pre-approval by the Committee, in its sole discretion. The Committee shall document any such pre-approval in a manner that complies with the specificity requirements of Rule 16b-3, including the name of the Participant involved in the transaction, the nature of the transaction, the number of shares to be acquired or disposed of by the Participant and the material terms of the Options involved in the transaction

(b) Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a per share grant price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Restricted Stock and Restricted Stock Units. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. The minimum vesting period of such Awards shall be three years from the date of grant, unless the Award is conditioned on performance of the Company or an Affiliate or on personal performance (other than continued service with the Company or an Affiliate), in which case the Award may vest over a period of at least one year from the date of grant; provided, however, that such minimum vesting period shall not apply to grants of up to 200,000 shares of Restricted Stock and Restricted Stock Units to non-employee Directors. Notwithstanding the foregoing, and subject to Section 6(h)(vii), the Committee may permit acceleration of vesting of such Awards in the event of the Participant’s death, disability or retirement or a Change in Control of the Company.

(ii) Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, unless otherwise subject to a deferral condition that complies with Section 409A of the Code, such Shares shall be issued and delivered to the holder of the Restricted Stock Units not later than (A) the later of (x) the date that is 2 1/2 months after the end of the Participant’s taxable year for which the restricted period ends and the Restricted Stock Units are no longer subject to a substantial risk of forfeiture, or (y) the date that is 2 1/2 months after the end of the Company’s taxable year for which the restricted period ends and the Restricted Stock Units are no longer subject to a substantial risk of forfeiture; or (B) such earlier date as may be necessary to avoid application of Section 409A of the Code to such Award.

(iii) Forfeiture. Except as otherwise determined by the Committee, upon a Participant’s termination of employment or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units held by the Participant at such time shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(d) Dividend Equivalents. The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine; provided, however, that no such Dividend Equivalents may be granted in tandem with, linked to, contingent upon or otherwise payable on the exercise of, any Option or Stock Appreciation Right.

(e) Performance Awards. The Committee is hereby authorized to grant to Eligible Persons Performance Awards which are intended to be “qualified performance-based compensation” within the meaning of Section 162(m). A Performance Award granted under the Plan may be payable in cash or in Shares (including, without limitation, Restricted Stock). Performance Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. The Committee shall also certify in writing that such Performance Goals have been met prior to payment of the Performance Awards to the extent required by Section 162(m).

(f) Stock Awards. The Committee is hereby authorized to grant to Eligible Persons Shares without restrictions thereon, as deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Stock Awards may have such terms and conditions as the Committee shall determine.

(g) Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and the Award Agreement. Shares, or other securities delivered pursuant to a purchase right granted under this Section 6(g), shall be purchased for consideration having a value equal to at least 100% of the Fair Market Value of such Shares or other securities on the date the purchase right is granted. The consideration paid by the Participant may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), as the Committee shall determine.

(h) General.

(i) Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

(ii) Awards May Be Granted Separately or Together. Except as otherwise set forth herein, Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii) Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

(iv) Term of Awards. The term of each Award shall be for a period not longer than 10 years from the date of grant.

(v) Limits on Transfer of Awards. Except as otherwise provided by the Committee or the terms of this Plan, no Award and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death. The Committee, in its discretion and subject to such additional terms and conditions as it determines, may permit a Participant to transfer a Non-Qualified Stock Option to (a) any “family member” (as such term is defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended) at any time that such Participant holds such Option, provided that such transfers may not be for value (i.e., the transferor may not receive any consideration therefor) and the family member may not make any subsequent transfers other than by will or by the laws of descent and distribution, or (b) such other transferees as may be determined by the Committee in its sole discretion. Each Award under the Plan or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto relating to a Non-Qualified Stock Option) or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(vi) Restrictions; Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

(vii) Section 409A Provisions. Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A of the Code and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a Change in Control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such Change in Control, disability or separation from service meet the definition of a change in ownership or control, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is 6 months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.

Section 7.    Amendment and Termination; Corrections.

(a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the stockholders of the Company shall be required for any amendment to the Plan that:

(i) requires stockholder approval under the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company;

(ii) increases the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;

(iii) increases the number of shares subject to the limitations contained in Section 4(d) of the Plan;

(iv) permits repricing of Options or Stock Appreciation Rights which is prohibited by Section 3(a)(v) of the Plan;

(v) permits the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Sections 6(a)(i) and 6(b)(ii) of the Plan; or

(vi) would cause Section 162(m) of the Code to become unavailable with respect to the Plan.

(b) Amendments to Awards. Subject to the provisions of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided in the Plan, the Committee may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof. For the avoidance of doubt, a cancellation of an Award where the Participant receives a payment equal in value to the Fair Market Value of the vested Award or, in the case of vested Options or Stock Appreciation Rights, the difference between the Fair Market Value and the exercise price, is not an impairment of the Participant’s rights that requires consent of the Participant. The Company intends that Awards under the Plan shall satisfy the requirements of Section 409A to avoid any adverse tax results thereunder, and the Committee shall administer and interpret the Plan and all Award Agreements in a manner consistent with that intent. If any provision of the Plan or an Award Agreement would result in adverse tax consequences under Section 409A, the Committee may amend that provision (or take any other action reasonably necessary) to avoid any adverse tax results and no action taken to comply with Section 409A shall be deemed to impair or otherwise adversely affect the rights of any holder of an Award or beneficiary thereof. Notwithstanding anything herein to the contrary, none of the Committee, the Board or the Company will have any liability to any Participant or any other Person as to (i) any tax consequences expected, but not realized, by a Participant or any other Person due to the receipt, exercise, or settlement of any Award granted hereunder; or (ii) the failure of any Award to comply with Section 409A of the Code.

(c) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8.    Income Tax Withholding.

In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 9.     General Provisions.

(a) No Rights to Awards. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements. No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant, or until such Award Agreement is delivered and accepted through any electronic medium in accordance with procedures established by the Company.

(c) No Rights of Stockholders. Except with respect to Restricted Stock and Stock Awards, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until the Shares have been issued.

(d) No Limit on Other Compensation Plans or Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(e) No Right to Employment or Directorship. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a Director to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f) Governing Law. The internal law, and not the law of conflicts, of the State of Delaware, shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.

(g) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(h) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.

(j) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 10.    Effective Date of the Plan.

The original effective date of the Plan was May 10, 2005. The effective date of this amended and restated Plan is March 25, 2013, the date on which the Board adopted the Plan (the “Effective Date”). Solely with respect to the additional Shares authorized under the amended and restated Plan and the extension of the term of the Plan in Section 11, no Award granted on or after the Effective Date may be exercised (or, in the case of an Award denominated in Shares, may be granted) unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted by the Board. The amended and restated Plan shall be subject to approval by the stockholders of the Company at the annual meeting of stockholders of the Company to be held on May 8, 2013 and, if approved, the amended and restated Plan shall be effective as of the Effective Date. If the stockholders of the Company fail to approve the amended and restated Plan, the terms of the Plan, as approved by stockholders prior to the amendment and restatement of the Plan, will continue to be effective.

Section 11.    Term of the Plan.

The Plan will terminate automatically at midnight on March 24, 2023, the day before the 10th anniversary of the Effective Date, unless terminated before then by the Board. No Award may be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date and will continue to be governed by the terms of the Plan in effect immediately prior to the termination. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 7 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

MONEYGRAM INTERNATIONAL, INC.
2828 NORTH HARWOOD STREET
15th FLOOR
DALLAS, TX 75201

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain

01	J. Coley Clark	☐	☐	☐

02	Victor W. Dahir	☐	☐	☐

03	Antonio O. Garza	☐	☐	☐	NOTE: In their discretion, the proxies named on the reverse side of this card are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
04	Thomas M. Hagerty	☐	☐	☐
05	Seth W. Lawry	☐	☐	☐

06	Pamela H. Patsley	☐	☐	☐

07	Ganesh B. Rao	☐	☐	☐

08	W. Bruce Turner	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	Amendment to the MoneyGram International, Inc. 2005 Omnibus Incentive Plan.	☐	☐	☐
3.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date					Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

MONEYGRAM INTERNATIONAL, INC.

Annual Meeting of Stockholders

Wednesday, May 8, 2013

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Pamela H. Patsley and Francis Aaron Henry, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of MONEYGRAM INTERNATIONAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 A.M., Central Time, on May 8, 2013 in the Rosewood Crescent Hotel, Salons A/B, located at 400 Crescent Court, Dallas, Texas 75201 and any adjournment or postponement thereof.

Attention participants in the MoneyGram International, Inc. 401(k) Plan: If you are a participant in MoneyGram’s 401(k) plan, your proxy will serve as a voting instruction to the Independent Fiduciary, Fiduciary Counselors. The Independent Fiduciary shall instruct the Trustee, Wells Fargo Bank N.A. The Independent Fiduciary shall follow each participant’s instructions unless it determines that doing so would be contrary to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). If no voting instructions are received from a participant in the 401(k) plan, the Trustee will vote those shares in accordance with the majority of shares voted in the 401(k) plan for which instructions were received, unless the Independent Fiduciary determines that doing so would be contrary to ERISA and instructs the Trustee to vote such shares differently. Your proxy must be received no later than 11:59 P.M., Eastern Time, on May 3, 2013 so that the Trustee has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side